Exhibit 1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

23ANDME HOLDING CO.

and

THE DIRECT AND INDIRECT SUBSIDIARIES OF 23ANDME HOLDING CO.

and

TTAM RESEARCH INSTITUTE

DATED AS OF JUNE 13, 2025

EXHIBITS

Exhibit A	Assumption Agreement
Exhibit B	General Assignment
Exhibit C	Intellectual Property Assignment Agreement

SCHEDULES

Schedule 1.1	Assumed Leased Real Property
Seller Disclosure Schedules

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (collectively with the Exhibits and Schedules referred to herein, and as amended, restated, or modified from time to time, this “Agreement”) is made as of the 13th day of June, 2025 (the “Execution Date”), by and among 23ANDME HOLDING CO., a Delaware corporation (the “Company”), the Additional Sellers (as defined below) (together with the Company, collectively, the “Sellers,” and each, individually, a “Seller”), and TTAM Research Institute, a California nonprofit public benefit corporation (“Purchaser”).

WHEREAS, Sellers are engaged in the Business (as defined below);

WHEREAS, on March 23, 2025 (the “Petition Date”), Sellers commenced the Bankruptcy Cases (as defined below) and Sellers intend to seek approval of and authorization for a sale and transfer of Sellers’ assets (other than certain excluded assets) to the Person(s) submitting the highest or otherwise best bid(s) for those assets in a process approved by the Bankruptcy Court (as defined below) (the “Sale Process”) and to be consummated in accordance with the Bidding Procedures Order (as defined below) and the Final Proposals Order (as defined below) and pursuant to the Sale Order (as defined below);

WHEREAS, Purchaser desires to purchase from Sellers the Acquired Assets (as defined below) through the Sale Process (the “Sale”), in exchange for the Purchase Price (as defined below) and Purchaser’s assumption of the Assumed Liabilities (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Seller has determined, in the exercise of its business judgment, that the sale to Purchaser as contemplated herein is the highest or otherwise best bid for the Acquired Assets, and therefore it is advisable and in the best interest of the estates and the beneficiaries of their estates to enter into this Agreement and to consummate the transactions contemplated hereby, which has been approved by such Seller’s applicable governing body; and

WHEREAS, each Seller and Purchaser hereby acknowledge and agree that, except as expressly provided herein to the contrary, the transactions contemplated by this Agreement are subject to the Bankruptcy Court’s approval of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Sellers and Purchaser each agree as follows:

ARTICLE I

Definitions

Section 1.1          Certain Definitions.  Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Bidding Procedures (as defined below) as in effect at the date hereof or as such terms may be modified with the approval of Sellers and Purchaser.  In this Agreement and any Exhibit or Schedule hereto, the following capitalized terms have the following respective meanings:

“2023 Security Incident” has the meaning set forth in Section 5.1(l)(iv) of the Seller Disclosure Schedules.

“23andMe Marks” means all Trademarks owned by Sellers, including those Trademarks consisting of or containing the word “23andMe,” and including the Trademarks set forth in Section 5.1(k) of the Seller Disclosure Schedule.

“Accounts Receivable” means, with respect to each Seller, all accounts receivable, notes receivable, purchase orders, negotiable instruments, completed work or services that have not been billed, chattel paper, notes and other rights to payment, including those consisting of all accounts receivable in respect of services rendered or products sold to customers by such Seller, any other miscellaneous accounts receivable of such Seller, and any Claim, remedy or other right of such Seller related to any of the foregoing.

 “Acquired Assets” means all of the properties, rights, title, interests and other tangible and intangible assets that Sellers own or possess (other than the Excluded Assets) (wherever located and whether or not required to be reflected on a balance sheet) as the same shall exist on the Closing Date, including (but not limited to):

(a)         subject to Section 2.5 and Section 7.3, all Leased Real Property listed on Schedule 1.1 (the “Assumed Leased Real Property”) of the Sellers;

(b)          the Acquired Tangible Personal Property;

(c)          the Acquired Intellectual Property;

(d)          the Industry Data;

(e)          all intangible assets of such Seller that are not Intellectual Property, including goodwill and going-concern value;

(f)           subject to Section 2.5 and Section 7.3, the Transferred Contracts and the applicable Seller’s rights thereunder;

(g)         all Accounts Receivable and all other rights of such Seller to receive or recoup, whether by offset or netting against production from the Acquired Assets and the proceeds thereof or otherwise, amounts owed by Persons other than Sellers and their Affiliates with respect to the Acquired Assets, in each case except those designated as Excluded Assets;

(h)          all rights with respect to royalties and similar payment obligations of any third party to any Seller, under any Transferred Contract;

(i)          all rights of such Seller in any documents, drawings, diagrams, data, logs and records, operating, maintenance and safety manuals, privacy policies, informed consents, waivers and protocols, sales order files, purchase order files, test specifications and validation procedures, present vendor, contractor, subcontractor, client, customer and supplier lists, pricing information, sales and promotional literature and paper work and business files of such Seller and other books and records (including personnel, employment and Assumed Benefit Plan records), in each case, to the extent related to the Business or the Acquired Assets, and non-income Tax Returns, records and workpapers that relate solely to one or more Acquired Assets, in each case, whether stored or archived in any server, computer, laptop, network, system or other electronic data base or by other means, including the Seller Data, but excluding the Excluded Books and Records (collectively, the “Business Books and Records”); provided, that such Seller shall provide to Purchaser copies (whether in hard or electronic form) of such Business Books and Records and shall retain originals; provided, further, that all personnel and employment records considered Business Books and Records shall be limited solely to such documents that concern the Transferred Employees; provided, further, that “Business Books and Records” shall exclude (x) the Industry Data (which is the subject of clause (d)) and all Intellectual Property rights of Sellers (which is the subject of clause (c)) and (y) any Excluded Books and Records;

(j)          subject to clause (r) below, all rights, claims, demands, causes of action, rights of recovery or setoff and counterclaims of any Seller against any other Person arising in the Ordinary Course of Business (except with respect to any Purchaser Affiliate or any Affiliate or Insider of any Seller and, subject to clause (r) below, any Avoidance Actions);

(k)         to the extent their transfer is permitted under applicable Laws and/or by the applicable Governmental or Regulatory Authority and subject to Section 7.3, all Permits held by such Seller (the “Transferred Permits”);

(l)            all unexpired warranties, indemnities and guarantees in favor of such Seller made or given by manufacturers, contractors, consultants, vendors, suppliers and other third parties;

(m)         all claims, deposits, refunds, rebates, prepaid items and expenses of such Seller paid prior to the Closing, including, but not limited to, Tax refunds, rebates, abatements, deposits, prepayments, attributes or credits and deferred Tax assets to the extent transferable under applicable Law, in each case except those designated as Excluded Assets;

(n)          all supplies owned by such Seller;

(o)         all rights of any Seller to collect damages from any Person (other than any Seller, Purchaser Affiliate or an Affiliate or Insider of any Seller) for past, present or future misappropriation, infringement, or other violation of Acquired Intellectual Property;

(p)          solely to the extent transferable, all of any Seller’s insurance policies and related Contracts and all rights thereunder (including, the right to make claims thereunder and to the proceeds thereof) other than (i) with respect to pending claims under any such insurance policies to the extent relating to any Excluded Assets or Excluded Liabilities, (ii) any directors and officers insurance policies, and (iii) any cyber security insurance policies, and, with respect to the foregoing clauses (i) through (iii), all rights and benefits of any nature of Sellers, including all proceeds and rights to assert claims under such insurance policies;

(q)          the sponsorship of, and all rights, titles, interests and assets associated with, all Assumed Benefit Plans and any related trusts, insurance policies or other assets funded thereunder;

(r)         all Avoidance Actions against counterparties to Transferred Contracts, which for the avoidance of doubt, shall exclude than any Avoidance Actions against (i) any counterparties to rejected contracts or leases, (ii) any Purchaser Affiliate, or (iii) any Affiliate or Insider of any Seller; and

(s)          all rights under all confidentiality agreements with prospective purchases of the Business or any portion thereof, in each case to the extent related to the Business.

“Acquired Intellectual Property” means all Intellectual Property owned by any Seller, but excluding any Excluded Assets.

“Acquired Tangible Personal Property” means all fixed assets, equipment, equipment spare parts, machinery, fixtures, tools, furniture and furnishings, consumables, inventory, parts, computers, supplies and other tangible personal property owned or possessed by any Seller.

“Action” means any claim, charge, demand, action, cause of action, suit, litigation, arbitration, audit, inquiry, investigation, hearing or proceeding.

“Additional Sellers” means, collectively, and each individually, an “Additional Seller,” (a) 23andMe, Inc., a Delaware corporation, (b) Lemonaid Health, Inc., a Delaware corporation, (c) 23andMe Pharmacy Holdings, Inc., a Delaware corporation, (d) Lemonaid Pharmacy Holdings Inc., a Delaware corporation, (e) LPharm RX LLC, a Delaware limited liability company, (f) LPharm INS LLC, a Delaware limited liability company, (g) LPharm CS LLC, a Delaware limited liability company, (h) Lemonaid Community Pharmacy, Inc., a Missouri corporation, (i) LPRXOne LLC, a Missouri limited liability company, (j) LPRXTwo LLC, a Missouri limited liability company, and (k) LPRXThree LLC, a Missouri limited liability company.

“Adversary Proceeding” has the meaning set forth in Section 11.8.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract, provided in the case of any Seller, “Affiliate” shall not be deemed to include Anne Wojcicki, ABeeC 2.0, LLC, AW Aqua LLC, the ANNE WOJCICKI REVOCABLE TRUST U/A/D 9/2/09, AS AMENDED AND RESTATED, The Anne Wojcicki Foundation, Purchaser or any affiliate thereof.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” means any transaction or series of transactions, whether a going concern sale, liquidation or otherwise, that involves a sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, plan of arrangement, issuance, financing, recapitalization, amalgamation, liquidation or other similar transaction, including a plan of reorganization or liquidation approved by the Bankruptcy Court, or resulting from the Auction or Final Bidding Round, of a material portion of the Acquired Assets in one transaction or a series of transactions with one or more Persons other than the Purchaser or its Affiliates.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws or Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Benefit Plan” means each Benefit Plan, if any, designated by Purchaser, in its sole and absolute discretion prior to Closing, as an Assumed Benefit Plan.

“Assumed Leased Real Property” has the meaning set forth in the definition of Acquired Assets.

“Assumed Liabilities” means all of the following (and only the following) Liabilities and obligations of each Seller:

(a)          all Liabilities for payment and performance under any Transferred Contract and Transferred Permit that is an Acquired Asset, but, except with respect to any Cure Amounts expressly assumed by Purchaser pursuant to clause (b) below, only to the extent such liabilities and obligations (i) relate to payment or performance from the period beginning from and after the Closing and (ii) do not arise from or relate to any breach prior to the Closing by a Seller or an Affiliate thereof of such Transferred Contract or Transferred Permit;

(b)          all Liabilities for payment of the Cure Amounts, subject to the Cure Amounts Cap set forth in Section 2.5(b);

(c)          all Liabilities arising from the ownership or operation of the Acquired Assets by Purchaser, in each case, for periods after the Effective Time;

(d)          all Liabilities related to, resulting from or arising out of, prior to, on or after the Effective Time, any (i) unredeemed refund amounts, (ii) customer deposits, or (iii) customer promotions and loyalty programs;

(e)          the sponsorship of and all Liabilities and obligations of each Seller at any time arising under, pursuant to, related to or in connection with sponsorship of the Assumed Benefit Plans;

(f)          all current Liabilities and obligations relating to or arising under ordinary course trade payables related to the Acquired Assets, to the extent accrued (x) from and after the Effective Time or (y) after the Petition Date and prior to the Effective Time in the ordinary course and, so long as such payables are not aged beyond their terms;

(g)        (i) Liabilities for Taxes relating to the Acquired Assets for any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date as determined pursuant to Section 7.13(b) and (ii) any Taxes that Purchaser bears under Section 12.13;

(h)        all Liabilities and obligations arising out of any existing or pre-paid subscriptions or previously purchased kits that have been provided to customers of the Business in the Ordinary Course of Business prior to the Closing, including the obligation to complete the related kit tests and provide results to such customers in the Ordinary Course of Business; and

(i)         all Liabilities relating to the Transferred Employees to the extent solely resulting from the employment of such individuals by Purchaser or its Affiliates after the Closing Date.

“Assumption Agreement” means the Assumption Agreement in the form attached hereto as Exhibit A.

“Auction” has the meaning set forth in the Bidding Procedures.

“Avoidance Actions” means any actual and/or potential Claim, right or cause of action of any Seller arising under chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code and any similar state or federal statutes and common Law relating to Sellers, the Acquired Assets, the Transferred Contracts or the Assumed Liabilities.

“Backup Bidder” has the meaning set forth in the Bidding Procedures.

“Bankruptcy Cases” has the meaning set forth in Section 11.1.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” has the meaning set forth in Section 11.1.

“Benefit Plan” means (a) any “employee benefit plan” as defined in Section 3(3) of the ERISA (whether or not subject to ERISA) and (b) any other pension, retirement, profit-sharing, savings, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, benefit, excess benefit, incentive, equity interest, equity bonus, equity purchase, restricted equity, equity ownership, equity appreciation, phantom equity, savings and thrift, cafeteria, reimbursement, health savings, flexible spending, compensation, welfare, sick leave, vacation, medical, dental, hospitalization, vision, disability, accidental death and dismemberment, life insurance, death benefit, collective bargaining agreement or other agreement with any works council or similar association, post-retirement, transaction bonus, periodic bonus, termination, fringe benefit, perquisite or change of control plan, program, policy, agreement, contract or arrangement, in each case, (i) under which any Business Employee (or any dependent or beneficiary thereof) has any present or future right to compensation or benefits, (ii) that is maintained, sponsored or contributed to by Sellers or any of their Affiliates, or with respect to which Sellers or any of their Affiliates have any obligation to maintain, sponsor or contribute, or (iii) with respect to which Sellers or any of their Affiliates have any direct or indirect liability, whether contingent or otherwise (other than any plan or program maintained by a Governmental or Regulatory Authority to which any Seller is required to contribute pursuant to applicable law).

“Bidding Procedures” means the procedures governing the Auction and Sale Process, as approved by the Bankruptcy Court pursuant to the Bidding Procedures Order and attached as Exhibit 1 to the Bidding Procedures Order, and as amended from time to time subject to and in accordance with their respective terms.

“Bidding Procedures Order” means the order entered by the Bankruptcy Court on March 28, 2025, approving the Bidding Procedures, as modified by the Final Proposals Order.

“Borrower” has the meaning set forth in the DIP Documents.

“Business” means the business of providing (a) direct-to-consumer genetic testing and analytics and genomic sequencing; (b) research services based on the Company’s database of genetic and phenotypic information and biological samples provided by customers who have consented to be included in research; and (c) the Lemonaid Business.

“Business Books and Records” has the meaning set forth in clause (i) within the definition of Acquired Assets.

“Business Day” means a day (other than a Saturday, Sunday or national holiday) on which commercial banks in the State of New York and the State of California are open for the transaction of commercial banking business.

“Business Employee” means the employees of Sellers on the Execution Date, as well as any additional persons who become employees of Sellers during the period from the Execution Date through and including the Closing Date.

“Business Material Adverse Effect” means any event, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the Business, the Acquired Assets or the Condition of the Business, taken as a whole, or (ii) the validity or enforceability of this Agreement or the Related Agreements against the Sellers; provided, however, that, with respect to clause (i) above, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Business Material Adverse Effect: (a) any adverse change, event, development or effect (whether short-term or long-term) arising from or relating to (i) general industry change in the industries in which Sellers and the Business operate, (ii) national or international political or social conditions, including international tariffs, trade policies or any “trade war” or similar actions, the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (including cyber attack or cyber terrorism) upon the United States or foreign country, or any of their respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) any epidemic, pandemic, disease outbreak, public health emergency (as declared by a Governmental or Regulatory Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group) or any other Emergency, (iv) any general change in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) any change in GAAP, regulatory accounting principles or industry standards after the Execution Date, (vi) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental or Regulatory Authority after the Execution Date, except to the extent, in the case of the foregoing clauses (i) through (vi), any such change, event, development or effect has a materially adverse and disproportionate impact on the Business, the Acquired Assets or the Condition of the Business relative to other participants in the industry in which the Business competes, (b) the taking of any action by any Seller at the written request of Purchaser or that is expressly required by this Agreement, (c) any matters that arise from any actions or omissions of Purchaser or its Affiliates (including any breach by Purchaser of this Agreement), (d) any change resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser or its Affiliates, including the loss of any customers, suppliers or employees (it being understood that this clause (d) shall not prevent a determination that any event, change, development or effect resulting or arising from the identity of, or any facts or circumstances relating to, any Successful Bidder or its Affiliates (other than Purchaser and its Affiliates), including the loss of any customers, suppliers or employees has resulted in a Business Material Adverse Effect), (e) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow or other data for any period or any change in such a forecast (it being understood that this clause (e) shall not prevent a determination that any event, change, development, condition, fact, circumstance or effect underlying such failure to meet a forecast has resulted in a Business Material Adverse Effect), (f) any change in the financial condition or results of operation of Purchaser or its Affiliates, including its ability to access capital and equity markets and changes due to a change in the credit rating of Purchaser or its Affiliates, (g) the announcement, commencement, pendency or consummation of the Bankruptcy Cases, this Agreement or the transactions contemplated hereby (other than for purposes of Section 5.1(c)), (h) any earthquakes, fires, hurricanes or other natural disasters or effects of weather and other acts of God, (i) any casualty loss or event of condemnation, (j) the seasonality of the Business, (k) any change in the market price or trading volume of any securities or Indebtedness of any Seller (it being understood that this clause (k) shall not prevent a determination that any event, change, development, condition, fact, circumstance or effect underlying such change has resulted in a Business Material Adverse Effect), and (l) any change in or related to compliance with the Privacy Requirements, the 2023 Security Incident or related request for information, or any investigation, inquiry, enforcement action or other Action by any Governmental or Regulatory Authority.

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Clayton Act” means Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53, as amended.

“Closing” means the consummation of the transactions contemplated in this Agreement.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company SEC Documents” has the meaning set forth in Section 5.1(y).

“Condition of the Business” means the condition of the business, operations, properties, Acquired Assets, Assumed Liabilities, financial condition and results of operations of the Business.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of May 2, 2024, by and between Anne Wojcicki and the Company.

“Confirmation Deadline” has the meaning set forth in Section 11.8.

“Contract” means any written or oral contract, agreement or instrument, including, supply contracts, purchase orders, sale orders, bids, understandings or commitments, customer agreements, licenses, mortgages, subcontracts, indentures, leases of personal or real property, deeds of trust, notes or guarantees, pledges, liens or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Cure Amounts” has the meaning set forth in Section 2.5(b).

“Cure Amounts Cap” means (x) with respect to each Transferred Contract listed in Section 2.5(b) of the Seller Disclosure Schedules, the Cure Amount listed in Section 2.5(b) of the Seller Disclosure Schedules for each such Contract or lease and (y) with respect to each Transferred Contract added to the Schedule of Transferred Contracts following the date hereof and through the Closing Date pursuant to Section 2.5(b), any Cure Amount payable in respect of such added Contract as mutually agreed between Purchaser and Seller.

“Current Notices” has the meaning set forth in Section 7.11.

“Customer Data” means all data containing Personal Information of customers of the Business at the Closing Date.

“Deposit Escrow Account” means the escrow account established pursuant to the Deposit Escrow Agreement.

“Deposit Escrow Agreement” means that certain escrow agreement, dated as of May 7, 2025, executed by and among Purchaser, the Company, and the Escrow Agent.

“Deposit Escrow Funds” mean, at any time of determination, the Earnest Deposit deposited in the Deposit Escrow Account, together with any interest earned thereon.

“Designated Purchaser” has the meaning set forth in Section 2.7(a).

“DIP Credit Agreement” means the DIP Credit Agreement, entered into as of April 23, 2025, by and among Sellers and JMB Capital Partners Lending, LLC, a California limited liability company.

“DIP Documents” has the meaning set forth in the Final DIP Order.

“DIP Obligations” has the meaning set forth in the Final DIP Order.

“Disqualified Person” means a “disqualified person” as defined in Section 4946(a) of the Code.

“Earnest Deposit” has the meaning set forth in Section 3.1(b).

“Effective Time” means 12:01 a.m., Eastern Time, on the Closing Date.

“Emergency” means any (a) natural, nuclear or manmade disasters, weather conditions, wild fires, volcanic eruptions, mudslides, earthquake, hurricanes, monsoons, tsunamis, storms, tornadoes, windstorms, floods, epidemics, pandemics or disease outbreaks or public health emergencies (as declared by the World Health Organization, the Health and Human Services Secretary of the United States, Public Health England or the European Centre for Disease Prevention and Control) or other acts of God, or (b) any act of civil unrest, war, sabotage, cyberattacks, terrorism or military actions, or the escalation thereof, including an outbreak or escalation of hostilities involving the United States or any other Governmental or Regulatory Authority or the declaration by the United States or any other Governmental or Regulatory Authority of a national emergency or war, and, in each case, any governmental or other response to any of the foregoing.

“Environmental Laws” means all Laws relating to pollution, public health and safety (as it relates to exposure to Hazardous Materials) or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and any state or local counterparts or equivalents, as such requirements have been enacted and are in effect on or prior to the Closing Date.

“Equity Transfer” has the meaning set forth in Section 2.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Exchange Act” means the Securities Exchange Act of 1934.

 “Excluded Assets” means the following assets, rights, Claims, interests or properties owned by any Seller:

(a)         all cash, restricted cash, rights in bank accounts, certificates of deposit, bank deposits, cash equivalents, professional fee retainers, the cash surrender value of any life insurance policies, investment securities and checks or other payments received by such Seller (including received in lock boxes) prior to the Effective Time;

(b)        the Purchase Price and the Deposit Escrow Funds;

(c)          any prepayments and good faith and other bid deposits submitted by any third party under the terms of the Bidding Procedures Order or the Final Proposals Order;

(d)        all Accounts Receivable and all other rights of any Seller to receive or recoup, whether by offset or netting against production and the proceeds thereof or otherwise, amounts owed by Persons other than Sellers and their Affiliates with respect to the Acquired Assets, in each case to the extent accruing prior to the Effective Time;

(e)          the Excluded Marks;

(f)          any deposits, restricted cash, escrows, surety bonds or other financial assurances and any cash or cash equivalents securing any surety bonds or financial assurances, in each case, to the extent arising under the Excluded Assets or Excluded Liabilities;

(g)          all trade credits or refunds of costs or expenses borne by any Seller not related to Transferred Contracts;

(h)        any rights to Tax refunds, rebates, abatements, deposits, prepayments, attributes or credits and current and deferred Tax assets (other than with respect to Taxes that constitute Assumed Liabilities under clause (g) of the definition of Assumed Liabilities);

(i)            such Seller’s rights under this Agreement and the Related Agreements;

(j)           all Permits that are not Transferred Permits;

(k)          the Excluded Books and Records;

(l)          (i) all directors and officers insurance policies and all cyber security insurance policies, and all rights and benefits of any nature of Sellers with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries and (ii) the proceeds of any insurance policies with respect to pending claims under any insurance policies, to the extent relating to any Excluded Assets or Excluded Liabilities;

(m)         all Benefit Plans other than the Assumed Benefit Plans and all assets exclusively related to any such Benefit Plan;

(n)         any Avoidance Actions against (i) counterparties with respect to rejected contracts or leases, (ii) any Purchaser Affiliates, or (iii) any Insiders or any Affiliates of the Sellers;

(o)        all rights, demands, Claims, causes of action, rights of recovery or setoff and counterclaims of any Seller against any Purchaser Affiliate or Affiliate or Insider of any Seller;

(p)        all other Claims, interests, rights, rebates, abatements, remedies, recoveries, goodwill, customer and referral relationships, other intangible property (other than any Acquired Intellectual Property) and all privileges, set-offs and benefits of Sellers, and all Claims, demands, indemnification rights or causes of action, available to any of Sellers or their estates against third parties to the extent related to the Excluded Assets or the Excluded Liabilities;

(q)        subject to Section 2.8, all shares of capital stock or other equity interests in or issued by any Seller or any of their respective Subsidiaries, or any securities convertible into, exchangeable or exercisable for shares of capital stock or any other equity interest in or issued by any Seller;

(r)           the Excluded Marks;

(s)          all debts, demands, causes of action or other rights or Claims of any Seller against any Affiliates of any Seller including, any inter-company receivables due from any such Affiliate of any Seller; and

(t)         all assets, rights, Claims, interests or properties exclusively related to the Lemonaid Business (the “Lemonaid Assets”), it being understood that the Lemonaid Assets shall be conveyed to Purchaser by means of the Lemonaid Plan Transaction pursuant to, and subject to the terms and conditions set forth in, Section 7.21.

“Excluded Books and Records” means (a) all books and records relating to employee benefit matters (other than to the extent relating to any Assumed Benefit Plans), (b) all books and records relating to Business Employees that may not be transferred to Purchaser by Law, (c) all minute books of any Seller, (d) all income Tax returns, income Tax records and workpapers, (e) all books and records prepared in anticipation of or in connection with or otherwise related to the negotiation, execution or performance by Sellers under this Agreement or any Related Agreement, (f) all books and records that Sellers are required by Law to retain, (g) all books and records that are subject to attorney-client privilege or other work product privilege and that cannot be transferred or disclosed to Purchaser without Sellers’ loss of such privilege, and (h) any other books and records to the extent relating to the Excluded Assets or Excluded Liabilities.

“Excluded Liabilities” means all Liabilities of each Seller that are not Assumed Liabilities, including:

(a)        all Liabilities of any Seller or any Affiliate of such Seller in respect of any Indebtedness, other than the Support Obligations addressed in Section 7.10 or as set forth in any Transferred Contract;

(b)        all Liabilities of such Seller or any Affiliate of such Seller for (i) Taxes (whether or not then due), arising in any taxable period, including in connection with the consummation of the transactions contemplated by this Agreement, or (ii) Taxes of any other Person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) or as a transferee, successor, by Contract, by Law or otherwise;

(c)        all Liabilities for Taxes with respect to the Acquired Assets, the Business or any of its facilities (except for Taxes allocated to Purchaser pursuant to Section 12.13) for all taxable periods, or portions thereof, ending on or prior to the Closing Date, and, with respect to any Straddle Period, the portion of such taxable period ending on or prior to the Closing Date as determined pursuant to Section 7.13(b);

(d)        all Liabilities arising from any past, current, pending or threatened litigation, arbitration, Action or proceeding involving such Seller, the Business, any Affiliate of such Seller or any of the Acquired Assets, including with any Governmental or Regulatory Authority or any other Person, in each case, with respect to matters, conduct or events that occurred prior to the Effective Time, including any litigation, arbitration, Action or proceeding arising out of or related to (i) the 2023 Security Incident or (ii) infringement, misappropriation or other violations by or on behalf of Seller or any of its Affiliates or for which Seller has indemnification obligations;

(e)          all Liabilities of such Seller to any Affiliate of such Seller or any current or former shareholder, director or officer of such Seller or any Affiliate of such Seller, including, any Liability arising out of or related to any loan, or any accrued interest related thereto, from any Affiliate of such Seller or any member, director or officer of such Seller or any Affiliate to such Seller and all Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee, agent or other Person of such Seller (including with respect to any breach of fiduciary obligations), in each case, solely to the extent that such Liabilities exist as of the effectiveness of the Closing and it being expressly understood that this clause (e) is not intended to create any new or additional Liabilities regarding the foregoing;

(f)           all Liabilities to the extent arising out of or relating to any Excluded Asset or other Excluded Liability;

(g)          all Liabilities arising out of or relating to the employment or performance of services, or termination of employment or services by Sellers, of any individual who is not a Transferred Employee, on or before the Closing Date;

(h)         except as set forth in Section 12.13, such Seller’s costs and expenses, including, for the avoidance of doubt, all fees and expenses of such Seller’s professionals (including, without limitation, transaction fees, success fees and any other fees and expenses of such professionals) incurred in connection with the process of selling the Acquired Assets or the Business, this Agreement and the transactions contemplated by this Agreement and all Liabilities of such Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby;

(i)         all Liabilities under any Contracts, Real Property Leases and Permits (i) that are not Acquired Assets, or (ii) to the extent such Liabilities arise out of or relate to a breach (excluding Cure Amounts assumed by Purchaser pursuant to, and subject to the limitations set forth in, this Agreement) prior to the Closing by such Seller or an Affiliate thereof of such Contracts, Real Property Leases or Permits;

(j)           all Liabilities of or with respect to any Benefit Plan other than an Assumed Benefit Plan;

(k)          all Liabilities arising under Section 503(b)(9) of the Bankruptcy Code;

(l)           all Liabilities arising out of, in respect of, or in connection with the failure by such Seller or any of its Affiliates to comply with any Law or Order;

(m)         all current Liabilities of any Seller other than those expressly assumed in item (f) of the definition of “Assumed Liabilities”;

(n)         all Liabilities exclusively related to the Lemonaid Business (the “Lemonaid Liabilities”), it being understood that all Liabilities exclusively related to the Lemonaid Business that would constitute Assumed Liabilities but for their inclusion as Lemonaid Liabilities hereunder shall be assumed by Purchaser by means of the Lemonaid Plan Transaction pursuant to, and subject to the terms and conditions set forth in, Section 7.21.

“Excluded Marks” means the following US Trademark applications owned by 23andMe, Inc. as of the Execution Date: (i) 23ANDME+TOTAL HEALTH (Serial No. 98148950); (ii) CHANGE THE WAY YOU AGE (Serial No. 98715041); and (iii) HEALTH CARE - POWERED BY ME (Serial No. 97472132).

“Execution Date” has the meaning set forth in the preamble.

“FDA” has the meaning set forth in Section 5.1(g)(ii).

“Federal Health Care Program” has the meaning given to such term in 42 U.S.C. § 1320a-7b-(f).

“Federal Trade Commission Act” means the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), as amended, and the rules and regulations promulgated thereunder.

“Final Bidding Round” has the meaning set forth in the Final Proposals Order.

“Final DIP Order” means the order entered by the Bankruptcy Court on April 23, 2025, authorizing the Sellers to obtain postpetition financing, grant liens, and provide superpriority administrative expense claims, among other things.

“Final Proposal Procedures” means the final proposal procedures, as approved by the Bankruptcy Court pursuant to the Final Proposals Order.

“Final Proposals Order” means the order entered by the Bankruptcy Court on June 6, 2025, establishing procedures for the submission of final proposals for the Sale from Purchaser and Regeneron Pharmaceuticals, Inc.

“Fraud” means an act committed by a Seller or the Purchaser in the making of the representations and warranties set forth in Sections 5.1 or 5.2 of this Agreement, as applicable, in any such case, with the intent to deceive another party hereto, or to induce such other party to enter into this Agreement and requires (i) a false representation of material fact made in such representation; (ii) with knowledge that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance, which together constitutes common law fraud under Delaware law (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

“GAAP” means United States generally accepted accounting principles.

“General Assignment” means the General Assignment substantially in the form attached hereto as Exhibit B.

“Governmental or Regulatory Authority” means any court, tribunal, public or private arbitrator, authority, agency, commission, official or other instrumentality of the United States, or any country, state, county, city or other political subdivision, including any self-regulatory organization or similar governmental or quasi-governmental entity or body having jurisdiction over the applicable Person.

“Grant” has the meaning set forth in Section 5.2(h).

“Grant Commitment Letter” has meaning set forth in Section 5.2(h).

“Grantor” has meaning set forth in Section 5.2(h).

“Hazardous Materials” means any substance or material that has been listed, defined or regulated or otherwise classified by any Environmental Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “contaminant,” or any other similar term, including polychlorinated biphenyls, per- and polyfluoroalkyl substances, friable asbestos, petroleum products, petroleum derived substances or any fraction thereof, and urea-formaldehyde.

“Health Care Laws” means, solely to the extent applicable to the Business, Acquired Assets or Assumed Liabilities, all Laws and Orders relating to the practice of medicine, institutional and professional licensure, pharmacology and the securing, administering and dispensing of drugs and devices, medical documentation and physician orders, medical record retention, the collection, maintenance, and retention of human samples and specimens, clinical trials, pharmacy services and fulfillment, laboratory services, diagnostic testing, unprofessional conduct, fee-splitting, referrals, patient brokering, kickbacks, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical and genetic privacy and security, patient confidentiality and informed consent, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of health care services, including state anti-kickback statutes, state anti-referral laws, criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the False Claims Act (31 U.S.C. § 3729, et seq.), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Genetic Information Nondiscrimination Act of 2008 (and similar state laws) (42 U.S.C. § 2000ff), the Patient Protection and Affordable Care Act of 2010 and the rules and regulations promulgated under the foregoing statutes.

“Health Care Program” means any Federal Health Care Program and any similar state, local or foreign plan and program.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §§ 15c-15h, 18a), as amended.

“HSR Rules” has the meaning set forth in Section 5.2(k).

“Improvements” means the buildings, improvements and structures now existing on the Leased Real Property.

“Indebtedness” means, as to any Person, without duplication, (a) all Liabilities of such Person (i) with respect to indebtedness for borrowed money or (ii) in respect of loans or advances (including, reimbursement and all other obligations with respect to surety bonds, guarantees, letters of credit, banker’s acceptances, corporate credit card or business credit lines, indemnities, performance letters, comfort letters and other arrangements similar to the foregoing, in each case of this clause (ii) only to the extent drawn), (b) all Liabilities of such Person under or pursuant to any arrangement to pay the deferred purchase price of property or services or the acquisition of any business, (c) all Liabilities of such Person under or pursuant to any interest rate and currency swaps, caps, collars, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and similar financial hedging devices and agreements, in each case, to the extent out of the money, (d) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations or liabilities of such Person under or pursuant to leases which are required to be, in accordance with GAAP, recorded as capital leases, (f) all Liabilities secured by any Lien (excluding Permitted Encumbrances) on any property or asset owned by that Person, regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, (g) all Liabilities of such Person for off balance sheet financing of such Person (other than operating leases that are Transferred Contracts), (h) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar securities or instruments, (i) all Liabilities of such Person for any direct or indirect guarantees made by such Person of any Indebtedness of any other Person described in clauses (a) through (h), and (j) any accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses, in each case, that are actually payable in connection with retirement, payment or prepayment of any of the foregoing Liabilities.

“Industry Data” means all Customer Data and all biological samples of the Business that are biobanked or otherwise in the possession of Sellers, including genetic data, processed genetic data, analyses of raw genotyped data, phenotype data, ancestry, surveys, user-generated or reported data, linked medical records or other linked health data, account information and biological samples (saliva and blood samples) of the Business.

“Insider” has the meaning set forth in Section 101(31) of the Bankruptcy Code.

“Intellectual Property” means all intellectual property rights, including all U.S. and foreign (a) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (b) trademarks and service marks, trade names, logos and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (c) Internet domain names; (d) social media usernames and identifiers (whether textual, graphic, pictorial or otherwise); (e) copyrights and copyrightable subject matter (“Copyrights”); (f) rights in Software; (g) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies; (h) applications and registrations, and any renewals, extensions and reversions, for the foregoing; and (i) rights and remedies against past, present and future infringement, misappropriation or other violation thereof.

“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement substantially in the form attached hereto as Exhibit C.

“Interest” means Liens, encumbrances, pledges, mortgages, deeds of trust, security interests, leases, charges, fines or penalties related to governmental violations, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restrictions under any agreement, and any other rights, Claims or demands of any kind whatsoever of other Persons, in each case, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, mature or unmatured, material or non-material, disputed or undisputed.

“IP Transfer Activities” has the meaning set forth in Section 7.9(a).

“IRS” means the U.S. Internal Revenue Service.

“IRS Form 1023” means IRS Form 1023 - Application for Recognition of Tax Exemption under Section 501(c)(3) of the Code, and shall include any documents or attachments included therewith.

“Knowledge” means, with respect to Sellers, the actual knowledge, after reasonable inquiry, of Joe Selsavage, Guy Chayoun or Daniel Chu.

“Laws” means all laws, statutes, rules, regulations and ordinances in any jurisdiction or any state, county, country, city or other political subdivision or of any Governmental or Regulatory Authority, including, the Bankruptcy Code, ERISA, Environmental Laws, Health Care Laws, OSHA and anti-kickback statutes.

“Leased Real Property” means collectively, all of Sellers’ right, title and interest in any real property leased, subleased or licensed by Sellers as lessees, sublessees or licensees, pursuant to the Real Property Leases, and including all of Sellers’ rights, title and interest in any Improvements located on such real property.

“Lemonaid” means collectively, the Lemonaid Assets, the Lemonaid Liabilities and the Lemonaid Entities.

“Lemonaid Assets” has the meaning set forth in clause (t) within the definition of Excluded Assets.

“Lemonaid Business” means the business of providing telehealth services providing medical care, pharmacy fulfillment, and, the lab and test ordering services operated by the Lemonaid Entities.

“Lemonaid Entities” means (a) Lemonaid Health, Inc., a Delaware corporation, (b) 23andMe Pharmacy Holdings, Inc., a Delaware corporation, (c) Lemonaid Pharmacy Holdings Inc., a Delaware corporation, (d) LPharm RX LLC, a Delaware limited liability company, (e) LPharm INS LLC, a Delaware limited liability company, (f) LPharm CS LLC, a Delaware limited liability company, (g) Lemonaid Community Pharmacy, Inc., a Missouri corporation, (h) LPRXOne LLC, a Missouri limited liability company, (i) LPRXTwo LLC, a Missouri limited liability company, and (j) LPRXThree LLC, a Missouri limited liability company.

“Lemonaid Liabilities” has the meaning set forth in clause (n) within the definition of Excluded Liabilities.

“Lemonaid Plan” has the meaning set forth in Section 7.21.

“Lemonaid Plan Transaction” has the meaning set forth in Section 7.21.

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), Claims, commitments, contingencies, Indebtedness and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, encumbrance, lease, lien (including consensual liens, judicial liens or statutory liens), option, right of use and other rights and Claims of other Persons, any conditional sale contract, title retention contract or other encumbrance of any kind, including easements, conditions, reservations and restrictions.

“Material Contracts” has the meaning set forth in Section 5.1(m)(i).

“NewCo” has the meaning set forth in Section 2.8(a).

“NewCo Drop Down” has the meaning set forth in Section 2.8(a).

“NewCo Equity Transfer” has the meaning set forth in Section 2.8(a).

“Offer Employees” has the meaning set forth in Section 8.1.

“Open Source Software” means Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd).

“Order” means and includes any writ, judgment, decree, injunction, award or other order of any Governmental or Regulatory Authority, including the Bankruptcy Court.

“Ordinary Course of Business” means an action taken by a Person if such action is in the ordinary course of business and consistent with the past practices of such Person including with respect to quantity and frequency; subject, however, to those actions necessary and incident to (a) the filing of the Bankruptcy Cases, (b) any Orders of the Bankruptcy Court, (c) the conduct of the process as contemplated by the Bidding Procedures Order and the Final Proposals Order and (d) the transactions contemplated by this Agreement.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) operating agreements, limited liability company agreements or similar documents governing a limited liability company, (c) any charters or similar documents adopted or filed in connection with the creation, formation or organization of a Person and (d) any amendments to any of the foregoing.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §651, et seq.

“Outside Closing Date” means September 1, 2025 or, if there is a Plan Toggle, December 1, 2025, which, in either case, may be extended by mutual agreement between Purchaser and Sellers in their sole discretion.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit Transfer Activities” has the meaning set forth in Section 7.9(c).

“Permits” means all licenses, permits, certificates, orders, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Encumbrances” means (a) Liens created by, through or under Purchaser or its successors or assigns, (b) non-exclusive licenses of Intellectual Property as set forth on Section 1.1(d)  of  the  Seller  Disclosure  Schedules  and  (c)  solely  prior  to  Closing,  any  Lien  that  will  be removed or released by operation of the Sale Order or otherwise prior to the Closing.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, government, Governmental or Regulatory Authority, or any other entity whatsoever.

“Personal Information” means data or information relating to an identified or identifiable individual natural person, including any data or information on any media that, alone or in combination with other data or information, can, directly or indirectly, reasonably identify an individual natural person, or any data or information that is defined as personal data, protected health information, genetic data, personally identifiable information, personal information or similar defined term under any Privacy Law.

“Petition Date” has the meaning set forth in the recitals.

“Plan Toggle” has the meaning set forth in Section 11.8.

“Privacy Laws” means all Laws relating to privacy, data protection, information security, cybersecurity, and the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Information.

“Privacy Requirements” has the meaning set forth in Section 5.1(l).

“Private Foundation” means a “private foundation” as defined in Section 509(a) of the Code.

“Proposed Use” has the meaning set forth in Section 11.9(l).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Affiliates” means, collectively, Anne Wojcicki (including in her capacity as a current or former director or officer of any Seller or Seller Affiliate), ABeeC 2.0, LLC, AW Aqua LLC, the ANNE WOJCICKI REVOCABLE TRUST U/A/D 9/2/09, AS AMENDED AND RESTATED, The Anne Wojcicki Foundation, Purchaser or any Affiliate thereof.

“Real Property Leases” means all of Sellers’ right, title and interest in all leases, subleases, licenses or other occupancy agreements, including all amendments, renewals and other agreements with respect thereto, pursuant to which a Seller holds a leasehold or subleasehold interest in, or is granted a license or other right to use, any real property.

“Reasonable Efforts” means the commercially reasonable efforts that a reasonable Person wanting to achieve the result in question would take under similar circumstances to achieve that result as expeditiously as possible.

“Receiving Party” has the meaning set forth in the Section 7.7.

“Registered Acquired Intellectual Property” has the meaning set forth in Section 5.1(k)(i).

“Related Agreements” means all agreements, certificates, instruments or other documents required to be executed and/or delivered pursuant to or in connection with this Agreement by any Person, including, the Assumption Agreement, the General Assignment and the Intellectual Property Assignment Agreement.

“Representative” means, with respect to any Person, its directors, officers, employees, agents, advisors or other representatives.

“Sale” has the meaning set forth in the recitals.

“Sale Hearing” means the hearing before the Bankruptcy Court to consider entry of the Sale Order, which may also be a hearing before the Bankruptcy Court to consider entry of an order confirming a chapter 11 plan.

“Sale Order” means an Order of the Bankruptcy Court, in form and substance reasonably acceptable to Purchaser, (a) approving this Agreement and the consummation of the Sale and the other transactions contemplated hereby, as may be altered, amended, modified or supplemented from time to time, which may include an Order of the Bankruptcy Court confirming a chapter 11 plan, including in the event of a Plan Toggle, and (b) authorizing the assumption and assignment of the Acquired Assets that are executory contracts and unexpired leases to the Purchaser or the applicable Designated Purchaser(s) pursuant to Section 365 of the Bankruptcy Code, in each case free and clear of any of any and all Liens, Liabilities and other Interests (other than Permitted Encumbrances and Assumed Liabilities).

“Sale Process” has the meaning set forth in the recitals.

“Schedule of Transferred Contracts” has the meaning set forth in Section 2.5(c).

“SEC” means the Securities and Exchange Commission.

“Section 501(c)(3) Determination Letter” means a determination letter from the IRS stating that Purchaser is exempt from federal income tax under Section 501(c)(3) of the Code.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any (a) material unauthorized access, use, loss, destruction, modification, or disclosure of Personal Information in the possession or control of the Sellers and (b) material breach of security into Seller IT Assets.

“Seller” has the meaning set forth in the preamble.

“Seller Data” means any and all Personal Information and other Confidential Information in Seller or any of its Affiliates possession or control, or that is being processed by or on behalf of Seller or any of its Affiliates or Seller Vendors.

“Seller Disclosure Schedules” means the disclosure schedules of Sellers attached hereto.

“Seller Fundamental Representations” means, collectively, the representations and warranties in the first sentence of Section 5.1(a) (Organization and Existence), Section 5.1(b) (Authority and Approval), Section 5.1(c)(i) (No Conflict), Section 5.1(j) (Title), Section 5.1(r) (Brokers) and Section 5.1(w)(iii) and Section 5.1(w)(iv) (Sufficiency of Assets; Data).

“Seller IT Assets” means any and all computers, hardware, Software, firmware, middleware, networks, servers, workstations, routers, hubs, switches, circuits, storage devices, data communications lines, interfaces, applications, websites and all other information technology infrastructure, assets and equipment included in the Acquired Assets or that are otherwise owned, leased or otherwise used or held by Sellers or any of its Affiliates.

“Seller Vendors” means all vendors, processors, or other Persons acting for or on behalf of each Seller and any of their Affiliates in connection with processing Personal Information, or that have been authorized to have access to Personal Information in the possession or control of each Seller or any of their Affiliates.

“Sellers” has the meaning set forth in the preamble.

“Sherman Act” means title 15 of the United States Code §§ 1-7, as amended.

“Software” means computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, source programs, record layouts, program libraries and all documentation, including user manuals and training materials, related to any of the foregoing.

“State Objections” has the meaning set forth in Section 11.8.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means any entity (a) of which fifty percent (50%) or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least fifty percent (50%) of the board of directors or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Successor Benefit Plan” has the meaning set forth in Section 8.2.

“Support Obligations” has the meaning set forth in Section 7.10.

“Tax Returns” means all returns, declarations, reports, statements, schedules, notices, forms or other documents or information filed or required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax, including any schedules or attachments thereto and any amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including U.S. federal, state, local, foreign and other net income, gross income, gross receipts, social security, estimated, sales, use, ad valorem, franchise, profits, net worth, alternative or add-on minimum, capital gains, license, withholding, payroll, employment, unemployment, social security, excise, property, transfer and any and all other taxes, assessments, fees or other governmental charges, together with any interest and any penalties, additions to tax, estimated taxes or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transfer Taxes” means all stamp, documentary, registration, value-added, transfer, sales, use, bulk sales, reporting, recording, filing and other similar fees, Taxes and charges arising out of or in connection with the transfer of the Acquired Assets effected pursuant to this Agreement.

“Transferred Contracts” means, collectively, all Contracts to which any Seller is a party (including the Real Property Leases for the Assumed Leased Real Property, all customer agreements, joint venture agreements, license agreements, purchase orders or similar instruments, agreements with any vendor, service provider, manufacturer or supplier of any Seller), in each case, that are related to the Business and listed on the Schedule of Transferred Contracts as of the Closing and specifically excluding any employment agreements (or any similar Contracts), unless such Contract (a) was previously rejected by Sellers pursuant to an order of the Bankruptcy Court or is subject to a pending motion to reject as of the Closing, or (b) is identified by Purchaser to be removed from the Schedule of Transferred Contracts pursuant to Section 2.5.

“Transferred Employees” has the meaning set forth in Section 8.1.

“Transferred Permits” has the meaning set forth in the definition of Acquired Assets.

“Treasury Regulations” means the regulations (including all proposed and temporary regulations) promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.

“Union” means any labor union, works council, or other labor representative or organization representing or purporting to represent any Business Employees or independent contractors of the Sellers.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar applicable state or local law requiring notice to employees in the event of a plant closing or mass layoff.

“Willful Breach” means an intentional act or failure to act that is in breach of a covenant or agreement in this Agreement, where such action or failure to act was taken (or failed to be taken) with actual knowledge that the taking of, or the failure to take, such act was or would reasonably be expected to cause a breach of a covenant or agreement in this Agreement.

“Winning Bidder” has the meaning set forth in the Final Proposals Order.

Section 1.2           Construction of Certain Terms and Phrases.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” or “clause” refer to the specified Article, Section, Schedule, Exhibit or clause of or to this Agreement, (v) the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, (vi) the words “shall” and “will” are used interchangeably and have the same meaning and (vii) “or” is used in the inclusive sense of “and/or.”  Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, unless the context otherwise requires.  Any reference in this Agreement to any contract, license, agreement or order means such contract, license, agreement or order as amended, supplemented or modified from time to time in accordance with the terms thereof.  Currency amounts referenced in this Agreement are in U.S. Dollars.

(b)          Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement and any Related Agreement) will be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and have been reviewed by the parties and their counsel and other advisors.  Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.

(d)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)        The phrases “provided,” “delivered,” or “made available,” when used for the purposes of Section 5.1 herein, mean that the information or materials referred to have been posted to the on-line “virtual data room” established at Datasite.com under project name “Chrome 2025” to which Purchaser and its counsel have continuous access at least one (1) day prior to the Execution Date.

ARTICLE II

Purchase and Sale and Assumption

Section 2.1          Purchase and Sale of Acquired Assets.  Upon the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing, each Seller will sell, transfer, convey, assign, deliver and set over to Purchaser (or the applicable Designated Purchaser(s)), and Purchaser (or the applicable Designated Purchaser(s)) will purchase and accept, all of the right, title, benefit and interest of such Seller in, to and under, the Acquired Assets, free and clear of all Liens and Interests (other than Permitted Encumbrances and Assumed Liabilities), pursuant to Sections 105, 363(f), 365 and/or 1123(b)(4) of the Bankruptcy Code, as applicable.  Other than the Permitted Encumbrances and Assumed Liabilities, all mortgages or other Liens on the Acquired Assets securing Indebtedness shall attach to the net proceeds of the Sale pursuant to Sections 105, 363(f), 365 and/or 1123(b)(4) of the Bankruptcy Code, as applicable, so that the Acquired Assets will be sold free and clear of such Liens and other Interests.  At the Closing, the sale, transfer, conveyance, assignment and delivery of the Acquired Assets will be effected pursuant to the General Assignment, the Intellectual Property Assignment Agreement, the Sale Order and other instruments of transfer described in Section 4.2(a).

Section 2.2         Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Acquired Assets do not include, and in no event will Purchaser acquire any right, title, benefit or interest in, to or under, any of the Excluded Assets.

Section 2.3         Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge the Assumed Liabilities.  The assumption of the Assumed Liabilities by Purchaser will be effected pursuant to the Assumption Agreement and the Sale Order.

Section 2.          Excluded Liabilities.  Notwithstanding anything to the contrary contained herein, the Assumed Liabilities will not include, and in no event will Purchaser or any Designated Purchaser assume, be required to pay, perform or discharge any Excluded Liability and all Excluded Liabilities shall be retained by and remain the Liabilities of such Seller.

Section 2.5        Assignment and Cure Amounts.

(a)          Subject to the terms and conditions of this Agreement and the entry of the Sale Order, at the Closing and pursuant to Section 365 of the Bankruptcy Code, each Seller shall assume and assign to Purchaser, and Purchaser shall take assignment from such Seller of, the Transferred Contracts.  Purchaser shall be responsible for any Cure Amounts up to and subject to the Cure Amounts Cap, and for satisfying the requirements of “adequate assurance of future performance” as required by Section 365 of the Bankruptcy Code.  Purchaser shall cooperate fully, using Reasonable Efforts, with each Seller in seeking such approval from the Bankruptcy Court, including Purchaser providing the necessary evidence required in connection with the Sale Hearing, as applicable, to approve this Agreement and the transactions contemplated herein.

(b)         The cure amounts (the “Cure Amounts”), if any, to cure all monetary defaults that have occurred prior to the commencement of the Bankruptcy Cases under the Transferred Contracts to the extent required by Section 365(b) of the Bankruptcy Code shall be paid by Purchaser, up to and subject to the Cure Amounts Cap, at the Closing or as soon as reasonably practicable thereafter (except as otherwise agreed to by the other party to the Transferred Contracts) and such Seller shall have no Liability for any such Cure Amounts.  If there is a dispute as to the Cure Amount with the counterparty to a Transferred Contract with respect to a proposed Transferred Contract and the parties do not reach a consensual resolution, then notwithstanding anything to the contrary herein, Purchaser shall have the right to remove such Contract from the Schedule of Transferred Contracts for a period of seven (7) days after the later of (x) notice of an impasse sent by a Seller to the Purchaser or vice versa, and (y) entry of an order establishing the Cure Amount in excess of the applicable Cure Amount Cap.  In such event, such Contract shall be an Excluded Asset for all purposes of this Agreement, and no liabilities or obligations arising from or relating to such Contract (including the Cure Amount) shall be assumed or borne by Purchaser.  Consistent with the Bidding Procedures Order, if reasonably requested by Purchaser and at Purchaser’s sole cost and expense, Sellers shall prosecute to conclusion objection(s) to the Cure Amount(s) claimed by the counterparty to any Contract, lease or license and use commercially reasonable efforts to reduce any such disputed Cure Amount(s).  For any Transferred Contracts that are the subject of a pending Cure/Assignment Objection (as defined in the Bidding Procedures Order) with respect solely to the amount of the Cure Amount owing under such Transferred Contracts at the time of Closing, Purchaser shall reserve funding, subject to the Cure Amounts Cap, for the Cure Amount, pending resolution of the dispute; provided, however, that for the avoidance of any doubt, in no event shall Purchaser be required to (i) reserve for any portion of the disputed Cure Amounts that would exceed the Cure Amounts Cap or (ii) pay any portion of the disputed Cure Amounts that would exceed the Cure Amounts Cap so long as, in the case of (ii), the corresponding Contracts are removed from the Schedule of Transferred Contracts and not assigned to the Purchaser or its Affiliates.  A good faith estimate as of the Execution Date of the Cure Amounts described in this Section 2.5(b), based on the Sellers’ Knowledge, is set forth on Section 2.5(b) of the Seller Disclosure Schedule.

(c)          As part of the Sale Process, Sellers shall file with the Bankruptcy Court the “Schedule of Transferred Contracts,” which, subject to Purchaser’s right, in its sole discretion, to add or remove contracts to the Schedule of Transferred Contracts in accordance with this Section 2.5, shall be in form and substance reasonably acceptable to Purchaser, setting forth the Transferred Contracts and the respective Cure Amounts as to each Transferred Contract.  Sellers shall serve the Schedule of Transferred Contracts on each counterparty to a Contract listed thereon in accordance with the Bidding Procedures.

(d)          Purchaser shall have the right, by written notice to Sellers at any time during the period from and after the date hereof until five (5) Business Days prior to the Closing Date, to remove any Contract from the Schedule of Transferred Contracts.  Subject to the satisfaction of cure amounts and adequate assurance in accordance with Section 2.5(a) above, Purchaser shall have the right by written notice to Sellers at any time during the period from and after the date hereof until five (5) Business Days prior the Closing Date to add any Contract to the Schedule of Transferred Contracts; provided that such Contract has not been previously rejected in the Bankruptcy Cases; provided, further, that such Contract has not otherwise been purchased, transferred, or assumed (or noticed for purchase, transfer, or assumption) by or to another Person.  In the event Purchaser amends the Schedule of Transferred Contracts pursuant to this Section 2.5, Sellers shall give notice to the counterparty to such Contract to which such amendment relates consistent with the timing and procedures set forth in the Bidding Procedures Order, including with respect to any Cure Amounts owing and adequate assurance.  Subject to the satisfaction of Section 2.5(a) and (b), upon the addition of any Contract to the Schedule of Transferred Contracts, such Contract shall be a Transferred Contract for all purposes of this Agreement.  Automatically upon the removal of any Contract from the Schedule of Transferred Contracts, such Contract shall be an Excluded Asset for all purposes of this Agreement, and no liabilities arising thereunder shall be assumed or borne by Purchaser.  Prior to the Closing Date, Sellers shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Transferred Contracts to Purchaser; provided, that nothing herein shall preclude Sellers from filing one or more motions to reject any Contracts that are not Transferred Contracts; provided further, that Sellers shall obtain Purchaser’s consent (not to be unreasonably withheld) prior to filing any motions or notices at any time through and including the date that is five (5) Business Days prior to the Closing seeking to reject any Contracts; provided further, that Sellers shall not file any motion or notice at any time seeking to reject any Contracts listed on the Schedule of Transferred Contracts.

(e)           Sellers shall take all Reasonable Efforts as may be required to facilitate  Bankruptcy Court approval for the assumption and assignment of their right, title and interest in and to the Transferred Contracts to Purchaser, including taking all Reasonable Efforts necessary to facilitate any negotiations with the counterparties to such contracts and leases and, if necessary, to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of such contract or lease to Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code.

(f)          Prior to the Closing, Sellers shall not terminate, amend, supplement, modify, waive any rights under, or create any adverse interest with respect to any Contract or Real Property Lease to be assumed and assigned to Purchaser, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or unless Purchaser has provided written notice to Sellers designating such Contract or Real Property Lease for rejection pursuant to this Section 2.5.

Section 2.6          Bulk Sales Laws.  The parties hereto hereby waive compliance by Sellers with the requirements and provisions of any “bulk-transfer” or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Purchaser, and Purchaser hereby waives all Claims against Sellers to the extent related to non-compliance therewith.

Section 2.7           Designated Purchaser(s).

(a)       In connection with the Closing, without limitation by the terms of Section 12.7, Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.7, one or more Affiliates to purchase specified Acquired Assets, assume any applicable Assumed Liabilities, and employ specified Transferred Employees on and after the Closing Date (any such Affiliate of Purchaser that shall be properly designated by Purchaser in accordance with this Section 2.7, a “Designated Purchaser”); provided that (i) no such designation shall impede or delay the Closing or materially and adversely affect the timely receipt of any regulatory approval and (ii) no such designation shall result in a Designated Purchaser being a Private Foundation with respect to which the Company is a Disqualified Person.  At and after the Closing, Purchaser shall, or shall cause its Designated Purchaser(s) to, honor Purchaser’s obligations at the Closing.  After the Closing, any reference to Purchaser made in this Agreement in respect of any purchase, assumption or employment referred to in this Agreement shall include reference to the appropriate Designated Purchaser(s), if any.  Purchaser shall be jointly and severally liable for all obligations of Purchaser and its Designated Purchaser(s) under this Agreement as to any particular Assumed Liability or any other obligation that a Designated Purchaser is assuming at the Closing.

(b)         The designation of a Designated Purchaser in accordance with Section 2.7(a) shall be made by Purchaser by way of a written notice to be delivered to Sellers as soon as reasonably practicable following the date of this Agreement but in no event later than three (3) Business Days prior to the Closing, which written notice shall (i) contain appropriate information about the Designated Purchaser(s), (ii) indicate which Acquired Assets that Purchaser intends such Designated Purchaser(s) to purchase and/or assume, as applicable, hereunder and (iii) include a signed counterpart to this Agreement pursuant to which the Designated Purchaser(s) agree to be bound by the terms of this Agreement (in form and substance reasonably acceptable to the Sellers) as it relates to such Designated Purchaser(s) and which authorizes Purchaser to act as such Designated Purchaser(s)’ agent for all purposes hereunder.  Notwithstanding the foregoing, and for the avoidance of doubt, any designation pursuant to Section 2.7(a) shall not relieve Purchaser of any of its obligations under this Agreement (or otherwise) and Purchaser shall remain jointly and severally liable therefor.

Section 2.8           Equity Transfer.

(a)         Notwithstanding anything to the contrary in this Agreement, but subject to the terms of this Section 2.8(a), Sellers may elect to sell, transfer, convey, assign, deliver and set over to a newly-formed Delaware limited liability company, the sole member of which shall be a Seller (“NewCo”), all of the right, title, benefit and interest of Sellers in, to and under, the Industry Data, Personal Information and such other Acquired Assets as Purchaser may approve (such approval not to be unreasonably withheld, delayed or conditioned), free and clear of all Liens and Interests (other than Permitted Encumbrances, Assumed Liabilities, and DIP Obligations), pursuant to Sections 105, 363(f), 365 and/or 1123(b)(4) of the Bankruptcy Code, as applicable (the “NewCo Drop Down”); provided that: (a) NewCo shall have no assets or Liabilities of any kind other than the Acquired Assets, Permitted Encumbrances, Assumed Liabilities, and DIP Obligations to be sold, transferred, conveyed, assigned, delivered and set over to NewCo in accordance with this Section 2.8(a); (b) NewCo shall be a disregarded entity for United States federal income tax purposes and shall not be treated as a corporation for any purposes; (c) any NewCo Drop Down shall be consummated immediately prior to the Closing;  and (d) the Sale Order shall expressly authorize and approve the NewCo Drop Down, the NewCo Equity Transfer (as defined below), and NewCo becoming a Borrower under the DIP Documents. If Sellers consummate a NewCo Drop Down in accordance with this Section 2.8(a), then the Acquired Assets shall include all of the issued and outstanding limited liability company and other equity interests in NewCo, such that Purchaser becomes the sole member of NewCo effective as of the Effective Time (the “NewCo Equity Transfer”).  Upon the Sellers’ election to effect a NewCo Drop Down, the parties shall cooperate in good faith to structure the NewCo Drop Down in a manner that is reasonably acceptable to the parties (including with respect to the determination of the purchase price payable by NewCo in consideration of the applicable Acquired Assets and the satisfaction of such consideration and the DIP Obligations from the Purchase Price) and shall prepare, execute and deliver such additional documentation and/or any amendment to this Agreement as may be necessary or appropriate to effectuate the NewCo Drop Down and NewCo Equity Transfer, including any stock purchase agreements, promissory notes, assignments, payoff letters or other instruments, each in a form and substance reasonably acceptable to Sellers and Purchaser.

(b)       Without limiting Section 2.8(a), Purchaser and Sellers may mutually agree, with respect to any Seller, that Purchaser (or its Designated Purchaser(s)) shall acquire all of the issued and outstanding equity interests in such Seller (an “Equity Transfer”) in lieu of the direct acquisition of the Acquired Assets and assumption of the Assumed Liabilities of such Seller; provided, that in connection with any such Equity Transfer, Purchaser and Sellers shall cause any asset or Liability of such Seller that would otherwise constitute an Excluded Asset or Excluded Liability to be transferred or assumed by another Seller or Affiliate thereof in a manner acceptable to the parties.  Upon the parties’ mutual agreement to effect an Equity Transfer with respect to any Seller, the parties shall cooperate in good faith to prepare, execute and deliver such additional documentation and/or any amendment to this Agreement as may be necessary or appropriate to effectuate the Equity Transfer, including any stock purchase agreements, assignments or other instruments and upon finalization of such documents, the transactions contemplated by this Agreement with respect to such Seller shall be deemed to refer to the acquisition of the equity interests of such Seller.  For the avoidance of doubt, except for a NewCo Equity Transfer in accordance with Section 2.8(a), consummation of an Equity Transfer by any party shall be in such party’s sole discretion and in no event shall any party be required to agree to an Equity Transfer and may refuse an Equity Transfer in its sole discretion.

ARTICLE III

Purchase Price

Section 3.1           Purchase Price; Earnest Deposit.

(a)           The purchase price for the Acquired Assets will be, in addition to the Assumed Liabilities, an amount equal to three hundred two million five hundred thousand dollars ($302,500,000) (the “Purchase Price”).

(b)        Purchaser or one of its Affiliates has made an earnest deposit by wire transfer of immediately available funds into the Deposit Escrow Account equal to fourteen million six hundred thousand dollars ($14,600,000).  In accordance with the Bidding Procedures Order, the Bidding Procedures, and the Final Proposals Order, Purchaser shall make, or cause to be made, an additional earnest deposit by wire transfer of available funds into the Deposit Escrow Account) promptly following the Execution Date, such that the total earnest deposit amount shall be ten percent (10%) of the Purchase Price (the “Earnest Deposit”) in accordance with the Bidding Procedures Order, the Bidding Procedures, and the Final Proposals Order.  The Deposit Escrow Funds while remaining in the Deposit Escrow Account, shall not be subject to any Lien, attachment, trustee process, or any other judicial process of any creditor of any Seller, Purchaser or their respective Affiliates, and the Deposit Escrow Agreement shall provide that the Deposit Escrow Funds shall be released in accordance with the provisions of this Agreement, the Bidding Procedures Order and the Bidding Procedures.  All interest earned on the Earnest Deposit in the Deposit Escrow Account shall be distributed by the Escrow Agent (i) following the Closing, to Purchaser upon the termination of the Deposit Escrow Account, or (ii) if the Agreement is terminated prior to the Closing, to Sellers or Purchaser, as applicable, in accordance with Section 10.2.  Any portion of the Deposit Escrow Funds released to Purchaser in accordance with the terms of this Agreement, the Bidding Procedures Order and the Bidding Procedures shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Seller.  At the Closing, (x) the Earnest Deposit shall be credited against the Purchase Price and distributed by the Escrow Agent to Sellers; and (y) Purchaser will pay to Sellers by wire transfer of immediately available funds to an account specified in writing by Sellers an amount equal to the Purchase Price minus the Earnest Deposit.

Section 3.2        Withholding.  Purchaser (and any other applicable withholding agent) shall be entitled to deduct and withhold any amounts Purchaser is required to deduct and withhold under any applicable Law in connection with payments to be made by Purchaser pursuant to the terms of this Agreement; provided, that if Purchaser believes that any such deduction or withholding of Tax (other than any deduction or withholding as a result of the failure to provide a W-9 for Sellers in compliance with Section 4.2(a)(v) is required with respect to any payment under this Agreement, then Purchaser shall give written notice to Sellers describing the basis for such withholding in reasonable detail at least five (5) Business Days prior to making such payment and Purchaser shall provide Sellers with a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and Purchaser shall otherwise reasonably cooperate with Sellers and take commercially reasonable efforts as Sellers may reasonably request to reduce or eliminate such withholding obligation to the extent permitted by applicable Law.  Such withheld amounts will be treated for all purposes of this Agreement as having been paid to Sellers by Purchaser to the extent such amounts have been paid to the appropriate Tax authority.

Section 3.3           Allocation of Consideration; Tax Treatment.

(a)          The Purchase Price, the Assumed Liabilities and any other items required to be treated as consideration for U.S. federal income Tax purposes will be allocated among the Acquired Assets for all Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Within one hundred twenty (120) days after the Closing Date, Purchaser shall provide to Sellers a draft allocation for Sellers’ review and comment.  If Sellers do not provide Purchaser with any written objections to the draft allocation within five (5) days after receipt, the draft allocation shall be deemed to be agreed upon by the parties.  If Sellers propose changes to the draft allocation within such five (5)-day period, Sellers and Purchaser shall negotiate in good faith to amend any aspects of the allocation in dispute; provided, however, that if Sellers and Purchaser are unable to resolve any dispute with respect to the allocation within five (5) days after the date Purchaser received notice of Sellers’ objection(s), each party shall be permitted to take its own position solely with respect to any items on which Sellers and Purchaser are unable to agree.  Purchaser and Sellers shall (i) complete and file IRS Form 8594 with their respective U.S. Federal income Tax Returns consistent with such allocation for the taxable year in which the Closing occurs, and (ii) not take any position (and cause their respective Affiliates to not take any position) in any Tax Return, in any refund claim or in any Tax Action before any Governmental or Regulatory Authority charged with the imposition, assessment or collection of Taxes, or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation, as finally determined under Section 1313(a) of the Code (or any comparable provision of state or local law); provided, however, that (iii) no party hereto shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation and (iv) the allocation shall not be binding upon Sellers for purposes of any plan filed in connection with the Bankruptcy Cases and shall not, and shall not be interpreted to, have any effect on any distributions to Sellers’ creditors or equityholders.  If the IRS or any other Tax authority proposes a different allocation, Seller or Purchaser, as the case may be, shall promptly notify the other party of such proposed allocation.  Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 3.3 shall survive the Closing without limitation.

(b)         The parties agree that the purchase and sale of the Acquired Assets pursuant to this Agreement shall be treated for U.S. federal, state and local income tax purposes as the purchase and sale of the Acquired Assets in a taxable transaction governed by Section 1001 of the Code.  Purchaser and Sellers shall report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such treatment.

ARTICLE IV

Closing Matters

Section 4.1        Closing.  Upon the terms and subject to the conditions of this Agreement, the Closing will take place beginning at 10:00 a.m. (Eastern Time) remotely by electronic transmissions or, in the event that the parties deem an in-person Closing necessary, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, on the second (2nd) Business Day after the satisfaction (or waiver by the party for whose benefit such conditions exist) of all conditions described in Article IX that are required to be satisfied prior to the Closing (other than actions to be taken or items to be delivered at Closing as set forth herein, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, date, and place as the parties may mutually agree in writing (the date of the Closing is referred to herein as the “Closing Date”).  All documents delivered and all transactions consummated at the Closing will be deemed for all purposes to have been delivered and consummated effective as of the Effective Time.

Section 4.2           Deliveries at Closing.

(a)          Deliveries of Sellers.  At the Closing, each Seller will deliver or cause to be delivered to Purchaser the following, as applicable:

(i)            duly executed counterparts of the General Assignment, Assumption Agreement and Intellectual Property Assignment Agreement;

(ii)           the Business Books and Records.

(iii)         any physical Acquired Assets of such Seller or its Affiliates, it being understood that the delivery required hereunder shall be deemed satisfied if such assets are made available to the Purchaser for collection;

(iv)         all certificates of title or origin (or similar documents), duly endorsed with respect to any material Acquired Tangible Personal Property or other material Acquired Assets for which a certificate of title or origin is required to transfer title (it being understood that any such documents with respect to any other Acquired Tangible Personal Property or Acquired Assets will be delivered as soon as practicable after the Closing);

(v)           a W-9 for such Seller duly executed by such Seller (or its regarded owner for U.S. federal income tax purposes, as applicable);

(vi)          a joint written instruction to the Escrow Agent instructing the release of the Earnest Deposit to Sellers;

(vii)        all other documents and instruments of conveyance and transfer executed by the applicable Seller, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Acquired Assets to Purchaser free and clear of all Liens, Liabilities (other than Assumed Liabilities) and other Interests (except Permitted Encumbrances); provided, however, that the Sale Order shall be the only required document to evidence the conveyance and transfer free and clear of such Liens, Liabilities and other Interests; and

(viii)      such other duly executed documents, instruments and certificates as may be required to be delivered by Sellers pursuant to the terms of this Agreement and, all in form reasonably satisfactory to Purchaser.

(b)         Deliveries by Purchaser.  At the Closing, Purchaser (or the applicable Designated Purchaser(s)) shall pay all Cure Amounts (subject to the Cure Amounts Cap) to the applicable counterparties and will deliver or cause to be delivered to Sellers the following:

(i)           an amount equal to (A) the Purchase Price minus (B) the Earnest Deposit, as provided in Section 3.1(b);

(ii)          a joint written instruction to the Escrow Agent instructing the release of the Earnest Deposit to Sellers;

(iii)         duly executed counterparts of the General Assignment, Assumption Agreement and Intellectual Property Assignment Agreement; and

(iv)       such other duly executed documents, instruments and certificates as may be required to be delivered by Purchaser pursuant to the terms of this Agreement or the Related Agreements, all in form and substance reasonably satisfactory to Sellers.

Section 4.3           Further Assurances and Cooperation.

(a)          Further Assurances.  Subject to the terms and conditions of this Agreement, from time to time after the Closing through the date on which the Bankruptcy Cases are closed, at a party’s reasonable request and without further consideration, the other party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and assumption, and provide such materials and information and take such other actions as the other party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser all of the Acquired Assets or in order to more effectively effect the assumption by Purchaser of the Assumed Liabilities or in order to carry out the intent of this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby.

(b)        Access to Information and Books and Records.  During the period from the Execution Date to the Closing Date, Sellers shall provide Purchaser and its authorized Representatives with (i) reasonable and regular access, during normal business hours and upon reasonable prior written notice, to the Business Employees and (ii) any information and books and records of Sellers related to the Business, any Acquired Asset, any Assumed Liability, or any transition service that may be provided or received by Purchaser, including employee records and Assumed Benefit Plan data, reasonably requested by Purchaser, except as otherwise prohibited by applicable Laws; provided that, the parties will use Reasonable Efforts to share information that cannot be shared due to a prohibition under applicable Law in a manner so as to avoid such prohibition.  For a period of twelve (12) months following the Closing (or until the earlier liquidation or dissolution of Sellers), Purchaser and Sellers will afford each other, and their respective Representatives, during normal business hours and upon reasonable prior notice, reasonable access to, in the case of Sellers, the Excluded Books and Records and, in the case of Purchaser, the Business Books and Records in its possession with respect to periods through the Closing and the right to make copies and extracts therefrom to the extent that such access may be reasonably required by the requesting party in connection with (A) the preparation of Tax Returns, (B) any Tax audit, Tax protest or other proceeding relating to Taxes, (C) the making of any election related to Taxes, (D) compliance with the requirements of any Governmental or Regulatory Authority, (E) Sellers’ conduct or administration of the Bankruptcy Cases including, their participation in any contested matter or adversary proceeding in or relating to the Bankruptcy Cases, (F) monitoring or enforcing rights or obligations of each Seller under this Agreement or (G) any actual or threatened third-party Action or proceeding.  Neither Purchaser nor Sellers may, for a period of seven (7) years after the Closing Date, destroy or otherwise dispose of any such books, records and other data unless such party will first offer in writing to surrender copies of such books, records and other such data to the other party and such other party has not agreed in writing to take possession thereof during the thirty (30) day period after such offer is made; provided, that Sellers’ notice to Purchaser of their motion to close or dismiss the Bankruptcy Cases shall be deemed to constitute notice to Purchaser of Sellers’ intention to destroy all books, records and data in connection with the Acquired Assets and the Business and its offer to surrender such books, records and data to Purchaser. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, in no event shall any Seller be required to provide access to any information covered by the attorney client privilege, work product doctrine or other similar privilege; provided that, Sellers shall use Reasonable Efforts to share any such information in a manner that would not result in a loss of any attorney client privilege, work product doctrine or other similar privilege.

(c)        Tax Cooperation.  If, in order to properly prepare its Tax Returns or other documents or reports required to be filed with any Governmental or Regulatory Authority, it is necessary that either Purchaser or Sellers be furnished with additional information, documents or records relating to the Business, the Acquired Assets or the Assumed Liabilities not referred to in Section 4.3(b), and such information, documents or records are in the possession or control of the other party, such other party will use its Reasonable Efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense.  Neither Purchaser nor Sellers may, for a period of seven (7) years after the Closing Date, destroy or otherwise dispose of any such information, documents or records unless such party will first offer in writing to surrender copies of such information, documents or records to the other party and such other party has not agreed in writing to take possession thereof during the thirty (30) day period after such offer is made; provided, that Sellers’ notice to Purchaser of their motion to close or dismiss the Bankruptcy Cases shall be deemed to constitute notice to Purchaser of Sellers’ intention to destroy all information, documents or records in connection with the Acquired Assets and the Business and its offer to surrender such information, documents or records to Purchaser.  Notwithstanding the foregoing, nothing in this Section 4.3 shall require any Seller to permit any access to or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of Sellers, is reasonably likely to result in any violation of any legal requirement or any Contract to which a Seller is a party or cause any privilege (including attorney-client privilege) or work product protection that a Seller would be entitled to assert to be waived or (ii) if any Seller, on the one hand, and Purchaser, on the other hand, are adverse parties in any Action, any information that is reasonably pertinent thereto.

Section 4.4          Change in Ownership.   Sellers and Purchaser acknowledge and agree that the change of ownership of the Industry Data (including, for the avoidance of doubt, any Personal Information contained therein) included in the Acquired Assets from Sellers to Purchaser pursuant to this Agreement does not constitute a sale, transfer or disclosure of the Industry Data on a standalone basis in a manner that would violate applicable Privacy Laws (subject to applicable law under the Bankruptcy Code) and solely constitutes a change in ownership of such Acquired Assets in connection with Purchaser’s operation of the Acquired Assets from and after the Closing subject to Section 7.11.

ARTICLE V

Representations and Warranties

Section 5.1        Representations and Warranties of Sellers. Except as set forth in (a) Seller Disclosure Schedules or (b) any forms, reports, schedules, statements or other documents filed by a Seller and available on the Securities and Exchange Commission’s Electronic Data Gathering Analysis and Retrieval System (excluding statements in any “Risk Factors” sections and any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such statement or disclosure is cautionary, predictive or forward-looking in nature), each Seller makes the following representations and warranties to Purchaser as set forth in this Section 5.1. Seller Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered Paragraphs contained in this Agreement (as to which Purchaser acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Seller Disclosure Schedules shall be deemed disclosed for all other purposes of the Seller Disclosure Schedules as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other section, subsection, paragraph or subparagraph of the Seller Disclosure Schedules, that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Seller Disclosure Schedules):

(a)           Organization and Existence. Each Seller is a corporation, limited liability company or other entity duly incorporated or organized, as applicable, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to own, lease, and operate the Business and the applicable Acquired Assets and to carry on the Business as and where such assets are now owned or leased and the Business is now conducted, as applicable, subject to the Bankruptcy Cases. The states in which each Seller is required by Law to be qualified to do business as a foreign entity are set forth in Section 5.1(a) of the Seller Disclosure Schedules, and such Seller is qualified to do business as a foreign entity in each such state, except where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)           Authority and Approval. Each Seller has the power to enter into this Agreement and each of the Related Agreements to which it is or will be a party, subject to entry of the Sale Order by the Bankruptcy Court, and to perform its obligations hereunder and thereunder. Subject to the Bankruptcy Cases, the execution, delivery and performance by such Seller of this Agreement and the Related Agreements to which it is or will be a party, and the consummation by such Seller of the transactions contemplated herein and therein, have been duly authorized by all required legal entity action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and when executed and delivered by such Seller, the Related Agreements to which it is or will be a party will have been duly executed and delivered by such Seller, subject to the Bankruptcy Cases. This Agreement is, and each of the Related Agreements to which such Seller is a party when executed and delivered by such Seller, subject to entry of the Sale Order by the Bankruptcy Court, will be, the valid and binding obligations of such Seller, enforceable against such Seller, in accordance with their respective terms, except as may be limited by the Bankruptcy Cases.

(c)           No Conflict. The execution and delivery by such Seller of this Agreement and each of the Related Agreements to which it is or will be a party, and such Seller’s compliance with the terms and conditions hereof and thereof, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with, or require the consent of any Person that has not been obtained under such Seller’s Organizational Documents, (ii) subject to (A) entry of the Sale Order, and (B) obtaining the authorizations referred to in Section 5.1(d) of the Seller Disclosure Schedules and excluding any Antitrust Law, violate or breach in any material respect any provision of, or require any consent, authorization, or approval under, any Law or Order applicable to such Seller, the Business, the Acquired Assets or the Assumed Liabilities, (iii)  result in a violation or breach of any provision of any Law or Order applicable to such Seller, the Business, the Acquired Assets, the Leased Real Property or the Assumed Liabilities, (iv) subject to entry of the Sale Order, and except as set forth in Section 5.1(c) and Section 5.1(d) of the Seller Disclosure Schedules, violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any Transferred Contract or other Material Contract, or Transferred Permit material to the Business to which such Seller is a party or by which such Seller is bound or to which any of its assets or properties are subject, except to the extent excused or stayed by the Bankruptcy Cases or (v) result in the creation of any Lien upon the Acquired Assets other than Permitted Encumbrances and Liens created by Purchaser or its Affiliates; provided, however, that no representation or warranty is made in the foregoing clauses (ii) through (v) with respect to matters that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(d)           Governmental Approvals and Filing. Except (i) as set forth in Section 9.3(b) or as disclosed on Section 5.1(d) of the Seller Disclosure Schedules, (ii) with respect to any Antitrust Law, and (iii) the entry of the Sale Order, no consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of such Seller is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which such Seller is to be a party or the consummation of the transactions contemplated hereby or thereby, except (A) for any such consent, approval, action, filing, notice of exemption which is required due to any action of, or circumstances relating to, Purchaser or its Affiliates, or (B) where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (x) have a material adverse effect on such Seller or (y) materially adversely affect the validity or enforceability against such Seller of this Agreement or such Related Agreements or materially adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement.

(e)          Legal Proceedings. Except as disclosed in Section 5.1(e) of the Seller Disclosure Schedules or on the Bankruptcy Cases docket, as of the date hereof, there is no: (i) pending or, to Sellers’ Knowledge, written threat of any Action or Order of any Governmental or Regulatory Authority, in each case relating to such Seller, the Business or any of the Acquired Assets, in each case that would reasonably be expected (x) to have, individually or in the aggregate, a Business Material Adverse Effect, or (y) to adversely affect the validity or enforceability of this Agreement or any of the Related Agreements against such Seller or adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement, or (ii) Orders outstanding against such Seller that would adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or that are otherwise related to such Seller, the Business or the Acquired Assets.

(f)         Compliance with Laws and Orders. Except as set forth in Section 5.1(f)(i) of the Seller Disclosure Schedules, there is no unresolved material violation of or default under any Law or Order applicable to such Seller, the Business, the Acquired Assets or the Assumed Liabilities, in each case, other than as a result of the Bankruptcy Cases. Such Seller is in compliance in all material respects with all applicable Laws regulating such Seller, the Business or the Acquired Assets.

(g)          U.S. Food and Drug Administration Matters.

(i)        Except as set forth in Section 5.1(g) of the Seller Disclosure Schedules, the operation of the Business as currently conducted by Sellers, is in material compliance with the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder including, as applicable, (i) the requirement for and terms of all necessary approvals, authorizations, clearances and exemptions; (ii) quality requirements as implemented by the Quality System Regulation, 21 C.F.R. Part 820; (iii) labeling, promotion, and advertising; (iv) good clinical practices and good laboratory practices; (v) site establishment registration including payment of fees; and (vi) recordkeeping and reporting requirements.

(ii)        Neither Seller nor the Business has been, or, to the Knowledge of Sellers, has been threatened to be, (i) debarred under U.S. Food and Drug Administration (“FDA”) proceedings under 21 U.S.C. § 335a, (ii) disqualified under FDA investigator disqualification proceedings, (iii) subject to an action under FDA’s Application Integrity Policy, (iv) or subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.

(h)          Health Care Matters

(i)         Compliance with Health Care Laws.  Since May 1, 2024, (A) Sellers have operated the Business in compliance in all material respects with all applicable Health Care Laws, (B) each Seller has timely and accurately filed all material reports, submissions and other documents that each was required to file pursuant to any Health Care Law, and (C) no Governmental or Regulatory Authority or other Person has commenced any Action against any Seller, related to any Seller’s compliance with any Health Care Law.

(ii)       Pharmaceutical Products and Pharmacy Activities.  Since May 1, 2024, none of the Sellers or to Sellers’ Knowledge, Sellers’ Affiliates has experienced a theft or significant loss of pharmaceutical or other products that would require reporting to any Governmental or Regulatory Authority, and no product dispensed or otherwise distributed by the Business has, to Sellers’ Knowledge, been adulterated, misbranded, seized, withdrawn, recalled or detained.

(iii)       Debarment and Suspension.  None of the Sellers, or to Sellers’ Knowledge, Sellers’ Affiliates, any officer, director or employee thereof, or, any Person who provides or arranges for the provision of services to any Seller, Affiliate or the Business, (A) has been charged with or convicted of a felony or a criminal offense related to health care, or (B) is excluded, debarred or otherwise ineligible to participate in a Health Care Program or any federal or state government programs.

(iv)        Duly Licensed Employees.  To Sellers’ Knowledge, each employee, agent and contractor of any Seller that is required to be licensed in connection with their work on behalf thereof holds a valid and unrestricted license or other Permit as required for such work and is performing only those services on behalf of Seller, Affiliate or the Business that are permitted by such Permit.

(i)           Employee Matters and Employee Benefit Plans.

(i)          Set forth in Section 5.1(i)(i) of the Seller Disclosure Schedules is a true and complete list of each material Benefit Plan in effect as of the date of this Agreement.  Sellers have provided Purchaser with true and complete copies of the following (as applicable) for each such Benefit Plan: (A) the current plan document, including any amendments thereto, (B) the most recent annual report (Form 5500), (C) the most recent summary plan description and summary of material modifications, (D) the most recently received IRS opinion or determination letter received by Sellers, and (E) the most recently prepared actuarial report or financial statement.

(ii)         Each Benefit Plan has been maintained, administered and funded in all material respects, in accordance with its terms and all provisions of applicable Laws (including ERISA and the Code).

(iii)       Each of the Benefit Plans that is intended to qualify under Section 401 of the Code has received a favorable opinion or determination letter from the IRS that such Benefit Plan is so qualified, and, to Sellers’ Knowledge, nothing has occurred with respect to the operation of any such Benefit Plan which would reasonably be expected to result in the revocation of such favorable opinion or determination.

(iv)     Sellers have timely paid all contributions due to date that are required under Benefit Plans, and there are no pending or unresolved claims under any Benefit Plans for outstanding or owed contributions, arrears, delinquencies, or for compliance with any payroll audit or investigation concerning the Business Employees.

(v)        Section 5.1(i)(v) of the Seller Disclosure Schedules is a complete and accurate list of the names of all Business Employees as well as each individual who has an outstanding offer of employment to be employed by any of the Sellers, in each case, as of immediately prior to the date hereof, and includes for each individual (A) employing entity, (B) base salary/base wage, (C) commission, bonus or incentive compensation, (D) title or position, (E) date of hire, (F) location of residence (state), (G) assigned work location, (H) exempt or non-exempt status, (I) full-time or part-time status, (J) active or leave status (and, if on leave, the nature of the leave and the expected return date), (K) union status and (L) applicable visa or work authorization.

(vi)        With respect to the Business Employees, (A) Sellers are, and since May 1, 2024, have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including all legal requirements relating to discrimination, equal employment opportunities, disability, labor relations, wages and hours, Fair Labor Standards Act, payment of wages, occupational safety, and family and medical leave and (B) there are no pending, or to Sellers’ Knowledge, threatened, Actions, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, claims, or proceedings (including any administrative investigations, charges, claims, Actions, or proceedings), against Sellers brought by or on behalf of any Business Employee alleging violation of any labor or employment legal requirements, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.

(vii)       None of the Sellers is a party to, or bound by, a collective bargaining agreement or similar agreement with a Union or other labor organization covering any of the Business Employees, and none of the Business Employees is represented by a Union or other certified bargaining agent with respect to their services to Sellers or the Business.  With respect to the Business, there is not any, and since May 1, 2024 has been no, strike, slowdown, picketing or work stoppage.

(j)          Title. Except as set forth in Section 5.1(j) of the Seller Disclosure Schedules, Sellers have good and marketable title to, or a valid leasehold interest in and right to use, all Acquired Assets, in each case, free and clear of all Liens other than Permitted Encumbrances, Assumed Liabilities or Liens that will be released at or prior to the Closing Date.

(k)          Intellectual Property.

(i)        Section 5.1(k)(i) of the Seller Disclosure Schedules contains a complete and accurate list of all registrations and applications for registrations of (a) Patents, (b) Trademarks, (c) Copyrights and (d) Internet domain names, in each case (the foregoing (a)-(d)), included in the Acquired Intellectual Property (the “Registered Acquired Intellectual Property”).  Each Seller is the sole and exclusive owner of all material Acquired Intellectual Property free and clear of all Liens (other than Permitted Encumbrances), and the material Registered Acquired Intellectual Property is subsisting, and, to the Sellers’ Knowledge, valid, and enforceable.  To Sellers’ Knowledge, there are no Orders to which any Seller or any of its Affiliates is subject with respect to any Acquired Intellectual Property.

(ii)        To Sellers’ Knowledge, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the conduct of the Business (including the products and services of the Business) as currently conducted, and as conducted since May 1, 2024 does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, Intellectual Property of any Person, and there has been no such Action asserted or threatened in writing since May 1, 2024.

(iii)     To Sellers’ Knowledge, no Acquired Intellectual Property is being, or since May 1, 2024 has been, infringed, misappropriated or otherwise violated by any Person and no such Actions have been asserted or threatened against any Person by any Seller or any of its Affiliates since May 1, 2024.

(iv)        There has been no Action asserted or, to Sellers’ Knowledge, threatened in writing challenging the scope, validity, or enforceability of any applications or registrations for Patents, Trademarks or Copyrights included in the Acquired Intellectual Property (other than non-final office actions and similar correspondence involving the United States Patent and Trademark Office or any equivalent foreign Governmental or Regulatory Authority).

(v)        Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (A) each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Acquired Intellectual Property for or on behalf of any Seller or any of its Affiliates has executed and delivered to the applicable Seller a valid written Contract (1) requiring such Person maintain the confidentiality of all trade secrets of Seller or any of its Affiliates and (2) that grants a Seller ownership  of all right, title and interest in and to such Acquired Intellectual Property and (B) to Sellers’ Knowledge, no Person is in breach of any such Contract.

(vi)       Except as would not be reasonably expected to have, individually or in the aggregate, a Business Material Adverse Effect, (A) none of the Sellers has used, incorporated or distributed any Open Source Software in a manner that requires any material proprietary Software included in Acquired Intellectual Property be (i) disclosed or distributed or otherwise made available in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or minimal charge or (iv) licensed under the same license as such Open Source Software and (B) to Sellers’ Knowledge, since May 1, 2024, Sellers have complied with all terms and conditions of their licenses in Open Source Software used in the conduct of the Business.

(vii)       Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, Sellers have used Reasonable Efforts to protect the confidentiality of any material trade secret and other confidential or information included in the Acquired Intellectual Property, and to Sellers’ Knowledge, there has been no unauthorized disclosure or breach of such information.

(l)           Data Privacy. Except as set forth on Section 5.1(l) of the Seller Disclosure Schedules:

(i)          Sellers and their Affiliates comply, and since May 1, 2024 have at all relevant times been in material compliance with (A) applicable Privacy Laws; and (B) internal privacy and data security policies and external contractual obligations, and terms of use governing the collection, use, disclosure, storage, processing, or transfer of Personal Information (collectively, the “Privacy Requirements”).

(ii)         With regard to the Acquired Assets and conduct of the Business, since May 1, 2024, Sellers and their Affiliates have made Reasonable Efforts to design, implement appropriate technical and organizational measures, consistent with applicable Privacy Requirements and industry standards, designed to protect the confidentiality, integrity and availability of the Seller IT Assets and Personal Information from Security Breaches.  Such measures take into account the nature of the data and systems involved, the risks to individuals, and the state of the art in data security, including appropriate safeguards for Personal Information in transit and at rest.  Sellers and their Affiliates regularly conduct penetration testing and obtain independent vulnerability assessments on the Seller IT Assets, at intervals reasonably consistent with then-applicable industry practice for businesses of comparable scale and sensitivity.  To Sellers’ Knowledge, there are no unresolved critical or high-risk vulnerabilities identified by such testing.

(iii)        With regard to the Acquired Assets and conduct of the Business, since May 1, 2024, Seller and their Affiliates have not suffered and there have not been (A) any Security Breach including that resulted in or would reasonably be expected to result in any notification obligation to a Governmental or Regulatory Authority or any Person; (B) any actual, threatened or suspected Action, notice, opinion, demand letter, complaint, audit, fine, sanction or investigation by a Governmental or Regulatory Authority or other Person; or (C) any actual, alleged or suspected violation of any Privacy Requirements.  To the Knowledge of Sellers, there are no circumstances that would or could reasonably be expected to result in any of the foregoing (A) to (C).

(iv)        Sellers have the right to transfer to the Purchaser, and, giving effect to Section 7.11 and subject to applicable Law, upon Closing the Purchaser will have the right to continue to collect, use and otherwise process, all Personal Information included in the Acquired Assets in the same manner as in the conduct of the Business prior to Closing, without undue restriction or delay and without breach of Privacy Requirements, in all material respects.

(v)           For the purpose of this Section 5.1(l), the term “processing” shall have the meaning given to it, or any similar term, in Privacy Laws.

(vi)        Except as set forth in the Bankruptcy Order or as required as a result of, or arising out of circumstances relating to, Purchaser or its Affiliates, and subject to the obligations under the Voluntary Consumer Protection and Privacy Safeguards Term Sheet attached as Exhibit D hereto, any transfer of Personal Information by Sellers to Purchaser in connection with the execution or delivery or performance of this Agreement or any Related Agreements will comply with all applicable Privacy Requirements and Sellers are not required to provide notice to obtain affirmative, opt-in consent from any relevant individual prior to effectuating such transfer.

(m)         Material Contracts.

(i)          Except for (A) the Real Property Leases (which are the subject of Section 5.1(q)), (B) Contracts with legal, financial, or other advisors and consultants in connection with the Bankruptcy Cases or any other transactions contemplated hereby and (C) any agreement entered into with any of such Seller’s secured lenders, Section 5.1(m)(i) of the Seller Disclosure Schedules contains a complete and accurate list as of the date hereof of all of the following material Contracts to which such Seller is a party (“Material Contracts”):

(A)      any Contract involving commitments to others to make capital expenditures or purchases or sales in excess of five hundred thousand United States Dollars ($500,000);

(B)      any Contract involving the obligation of any Seller relating to the Business to sell products or services pursuant to which the aggregate payments to become due exceeds two hundred fifty thousand United States Dollars ($250,000) annually;

(C)     any Contract appointing any agent to act on behalf of any Seller with respect to the Business or any power of attorney;

(D)     any Contract creating a shareholders’ agreement, strategic alliance, partnership, joint venture agreement, development, joint development or similar arrangement that is material to the Business;

(E)      any Contract that relates to the settlement of any legal proceeding in the last two (2) years;

(F)     any Contract with a Union or any written employment, consulting, contractor, confidentiality, non-competition, severance or termination agreements as to employees, individual consultants or other individual service providers, in each case, material to the Business;

(G)     any Contract relating to any direct or indirect Indebtedness (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit) with a principal amount in excess of five hundred thousand United States Dollars ($500,000);

(H)      any Contract between any Seller and any Affiliate of such Seller that is material to the Business;

(I)      all swap agreements, securities contracts, commodities contracts, option agreements, repurchase agreements, futures contracts, forward contracts, master netting agreements, in each instance, as such term is defined or otherwise referenced in the Bankruptcy Code, or other hedging agreement or derivative agreement;

(J)       any Contract that would reasonably be expected to limit the freedom of Purchaser to engage in any line of business or to compete with any Person in any area or territory;

(K)     any (1) Contract pursuant to which Sellers grant to a third party a license or right to use any material Acquired Intellectual Property (other than non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business) and (2) Contract pursuant to which Sellers obtain a license or right to use any material Intellectual Property owned by a third party in connection with the Business, other than (x) licenses for “off-the-shelf” Software or other Software generally commercially available on standard terms and conditions, (y) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business or (z) confidentiality and invention assignment agreements between Sellers and their respective employees or contractors;

(L)      any Contract (whether exclusive or otherwise) with any sales agent, representative, franchisee, dealer, distributor;

(M)     any Contract that requires the payment of royalties;

(N)      any Contract with any Governmental or Regulatory Authority;

(O)      any Contract involving a sharing of profits, losses, costs or liabilities;

(P)      any supplier Contract of the Business, including material purchase orders and sales orders for which, as of the date hereof, a supplier remains obligated to provide goods or services or any Seller remains obligated to pay for goods or services, and excluding all other purchase orders and sales orders, except those that are terminable by any Seller on sixty (60) days’ notice or less without penalty; and

(Q)      any other Contract not of the type covered by any of the other items of this Section 5.1(m)(i) involving money or property having an obligation, or relating to payments by or to such Seller, in excess of fifty thousand United States Dollars ($50,000) per month or five hundred thousand United States Dollars ($500,000) in the aggregate in the last twelve (12) consecutive months, except those that are terminable by any Seller on sixty (60) days’ notice or less without penalty.

(ii)        True, correct and complete copies of the Material Contracts (including any amendments, supplements, restatements or modifications thereto) listed in Section 5.1(m)(i) of the Seller Disclosure Schedules have been made available to Purchaser. Subject to entry of the Sale Order and payment of all Cure Amounts, each Material Contract is in full force and effect, and is valid, binding and enforceable in accordance with its terms as to such Seller and, to Sellers’ Knowledge, the other parties to the Material Contract. Other than the payment of Cure Amounts, such Seller has performed and is performing all obligations required to be performed by it under the Material Contracts in all material respects. Except as set forth in Section 5.1(m)(i) of the Seller Disclosure Schedules, no material default or material breach of a Material Contract exists (or, solely as a result of the Bankruptcy Cases or the consummation of the transactions contemplated hereby, will exist) on the part of such Seller or, to the Sellers’ Knowledge, on the part of any other Person under any such Material Contracts, and no condition or event has occurred that, after notice or lapse of time, or both, would constitute a material default or material breach of such Material Contracts. As of the Execution Date, no party to a Material Contract has notified such Seller in writing that such party intends to cancel or otherwise terminate such Material Contract, or to Sellers’ Knowledge, taken any action or threatened to take any action with respect of an amount paid to such Seller pursuant to such Material Contract or a reduction in fees due to such Seller pursuant to such Material Contract.

(n)         Permits. To Sellers’ Knowledge, Sellers own or possess all Permits necessary and material to the Condition of the Business or the ownership, operation and use of the Acquired Assets. Section 5.1(n)(i) of the Seller Disclosure Schedules identifies all material Permits possessed by Sellers that are necessary to the conduct of the Business or the ownership or operation of the Acquired Assets by Sellers as conducted on the Execution Date. Except as disclosed in Section 5.1(n)(n) of the Seller Disclosure Schedules, (i) all such Permits possessed by Sellers are in full force and effect, (ii) Sellers are in compliance in all material respects with the terms and conditions of such Permits other than as a result of the Bankruptcy Cases, and (iii) Sellers have not received written notice of violation or proposed material revocation or termination of any such Permit from any issuing Person or Governmental or Regulatory Authority, which remains unresolved.

(o)        Insurance. Sellers maintain material insurance covering the Business and the Acquired Assets in amounts (and subject to deductibles and self-insurance amounts) that, to Sellers’ Knowledge, are consistent with industry practice and which Sellers have reasonably determined to be adequate for the Business, and which (including the name of the carrier thereunder, the amounts, limits or deductibles thereunder, and the expiration date thereof) is listed on Section 5.1(o) of the Seller Disclosure Schedules.

(p)         Certain Environmental Matters. Except as (i) related solely to the Excluded Assets, (ii) would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or (iii) disclosed in Section 5.1(p) of the Seller Disclosure Schedules:

(i)         To Sellers’ Knowledge, Sellers hold, and are in compliance with, all Permits required under any Environmental Laws to conduct the Business as currently being conducted.

(ii)          To Sellers’ Knowledge, such Seller, the Business and the Acquired Assets are in compliance with all Environmental Laws and, during the one (1) year period preceding the Execution Date, such Seller has not received written notice from any Person alleging that such Seller, the Business or the Leased Real Property is in material violation of any applicable Environmental Law, which violation is unresolved.

(iii)         During the one (1) year period preceding the Execution Date, such Seller has not received any written request for information or any written notice that it is a potentially responsible party under any Environmental Laws with regard to the Business and the operation of the Leased Real Property or any off-site location for which any liability is currently being asserted against such Seller, and to Sellers’ Knowledge it is not such a potentially responsible party under any Environmental Law.

(iv)         Such Seller is not subject to any outstanding Order relating to compliance with any Environmental Law or requiring the investigation or cleanup of Hazardous Materials.

(v)         To Sellers’ Knowledge, no Hazardous Materials are present in, on or under the Leased Real Property, except as would not be reasonably expected to result in a Liability against such Seller under Environmental Laws.

(vi)        During the one (1) year period preceding the Execution Date, such Seller has not transported, stored, used, manufactured, disposed of or released Hazardous Materials in violation of Environmental Laws.

(q)          Leased Real Property. Except as set forth in Section 5.1(q) of the Seller Disclosure Schedules:

(i)          Section 5.1(q)(i) of the Seller Disclosure Schedules contains a true, correct and complete list of such Seller’s Leased Real Property. Such Seller has made available to Purchaser true correct and complete copies of the Real Property Leases with respect thereto.

(ii)         Such Seller has a good and valid leasehold, subleasehold, easement, license, or other right in and to such Seller’s Leased Real Property, free and clear, as of the Closing Date, of Liens and other Interests, except for Permitted Encumbrances and the Assumed Liabilities. Subject to the Sale Order and payment of all Cure Amounts, each of the Leased Real Property with respect thereto is in full force and effect, and neither such Seller, nor to the Knowledge of Sellers, any other party thereto, is in material default thereunder, nor has any condition or event occurred that, after notice or lapse of time, or both, would constitute a material default thereunder by such Seller, or, to the Knowledge of Sellers, any other party thereto, other than as a result of the Bankruptcy Cases.

(iii)        Other than the rights of fee (or other superior interest) owners, there are no subtenants or other parties in possession of any of such Seller’s Leased Real Property.

(iv)        To the Knowledge of Sellers, there are no pending or threatened proceedings or Actions to condemn or take by power of eminent domain, all or any of such Seller’s Leased Real Property.

(v)         No Seller owns any real property. The Leased Real Property constitutes all of the material real property used in connection with the Business.

(r)          Brokers. Other than Moelis & Company LLC and Alvarez and Marsal North America LLC, and except as set forth in Section 5.1(r) of the Seller Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

(s)          Taxes. Except as otherwise set forth in Section 5.1(s) of the Seller Disclosure Schedules:

(i)           All material Tax Returns required to be filed with respect to the Acquired Assets have been timely filed and all such Tax Returns are true, accurate and complete in all material respects to the extent that failure to file such a Tax Return, or the failure of any such Tax Return to be true, accurate and complete, would reasonably be expected to give rise to a material Lien on any Acquired Asset following the Closing.

(ii)          All material Taxes with respect to the Acquired Assets that are due and payable have been duly and timely paid to the extent that failure to pay such Taxes would reasonably be expected to give rise to a material Lien on any Acquired Asset following the Closing.

(iii)        There is no Action pending or threatened in writing against, or with respect to, a material amount of Taxes relating to the Acquired Assets to the extent that the outcome of such proceeding would reasonably be expected to give rise to a material Lien on any Acquired Asset following the Closing.

(iv)        There are no material Tax claims, audits or proceedings pending or threatened with respect to the Acquired Assets.  There are not currently in force any waivers or agreements for the extension of time for the assessment or payment of any material Tax with respect to the Acquired Assets.

(v)         None of the Acquired Assets constitutes stock, partnership interests or any other equity interest in any Person for U.S. federal income Tax purposes.

(vi)        There are no Liens on the Acquired Assets and the Business, for failure to pay Taxes other than Permitted Encumbrances.

(t)          Credit Support Obligations. Section 5.1(t) of the Seller Disclosure Schedules sets forth a true and complete list of each guaranty, letter of credit, performance or surety bond or similar credit support arrangement provided by such Seller or any of its Affiliates to any other Person with respect to the Business or any Transferred Contract.

(u)         No Material Adverse Change. Except as described in Section 5.1(u) of the Seller Disclosure Schedules, except as a result of the Bankruptcy Cases, since the Petition Date until the Execution Date:

(i)            There has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably expected to have a Business Material Adverse Effect;

(ii)         Such Seller has not, except in the Ordinary Course of Business, sold, leased, transferred, or assigned any of the material properties, rights or other assets of such Seller that would, but for such transaction, be an Acquired Asset;

(iii)         Such Seller has not cancelled, compromised, waived or released any right or Claim (or series of related rights and Claims) related to the Acquired Assets except in the Ordinary Course of Business or pursuant to an Order of the Bankruptcy Court;

(iv)        Such Seller has not made any change to any accounting method or any change to any material methods of reporting income, deductions or other items for Tax purposes; and

(v)         Such Seller has not made any agreement to do any of the foregoing.

(v)       Inter-Company Transactions. A true, correct and complete list and description of all Contracts (including any amendments, supplements, restatements or modifications thereto) between Sellers relating to the Acquired Assets, Assumed Liabilities or the Business, is set forth in Section 5.1(v) of the Seller Disclosure Schedules, and true, correct and complete copies of such Contracts have been made available to Purchaser.

(w)      Sufficiency of Assets. Except as set forth in Section 5.1(w) of the Seller Disclosure Schedules and taking into account the Bankruptcy Cases, each Seller represents and warrants that:

(i)         The Acquired Assets, excluding all Excluded Assets and Excluded Liabilities, include, but are not limited to, all of the material assets, rights, and properties, including all tangible and intangible property, that are used in or held for the Business and necessary to conduct the Business in all material respects as conducted immediately prior to the date hereof.

(ii)         The tangible Acquired Assets are in good operating condition and repair, subject to normal wear and tear, are adequate and suitable for the purposes for which they are currently used or held for use in the Business in all material respects.

(iii)        As of May 3, 2025, the Business includes: 5,316,155 research-consented and individual data-sharing consented genotyped customers with at least one (1) health survey completed and who have completed 23andMe’s main health survey and health profile), (B) 5,866,360 research-consented and biobank-consented genotyped customers with at least one (1) health survey completed and who have completed 23andMe’s main health survey and health profile), (C) 4,661,755 research-consented, biobank-consented and individual data-sharing consented genotyped customers with at least one (1) health survey completed who have completed 23andMe’s main health survey and health profile), (D) 8,860,556 research-consented and biobank-consented genotyped customers and (E) 10,397,824 biobank-consented customers. As of June 1, 2025, since the filing of the Bankruptcy Cases, no more than 15% of the Business’s customers have asserted their deletion rights.

(iv)       The Acquired Assets delivered at the Closing shall include the Industry Data. At the Closing, the Industry Data shall transfer to Purchaser or a Designated Purchaser, free and clear of all Liens, other than Permitted Encumbrances. At the Closing, Purchaser or Designated Purchaser shall have good and marketable title to and the right to use, and shall be free to use in substantially the same manner in which Sellers use prior to the Closing, the Industry Data, after giving effect to Section 7.11. Without limiting the generality of the foregoing, as of the Closing, no Governmental or Regulatory Authority shall have imposed any material restriction or material Lien on the transfer or use of any Industry Data, other than any such restriction or Lien that has been released or overridden.

(x)       Relations With Competitors; Amounts Owed Related Parties. Except as set forth in Section 5.1(x) of the Seller Disclosure Schedules, to Sellers’ Knowledge, such Seller does not own, directly or indirectly, any interest in (excepting not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies) nor is such Seller an officer, director, employee or consultant of, any Person that is a competitor, lessor, lessee, customer or supplier of the Business, other than Affiliates of such Seller.

(y)        SEC Documents. The Company has filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act (together with any documents or information furnished by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof and prior to the Closing Date, collectively, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents and did not contain any untrue statement of a material fact, or omit a material fact required to be stated therein or necessary in order to make the statements therein, other than with respect to registration statements, in light of the circumstances under which they were made, not misleading.

(z)       Warranties Exclusive. EXCEPT AS EXPRESSLY SET FORTH IN THIS Section 5.1 (AS MODIFIED BY SELLER DISCLOSURE SCHEDULES), SUCH SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR THE BUSINESS, INCLUDING, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY. NEITHER SUCH SELLER NOR ANY OTHER PERSON, DIRECTLY OR INDIRECTLY, HAS MADE OR IS MAKING, ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SUCH SELLER OR THE BUSINESS.

Section 5.2          Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to Sellers as set forth in this Section 5.2:

(a)         Organization and Existence. Purchaser is a public benefit corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own, lease and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b)          Tax Status. Purchaser is not, and does not have Knowledge of any facts or circumstances reasonably expected to cause Purchaser to become, a Private Foundation with respect to which the Company would be a Disqualified Person.

(c)          Authority and Approval. Purchaser has the power to enter into this Agreement and each of the Related Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which it is or will be a party, and the consummation by Purchaser of the transactions contemplated herein and therein, have been duly authorized by all required corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, when executed and delivered by Purchaser, the Related Agreements to which Purchaser is to be a party will have been duly executed and delivered by Purchaser. This Agreement is, and each of the Related Agreements to which Purchaser is to be a party when executed and delivered by Purchaser, will be, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by the Bankruptcy Cases.

(d)         No Conflict. The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which it is or will be a party, and Purchaser’s compliance with the terms and conditions hereof and thereof, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, Purchaser’s Organizational Documents, (ii) subject to entry of the Sale Order and the matters as set forth on Section 5.1(d) of the Seller Disclosure Schedules, and excluding any Antitrust Laws, violate or breach in any material respect any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser, (iii) result in a violation or breach of any provision of any Law or Order applicable to Purchaser, (iv) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material Contract to which Purchaser is a party or by which it is bound or to which any of its assets or property is subject or (v) result in the creation of any Lien upon the assets or property of Purchaser, except in each case as would not reasonably be expected to have a material adverse effect on Purchaser or materially adversely affect the validity or enforceability of this Agreement against Purchaser or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(e)          Governmental Approvals and Filing. Except (i) as set forth in Section 5.1(d) of the Seller Disclosure Schedules, (ii) with respect to any Antitrust Law, and (iii) as set forth in the Sale Order, no consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Purchaser is to be a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (i) have a material adverse effect on Purchaser or (ii) materially adversely affect the validity or enforceability against Purchaser of this Agreement or such Related Agreements or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(f)          Legal Proceedings.

(i)          Purchaser has received no written notice that there are any lawsuits or arbitrations pending or threatened against Purchaser as would reasonably be expected (x) to have a material adverse effect on Purchaser, (y) to materially adversely affect the validity or enforceability of this Agreement or any of the Related Agreements against Purchaser or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement, or (z) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(ii)          Purchaser has received no written notice that there are any Orders outstanding against Purchaser that would be reasonably expected to have a material adverse effect on Purchaser or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement; and

(iii)         during the one (1) year period preceding the date of this Agreement, Purchaser has not received any written Claim from a Governmental or Regulatory Authority alleging material noncompliance under any Privacy Law.

(g)       Brokers. No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser, except for TD Securities (USA) LLC.

(h)        Financial Resources. Purchaser has and will have at all times from the date of this Agreement through and as of the earlier of Closing or the satisfaction in full of Purchaser’s obligations upon termination of this Agreement, cash accounts exceeding three hundred thirty million dollars ($330,000,000). Other than as disclosed in writing to Sellers, the Purchaser does not hold any other assets or have any liabilities or obligations of any nature, except for its liabilities or obligations arising from the transactions contemplated by this Agreement. Since the Execution Date, the Purchaser has not transferred, distributed or otherwise moved any cash or cash equivalents to any other person or entity, whether directly or indirectly. Purchaser has delivered to Sellers a true and correct copy of a fully executed grant commitment letter (the “Grant Commitment Letter”) from Anne Wojcicki, the ANNE WOJCICKI REVOCABLE TRUST U/A/D 9/2/09, AS AMENDED AND RESTATED, ABeeC, LLC, and AW Aqua LLC (collectively, the “Grantors” and each, individually, a “Grantor”), pursuant to which the Grantors have agreed, subject to the terms and conditions thereof, to provide an irrevocable and unconditional grant of funds to the Purchaser in an aggregate amount that is, together with the cash and marketable securities on hand, sufficient to satisfy all of Purchaser’s obligations under this Agreement and so that the Purchaser will have, at Closing, the Closing funds sufficient to pay in full the Purchase Price, the Cure Amounts (subject to the Cure Amounts Cap) and the fees and expenses related to the transactions contemplated by this Agreement or, if applicable, upon termination, any damages due and payable hereunder, in each case, in cash (the “Grant”). Purchaser knows of no circumstance or condition that could be reasonably expected to prevent the availability of the Grant at Closing or upon termination of such funds. Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to Purchaser or any of its Affiliates (including the Grantors) obtaining any financing. As of the date hereof, (i) the Grant Commitment Letter and the terms of the financing required to satisfy Purchaser’s obligations under this Agreement have not been amended or modified; (ii) no such amendment or modification is contemplated;  (iii) the Grant Commitment Letter is in full force and effect, has not been withdrawn or terminated and constitutes the legal, valid and binding obligations of Purchaser and the Grantor, as applicable, enforceable against Purchaser and the Grantors, as applicable, in accordance with its terms; (iv) there are no other agreements, side letters, understandings or arrangements relating to the Grant Commitment Letter; (v) Purchaser is not aware of any misrepresentation in the Grant Commitment Letter; and (vi) the Grant is not subject to any Lien, Liability or other Interest that would reasonably be expected to (a) prevent or otherwise materially interfere with, or materially delay the Purchaser’s consummation of the transactions contemplated by, this Agreement, or (b) result in any of the obligations under the Grant Commitment Letter not being satisfied. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any party to the Grant Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Grant, other than as expressly set forth in the Grant Commitment Letter.  Purchaser is not aware of any fact or occurrence that, with or without notice, lapse of time or both, could reasonably be expected to (A) make any of the assumptions or any of the statements set forth in the Grant Commitment Letter inaccurate, (B) result in any of the terms or conditions in the Grant Commitment Letter not being satisfied, (C) cause the Grant Commitment Letter to be ineffective or (D) otherwise result in the Grant not being available on a timely basis or at all in order to consummate the transactions contemplated by this Agreement or pay damages due upon termination, as applicable.

(i)          Sophistication. Purchaser is as of the Execution Date, and will be as of the Closing Date, an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933 (as amended). Purchaser understands and is able to bear any economic risks associated with the transactions contemplated by this Agreement, including the total loss of the investment.

(j)          Investment Entirely for Own Account. Purchaser is acquiring the Acquired Assets for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser does not presently have any Contract with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Acquired Assets or any debt or equity security or interest in any Seller.

(k)         No HSR Approval. As determined under the HSR Act and its implementing regulations (the “HSR Rules”), Purchaser: (i) is its own “Ultimate Parent Entity” as that term is defined under the HSR Rules, and (ii) has neither annual net sales nor total assets in excess of the $10,000,000 (as adjusted) thresholds described in 15 U.S.C. §§ 18a(a)(2)(B)(ii).

(l)         No Conflicting Contracts. Neither Purchaser nor any of its Affiliates is a party to any Contract involving the operation, management or ownership of a business similar to any portion of the Business that would reasonably be expected to cause a delay in any Governmental or Regulatory Authority’s granting of any required or necessary approval or authorization in connection with the transactions contemplated hereby, and neither Purchaser nor any of its Affiliates has any plans, or has engaged in any discussions, to enter into any such Contract prior to the Closing.

(m)       Opportunity for Independent Investigation; No Other Representations. Prior to its execution of this Agreement, Purchaser has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Business and the Acquired Assets, including the condition, the cash flow and the prospects of the Acquired Assets and Assumed Liabilities. In making its decision to execute this Agreement and to purchase the Acquired Assets and assume the Assumed Liabilities, Purchaser has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement. Purchaser acknowledges and agrees that except as expressly set forth in Section 5.1, neither Sellers nor any Affiliate thereof (nor any other Person on their behalf) makes any representation or warranty, express or implied, written or oral, as to the Business, the Acquired Assets or the Assumed Liabilities or any other matter. Except as set forth in Section 5.1, and subject to the terms of this Agreement, Purchaser acknowledges that the Acquired Assets are being transferred on an “AS IS, WHERE IS” basis.

(n)        Disclaimer Regarding Projections. Purchaser may be in possession of certain projections and other forecasts regarding the Business, Acquired Assets and the Assumed Liabilities and any expansions or other development opportunities relating thereto or otherwise, including projected financial statements, cash flow items and other data, and certain business plan information of the Business, Acquired Assets and the Assumed Liabilities and any expansions or other development opportunities relating thereto or otherwise. Purchaser acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, and that Purchaser is familiar with such uncertainties. Accordingly, Purchaser acknowledges that neither Sellers nor any of their Affiliates, Representatives, agents or advisors (nor any other Person on their behalf) has made any representation or warranty, express or implied, written or oral, with respect to such projections and other forecasts and plans.

(o)        CFIUS Foreign Person. Purchaser is not a foreign person, as defined in 31 C.F.R. § 800.224. Consummation of the transactions contemplated by this Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Acquired Assets and does not constitute direct or indirect investment in the Acquired Assets by any foreign person that affords such foreign person with any of the access, rights, or involvement contemplated under 31. C.F.R. § 800.211(b).

(p)        Warranties Exclusive.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5.2, NEITHER PURCHASER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, ON BEHALF OF PURCHASER, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

ARTICLE VI

Regulatory Matters

Purchaser hereby covenants and agrees with Sellers, and Sellers hereby covenant and agree with Purchaser, in each case, as follows:

Section 6.1          Regulatory Filings.  Subject to the terms and conditions of this Agreement, each party shall use reasonable best efforts to (a) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement, (b) if required, file such applications and documents as may be required with any Governmental or Regulatory Authority, if any, with consent or approval rights as to or over the transfer of the Acquired Assets to Purchaser, (c) if required, file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within fifteen (15) Business Days after Purchaser is selected as the Winning Bidder, if applicable, pursuant to the Final Proposals Order, (d) supply as promptly as practicable any additional information and documentary material that may be requested or required by any Governmental or Regulatory Authority having rights of consent or approval over or regarding the transfer of the Acquired Assets to Purchaser, including, pursuant to any Antitrust Law, including the HSR Act if applicable, and (e) if applicable, cause the expiration or termination of the applicable waiting periods under the HSR Act, any other Antitrust Law or any other state, federal or local law, regulation or designation as soon as practicable.  In furtherance of and without limiting the generality of the foregoing, the parties hereto will use their respective reasonable best efforts to (i) prepare and submit, as soon as is practicable following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such party with any other relevant Governmental or Regulatory Authority, (ii) ensure that all such filings are in material compliance with the requirements of applicable regulatory Laws, (iii) make available to the other parties such information as the other parties may reasonably request in order to complete the filings or to respond to information requests by any relevant Governmental or Regulatory Authority, (iv) take all actions necessary to cause all conditions set forth in Article IX to be satisfied as soon as practicable, and (v) execute and deliver any additional instruments reasonably requested and necessary to fully carry out the purposes of this Agreement.  Except as set forth in Section 12.13, each party hereto shall bear its own fees, costs and all other expenses associated with any filings or consents with or from any third party in connection with or otherwise related to the transactions contemplated hereby.

Section 6.2        Cooperation: Confidentiality.  In connection with the reasonable best efforts referenced in Section 6.1 to obtain or submit all requisite approvals, authorizations, notifications and other filings or submissions for the transactions contemplated by this Agreement, including, if applicable, under the HSR Act, any other Antitrust Law, or any state or local law or regulation, or of any other relevant Governmental or Regulatory Authority, each party hereto shall use reasonable best efforts to (a) cooperate with the other parties in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (b) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental or Regulatory Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, and (c) permit the other parties to review any material communication given to it by, and, to the extent reasonably practicable, consult with the other parties in advance of any meeting or conference with, any Governmental or Regulatory Authority, including in connection with any proceeding by a private party.  The foregoing obligations in this Section 6.2 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, and each party hereto shall coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under Antitrust Law.  No party hereto will take any action with the intent of delaying, impairing or impeding the receipt of any required authorizations, consents, Orders or approvals.

Section 6.3       Objections or Other Challenges.  If any suit is instituted by any Governmental or Regulatory Authority or any private party challenging any of the transactions contemplated hereby as violating any Law, each party hereto shall use reasonable best efforts to resolve such objections or challenge such Governmental or Regulatory Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement.  In furtherance of the foregoing, Purchaser shall undertake promptly any and all actions required to complete lawfully the transactions contemplated by this Agreement prior to the Outside Closing Date, including by (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental or Regulatory Authority, and (ii) making any necessary post-Closing filings or proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular Acquired Assets, categories of Acquired Assets or lines of business, of either Acquired Assets or lines of business of the Business or of any other assets or lines of business of Purchaser or any of its Affiliates in order to mitigate or otherwise remedy any requirements of, or concerns of, any Governmental or Regulatory Authority, or proffering and consenting to any other restriction, prohibition or limitation on any of its assets, the Business, Purchaser or any of Purchaser’s Affiliates, in order to mitigate or remedy such requirements or concerns, in each case conditioned on consummation of the transactions contemplated hereby; provided that Purchaser shall not be required to take or propose to undertake any sale or other disposition, hold separate order or any other structural or conduct relief, or other operational undertaking, if the taking of such actions would reasonably be expected to, individually or in the aggregate, (x) be inconsistent with the express terms of this Agreement (including by resulting in the failure to satisfy any condition to Closing), or (y) materially and adversely affect the overall benefits expected to be realized by Purchaser from the consummation of the transactions contemplated by this Agreement.  Purchaser further agrees that neither it nor any of its Affiliates shall, prior to Closing, acquire, market, operate or control, nor enter into any other Contract to acquire, market, operate or control any business similar to any portion of the Business if the proposed acquisition or ability to market, operate or control such business could reasonably be expected to increase the market power attributable to Purchaser and/or its Affiliates in such market in a manner materially adverse to approval of the transactions contemplated by this Agreement or that would reasonably be expected to prevent or otherwise materially interfere with, or materially delay the consummation of the transactions contemplated by, this Agreement.

ARTICLE VII

Certain Covenants

Section 7.1          Conduct of Business Pending Closing. Except (1) as expressly contemplated by this Agreement, (2) as required by any applicable Law or any Governmental or Regulatory Authority, or (3) with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the Execution Date to the Closing Date, taking into account the Bankruptcy Cases, each Seller will:

(a)        (i) use its Reasonable Efforts, consistent in all material respects with current practice, to operate the Business in the Ordinary Course of Business and preserve its business organization (including using its Reasonable Efforts to maintain and renew in the Ordinary Course of Business all Permits and insurance policies), (ii) use its Reasonable Efforts to comply with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets, in each case, (iii) comply in all material respects with such Seller’s privacy policies, statements and consent documents and process all Personal Information in accordance with such policies, statements and consent documents, and (iv) use its Reasonable Efforts to maintain material relationships with customers, vendors, creditors, Business Employees, landlords, agents and any other Person having material business relationships with the Business, the Acquired Assets or the Assumed Liabilities, provided that any loss of employees arising from the identity of, or any facts or circumstances relating to, Purchaser or its Affiliates shall not be deemed a breach of this Section 7.1(a)(iii) by any Seller;

(b)          not sell, assign, transfer, convey, license or dispose of (including by waiver or release) any Acquired Assets (other than Intellectual Property), other than in the Ordinary Course of Business;

(c)         not abandon, cancel, permit to lapse or otherwise dispose of, forfeit any rights in, or license or otherwise grant any rights in, any material Acquired Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business in which the license of Intellectual Property rights is incidental and not material to the performance of such Contract and expirations of Registered Acquired Intellectual Property at the end of its statutory term;

(d)         not cancel, terminate, fail to renew or materially amend, modify or change, in any material respect, any material Transferred Permit;

(e)         not amend, supplement or modify in any material respect, terminate (other than with cause or due to expiration or termination by the counterparty) or waive any material term under, exercise any material option under or give any material consent with respect to any Transferred Contract, in each case, other than in the Ordinary Course of Business;

(f)          not institute, settle or consent to any Action or other proceeding (whether at law or in equity) or Order that (i) relates to the 2023 Security Incident, and (ii) would (x) become an Assumed Liability or (y) have a material adverse effect on use or the value of the Acquired Assets;

(g)         not (A) increase the base salary, base wage rate or cash incentive opportunities of any of the Business Employees or independent contractors or consultants of the Business, (B) amend or terminate any Benefit Plan, (C) amend, establish or adopt any other Benefit Plan in respect of any Business Employee or independent contractor or consultant of the Business, (D) modify, renew, extend or enter into any collective bargaining agreement or other Contract, agreement or understanding with any labor Union or similar representative of any of the Business Employees, (E) promote, hire or fire any Business Employee or independent contractor or consultant whose annual base compensation is in excess of $250,000, (F) take any action to accelerate the time of payment or vesting of any compensation or benefit, (G) implement or announce any office or plant closing, mass layoff, temporary layoff, furlough, reduction in force, salary or wage reduction, material work schedule change or other similar action that could implicate the WARN Act, or (H) release, amend, modify or knowingly waive or fail to enforce the restrictive covenant obligations of any Business Employee;

(h)          not take any of the actions described in Section 5.1(u)(ii) through 5.1(u)(v);

(i)          with respect to any Acquired Asset, (i) not agree to allow any form of relief from the automatic stay in the Bankruptcy Cases (other than pursuant to the Sale Order), or (ii) oppose any action by a third party to obtain relief from the automatic stay in the Bankruptcy Cases, unless such relief would have a de minimis impact on the transactions contemplated by this Agreement;

(j)          not pursue or seek, and oppose (i) any third party pursuing or seeking a conversion of the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code, or (ii) the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded powers;

(k)         maintain insurance coverage substantially similar in all material respects to the insurance coverage maintained by Sellers prior to the Petition Date;

(l)         provide Purchaser with two (2) Business Days’ notice (to the extent reasonably practicable) of any amendment to the terms of the DIP Credit Agreement and not amend the terms of the DIP Credit Agreement in a manner that materially and adversely affects the Acquired Assets, the Business, or the parties’ ability to consummate the Sale;

(m)         not amend, modify or change Seller’s privacy policies, statements or consent documents; and

(n)          not agree in writing to take any of the actions described above in clauses (b) through (m) of this Section 7.1.

Section 7.2         Efforts to Satisfy Closing Conditions.  Each party to this Agreement will use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to (a) satisfy all of the conditions set forth in Article IX and cause the transactions contemplated herein to be effected as soon as practicable, (b) comply promptly with all legal requirements that may be imposed on such party with respect to the transactions contemplated by this Agreement and, subject to the conditions set forth in Article IX, to consummate the transactions contemplated by this Agreement, and (c) make any required filing with or notification to, and obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental or Regulatory Authority and any other third party that is required to be made or obtained by it in connection with the transactions contemplated by this Agreement.  Subject to Purchaser’s compliance with its obligations pursuant to this Section 7.2, Purchaser may defer the Closing by a period up to ten (10) days not more than three (3) times from the date of the Sale Hearing solely if and to the extent necessary to provide for an efficient and orderly transition of the Acquired Assets and the Assumed Liabilities hereunder so that Purchaser can effectively operate from and after the Closing, including with respect to employee transition, insurance coverage, information technology, accounting, payroll and other “standup” matters.

Section 7.3        Assets or Liabilities Incapable of Transfer.  To the extent that any Acquired Asset or Assumed Liability is not assignable or transferable without the consent of another Person (including if transfer is not permitted under applicable Law and/or by any applicable Governmental or Regulatory Authority, which are otherwise governed by Sections 6.1 and 6.3) and such consent requirement is not made unenforceable by the Bankruptcy Code, this Agreement will not constitute an assignment or transfer thereof, an attempted assignment or transfer thereof, or an agreement to effect such an assignment or transfer, if such assignment or transfer, attempted assignment or transfer, or agreement would constitute a breach thereof.  The Sellers, upon the reasonable request of Purchaser, will use Reasonable Efforts to obtain the consent of such other Person to the assignment or transfer of any such Acquired Asset and/or Assumed Liability to Purchaser in all cases in which (a) such consent is or may be required for such assignment or transfer, and (b) such consent requirement is not made unenforceable by the Bankruptcy Code.  Purchaser will cooperate with Sellers in their efforts to obtain such consents.  Notwithstanding the foregoing, but subject to the terms of this Agreement: (i) following the Closing Date, Sellers shall promptly pay to Purchaser when received all monies received by the applicable Sellers under such Acquired Asset or any Claim or right or any benefit arising thereunder and Purchaser shall reimburse Sellers for all reasonable, documented out-of-pocket costs of and expenses incurred by Sellers in connection with such arrangement and promptly reimburse Sellers for costs or expenses incurred in connection with, and satisfy all obligations relating to, any Assumed Liability; provided, that Reasonable Efforts by Sellers will in no event require the payment of any money or other consideration, or permit, or without the prior written consent of Purchaser, the amendment or modification of any material term or provision of any Transferred Contract or Transferred Permit, but Reasonable Efforts shall include appropriate filings by Sellers in the Bankruptcy Court seeking a determination that the Bankruptcy Code renders unenforceable the consent requirement in question; (ii) failure to obtain any such consent would not constitute a breach or inaccuracy of any of the Sellers’ representations and warranties in this Agreement and any such failure will not in and of itself give rise to Purchaser’s ability not to consummate the transactions contemplated by this Agreement or any breach by Sellers of this Agreement; and (iii) the beneficial interest in and to the Acquired Assets and Assumed Liabilities, as applicable, to the fullest extent permitted by the relevant Acquired Assets and Assumed Liabilities and applicable Law, will pass to Purchaser for all purposes, including Tax purposes, at the Closing.

Section 7.4           Receipt of Misdirected Assets; Liabilities.

(a)         From and after the Closing, if any Seller or any of its respective Subsidiaries receives any right, property or asset that is an Acquired Asset, the applicable Seller shall promptly transfer or cause such Subsidiary to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser, and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred.  From and after the Closing, if Purchaser or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the applicable Seller, and such asset will be deemed the property of such Seller held in trust by Purchaser for such Seller until so transferred.

(b)         From and after the Closing, if any Seller or any of its Subsidiaries is subject to a Liability that should belong to Purchaser or its Affiliates pursuant to the terms of this Agreement, such Seller shall promptly transfer or cause such Subsidiary to transfer such Liability to Purchaser, and Purchaser shall assume and accept such Liability.  From and after the Closing, if Purchaser or any of its Affiliates is subject to a Liability that should belong to a Seller or its Affiliates pursuant to the terms of this Agreement, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such Liability to the applicable Seller or its Affiliates, and such Seller or its Affiliates shall assume and accept such Liability.

Section 7.5         Insurance Matters.  Purchaser acknowledges that, subject to the next sentence, upon Closing, all nontransferable insurance coverage provided in relation to any Seller and the Acquired Assets that is maintained by such Seller or its Subsidiaries (whether such policies are maintained with third-party insurers or with Seller or its Subsidiaries) shall cease to provide any coverage with respect to the Acquired Assets and no further coverage shall be available to Purchaser or with respect to the Acquired Assets under any such policies.  From and after the Closing, Purchaser shall have the right to make Claims and the right to any proceeds with respect to any matter solely to the extent related to the Acquired Assets or Assumed Liabilities under any insurance policies for occurrence-based claims inuring to the benefit of Sellers or any of their Subsidiaries for periods prior to the Closing, and Sellers shall use Reasonable Efforts to seek recovery or allow Purchaser to seek recovery (at Purchaser’s sole cost and expense) under such insurance policies, and Seller shall cooperate with Purchaser’s reasonable requests if it seeks recovery, with respect to such matters and shall remit (or, at Purchaser’s request, direct any such insurer to pay directly to Purchaser) any insurance proceeds actually obtained therefrom (net of Sellers’ out-of-pocket costs and expenses incurred in connection with seeking such recovery, to the extent not otherwise paid or reimbursed by Purchaser) to Purchaser or its designee.

Section 7.6          Discovery of Breach.  Sellers shall promptly notify Purchaser if, prior to the Closing, Sellers conclude or discover that (a) any of Sellers’ representations and warranties contained in this Agreement is not accurate in any material respect such that the conditions set forth in Article IX are incapable of being satisfied, or (b) any other conditions to Purchaser’s obligations to consummate the transactions contemplated by this Agreement would reasonably be expected to be incapable of being satisfied, which notice will summarize the reason for such conclusion, and Sellers shall furnish Purchaser any information it may reasonably request with respect thereto.  Purchaser shall immediately notify Sellers if, prior to the Closing, Purchaser concludes or discovers that (i) any of Purchaser’s representations and warranties contained in this Agreement is not accurate in any material respect such that the conditions set forth in Article IX are incapable of being satisfied or (ii) any other conditions to Sellers’ obligations to consummate the transactions contemplated by this Agreement would reasonably be expected to be incapable of being satisfied, which notice will summarize the reason for such conclusion, and Purchaser shall furnish Sellers any information they may reasonably request with respect thereto.  From the date hereof until Closing (or the earlier termination of this Agreement pursuant to Article X), each party shall promptly notify the other party in writing of: (A) any material written notice or other material written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (B) any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, in the case of Sellers, a Business Material Adverse Effect, or in the case of Purchaser, a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby.

Section 7.7          Restricted Use of Confidential Information.  Purchaser acknowledges and agrees that all information furnished to it in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby (i) is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference, and (ii) subject to Section 1 of the Confidentiality Agreement, constitutes Confidential Information.  Notwithstanding anything to the contrary contained in the Confidentiality Agreement (including any expiration or termination thereof in accordance with its terms), the parties hereto agree that (A) during the period from the Execution Date to the Closing Date, Purchaser shall hold all Confidential Information in accordance with the obligations set forth in the Confidentiality Agreement (as if Purchaser were the party receiving such Confidential Information, the “Receiving Party,” thereunder) and (B) from and after the Closing Date, for a period of five (5) years, (x) Purchaser shall hold all Confidential Information, to the extent relating to any Excluded Assets, Excluded Liabilities or Business Employees (other than Transferred Employees), in accordance with the confidentiality and non-use obligations set forth in the Confidentiality Agreement (as if Purchaser were the Receiving Party thereunder) and (y) Sellers shall hold all Confidential Information, to the extent relating to any Acquired Assets, Assumed Liabilities or Transferred Employees, in accordance with the confidentiality and non-use obligations set forth in the Confidentiality Agreement (as if Sellers were the Receiving Party thereunder).  If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  The parties will take all actions reasonably necessary as requested to terminate at the Effective Time all obligations under the Confidentiality Agreement related to non-use, non-disclosure and destruction of Confidential Information  related to the Acquired Assets and the Assumed Liabilities.

Section 7.8         Review and Inspections.  Subject to Section 4.3(b), during the period from the Execution Date to the Closing Date, upon reasonable advance written notice, Sellers will provide Purchaser and its Representatives and designees with reasonable access to Sellers’ books, records, systems, system master data and transactional data and facilities and reasonably make appropriate accountants, attorneys, advisors and Business Employees available during normal business hours in order to permit Purchaser to complete its review of Sellers and for purposes of facilitating the transfer to Purchaser of the Acquired Assets and Assumed Liabilities, and will reasonably promptly comply with any reasonable requests relating thereto made by or on behalf of Purchaser.  The parties will use Reasonable Efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.8 in a manner so as to preserve the applicable privilege.  Any party may share information with any other party on an “outside counsel only” basis.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall obligate the parties to share any information covered by the attorney client privilege, work product doctrine or other similar privilege; provided that Sellers shall use Reasonable Efforts to share any such information in a manner that would not result in a loss of any attorney client privilege, work product doctrine or other similar privilege.   Sellers acknowledge that Purchaser’s review includes an assessment of and preparation for the efficient and orderly transition of the Business to Purchaser, at and after and subject to the Closing, and Sellers shall instruct the Business Employees to cooperate and facilitate such transition.  Notwithstanding any of the foregoing provisions of this Section 7.8, Purchaser shall not have the right to conduct invasive environmental investigation of any kind on the Acquired Assets, or conduct any structural evaluation or invasive environmental investigation of any kind, including in the form of soil and groundwater sampling, nor be entitled to any environmental reports or any information related to Excluded Assets.

Section 7.9           Transfer of Acquired Intellectual Property and Transferred Permits.

(a)        Without limiting any other provision of this Agreement, on and after the Closing Date, Sellers shall reasonably cooperate with Purchaser at Purchaser’s cost, to (i) execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer, and (ii) take, or cause to be taken, all such other actions Purchaser may reasonably request from time to time, in the case of (i) and (ii), to the extent reasonably necessary under applicable Law to effectuate all transfers of Acquired Intellectual Property pursuant to this Agreement and to record such transfers with the relevant Intellectual Property offices and registrars and other relevant Governmental or Regulatory Authorities (the “IP Transfer Activities”). If, following the Closing Date, Purchaser (or its designee) is unable for any reason to secure such Seller’s signature on any document needed in connection with the IP Transfer Activities, each such Seller hereby irrevocably designates and appoints Purchaser and its duly authorized officers and agents as each such Seller’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in each such Seller’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to effectuate the IP Transfer Activities with the same legal force and effect as if executed by each such Seller; provided that Purchaser (or its designee) shall not exercise such power and authority unless (i) Purchaser first requests in writing that such Seller perform the applicable IP Transfer Activity, and (ii) such Seller either (A) fails to acknowledge such request within ten (10) business days after its receipt or (B) fails to perform such applicable IP Transfer Activity within a reasonable period of time.  For the avoidance of doubt, in no event shall Purchaser incur any Liability on behalf of any Seller or for which any Seller is otherwise responsible in connection with Purchaser exercising the foregoing granted rights and powers.

(b)         Notwithstanding anything to the contrary in this Agreement or any Related Agreement, after the Closing, Purchaser shall, and shall cause any applicable Affiliate of Purchaser to, be responsible for preparing and filing all instruments and documents necessary to effect the assignment of the Acquired Intellectual Property to Purchaser and its Affiliates, and to record such assignment with the relevant Intellectual Property offices and registrars and other relevant Governmental or Regulatory Authorities, including all costs and expenses of preparing and recording country-specific assignments and legalization of signatures (where required).

(c)         Without limiting any other provision of this Agreement, prior to, on and after the Closing Date, Sellers shall reasonably cooperate with Purchaser with respect to the Transferred Permits, to (i) execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as Purchaser may provide to Sellers for execution and delivery, and (ii) without any additional cost to the Sellers after the Closing Date, take, or cause to be taken, all such actions Purchaser may reasonably request from time to time, to the extent reasonably necessary to effectuate all assignments and transfers of the Transferred Permits pursuant to this Agreement and, to the extent reasonably necessary to seek approval of such assignments and transfers by the relevant Governmental or Regulatory Authorities or record such assignments and transfers with the relevant Governmental or Regulatory Authorities (the “Permit Transfer Activities”).  Notwithstanding anything to the contrary in this Agreement or any Related Agreement, after the Closing, Purchaser shall, and shall cause any applicable Affiliate of Purchaser to, be responsible for preparing and filing all instruments and documents needed in connection with the Permit Transfer Activities. If, following the Closing Date, Purchaser (or its designee) is unable for any reason to secure such Seller’s signature on any document needed in connection with the Permit Transfer Activities, each such Seller hereby irrevocably designates and appoints Purchaser and its duly authorized officers and agents as each such Seller’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in each such Seller’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to effectuate the Permit Transfer Activities with the same legal force and effect as if executed by each such Seller; provided that Purchaser (or its designee) shall not exercise such power and authority unless (i) Purchaser first requests in writing that such Seller perform the applicable Permit Transfer Activity, and (ii) such Seller either (A) fails to acknowledge such request within ten (10) Business Days after its receipt or (B) fails to perform such applicable Permit Transfer Activity within a reasonable period of time.  For the avoidance of doubt, in no event shall Purchaser incur any Liability on behalf of any Seller or for which any Seller is otherwise responsible in connection with Purchaser exercising the foregoing granted rights and powers.

Section 7.10      Support Obligations.  Purchaser shall use Reasonable Efforts to replace, effective as of Closing, the credit support obligations (including the letters of credit) provided by Sellers with respect to Acquired Assets and listed in Section 5.1(t) of the Seller Disclosure Schedules, as the same may be updated from time to time in the Ordinary Course of Business to include additional credit support provided by Sellers or any of their Affiliates with respect to the obligations referenced thereon in accordance with the terms thereof (collectively, the “Support Obligations”).  In furtherance of the foregoing, Purchaser shall use Reasonable Efforts to obtain, prior to the Closing, substitute credit support arrangements in replacement for the Support Obligations, which substitute credit support arrangements shall be in form and substance reasonably satisfactory to Sellers.  If Purchaser does not replace the Support Obligations prior to the Closing, Purchaser shall cash collateralize or otherwise backstop the Support Obligations.

Section 7.11         Data Privacy.  Following the Closing, in connection with any and all processing of Personal Information in the operation of the Business and owned or controlled by, licensed to or otherwise in the possession of any Seller, Purchaser and its Affiliates shall (a) comply with such Seller’s privacy policies and statements, consent documents and all Privacy Laws, (b) process all Customer Data in accordance with user consents, privacy policies and statements, terms of service, and notices in effect on the date of this Agreement (collectively “Current Notices”), in each case, in compliance with applicable Privacy Laws; (c) employ appropriate security controls and procedures (technical, operational, and managerial) to protect Customer Data that comply with applicable Privacy Laws, and (d) before any use of Customer Data for any purpose not contemplated by the Current Notices (i) inform all data subjects whose Personal Information will be impacted by providing them modified Current Notices that describe the new purpose, (ii)  to the extent required under applicable Privacy Laws, obtain each data subject’s consent in the form required under applicable Privacy Laws, and (iii) take all other actions required under the Current Notices and applicable law (including all applicable Privacy Laws). For the avoidance of doubt, notwithstanding any applicable law or anything contained herein, Purchaser and its Affiliates shall comply with the Voluntary Consumer Protection and Privacy Safeguards Term Sheet attached as Exhibit D hereto.

Section 7.12         Successor Liability.  Purchaser shall have no liability or responsibility for any Liability or other obligation of Sellers arising under, related to or in connection with the Acquired Assets and the Business other than as expressly set forth in this Agreement.  Without limiting the effect of the foregoing, the transfer of the Acquired Assets will not subject Purchaser to any Liability or other obligation in connection with claims against Sellers or the Acquired Assets, including, claims for successor or vicarious liability, by reason of such transfer under the laws of the United States, any state, territory or possession thereof applicable to such transactions.  With respect to any Liability or other obligation of Sellers or for payment of any benefit accruing to Sellers, except as expressly set forth in this Agreement, Purchaser shall not be deemed, as a result of the consummation of the transactions contemplated by this Agreement and the Related Agreements, to be a successor of any Seller, have, de facto or otherwise, merged with or into Sellers, be a mere continuation or substantial continuation of Sellers or the enterprise of Sellers.

Section 7.13         Tax Matters.

(a)          Tax Returns.  Sellers shall timely file all Tax Returns due on or before the Closing Date with respect to all property and ad valorem Taxes with respect to the Acquired Assets and duly and timely pay all such Taxes due on or before the Closing Date.

(b)          Straddle Periods. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll allocable to taxable periods ending on or prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes (including, but not limited to, real property, personal property, and similar ad valorem Taxes) for a Straddle Period that are allocable to taxable periods ending on or prior to the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(c)          Application for Recognition of Tax-Exempt Status under the Code.

(i)          As soon as reasonably practicable (but in no case later than twenty (20) Business Days following the execution of this Agreement), Purchaser shall file a completed and duly executed Form 1023 with the IRS, and shall promptly file a request for expedited processing of the Form 1023. Purchaser shall provide a copy of the Form 1023 as filed and confirmation of its submission to Sellers within five (5) days of filing the Form 1023.

(ii)        Following the date of filing Form 1023, Purchaser shall keep Sellers informed as to the status of its application, including, but not limited to:

(A)      Promptly providing Sellers with a copy of any material correspondence with the IRS regarding the Form 1023 and notifying Sellers of any material oral or written communication with the IRS regarding the Form 1023 and the content of such communication;

(B)       Providing Sellers with a copy of Purchaser’s Section 501(c)(3) Determination Letter within five (5) days of receipt by Purchaser; and

(C)         If the IRS notifies Purchaser that it will not issue a Section 501(c)(3) Determination Letter to Purchaser, providing a copy of such notification, including any proposed adverse ruling or determination letter, to Sellers within five (5) days of receipt by Purchaser.

Section 7.14        Intellectual Property Matters.  The Sellers shall, as promptly as practicable after the Closing Date (but in no event later than thirty (30) days after the Closing Date unless a later date is otherwise agreed to by the Purchaser), (i) cease using and displaying any and all Trademarks that are included in the Acquired Assets and all Excluded Marks, and (ii) make any required filings to cause the name of each Seller in the caption of the Bankruptcy Cases to be changed to the new name of each Seller that does not use any 23andMe Marks or Excluded Marks (subject to Governmental or Regulatory Authorities’ approval and processing).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, Sellers shall be entitled to use and refer to the 23andMe Marks in (i) filings with any Governmental or Regulatory Authority, for factual or historical reference and (ii) historical, Tax, and similar records.  At any time after the Closing Date, promptly upon the request of Purchaser, Sellers shall file a written statement of abandonment and withdrawal of the Excluded Marks with the United States Patent and Trademark Office.

Section 7.15        UK and Canada Recognition.  Up to, on and after Closing, Sellers or their Affiliates shall seek and use Reasonable Efforts to obtain recognition of the Sale Order in the United Kingdom (at Purchaser’s sole cost and expense up to one hundred fifty thousand dollars ($150,000)) and in Canada in a manner in form and substance reasonably acceptable to Purchaser.

Section 7.16         Financing Cooperation.  From the date of this Agreement until the Closing Date or until the earlier termination of this Agreement, Sellers shall use Reasonable Efforts to provide, and shall use Reasonable Efforts to cause their respective Representatives to provide, on a timely basis, such cooperation as is reasonably requested by Purchaser and customary in connection with the arrangement of any financing arrangements, including with respect to the Support Obligations, that Purchaser reasonably determines to be reasonably necessary or advisable in connection with the operation of the Acquired Assets from and after the Closing (and not with respect to any acquisition financing).

Section 7.17         Status of Purchaser.  From the date hereof until the Closing Date, the Purchaser shall not take any action that would reasonably be expected to cause Purchaser (including any Designated Purchaser) to become a Private Foundation with respect to which the Company would be a Disqualified Person.

Section 7.18       Alternative Transactions. From and after the date that the Final Bidding Round is declared closed by Sellers, Sellers shall not, directly or indirectly, and shall not permit any of their respective Affiliates or Representatives (or Representatives of any of their respective Affiliates) to initiate, negotiate or enter into any Alternative Transaction, including through an asset sale, share sale, merger, amalgamation or other similar transaction, including a plan of reorganization, with respect to a material portion of the Acquired Assets, in a transaction or series of transactions with one or more Persons other than Purchaser, or otherwise facilitate any effort or attempt to make any proposal or offer to Sellers or any of their respective Affiliates or Representatives (or Representatives of any of their respective Affiliates) with respect to an Alternative Transaction.  Sellers shall promptly notify Purchaser upon any Seller’s receipt or notice of any proposal for an Alternative Transaction, together with copies of any such written proposals for any Alternative Transaction (subject to Sellers’ compliance with any applicable confidentiality obligations).

Section 7.19         Financing.

(a)         Subject to the terms and conditions of this Agreement, without limiting the terms of the Grant Commitment Letter, Purchaser will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Grant Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of financing required to satisfy Purchaser’s obligations under this Agreement and (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of financing required to satisfy Purchaser’s obligations under this Agreement.

(b)          Subject to the terms and conditions of this Agreement and the Grant Commitment Letter, Purchaser shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to (i) obtain the funding of the Grant contemplated by the Grant Commitment Letter (to the extent not funded on the date hereof), (ii) maintain in effect the Grant Commitment Letter, and (iii)  enforce the rights of Purchaser under the Grant Commitment Letter.

(c)         From the Execution Date until Closing, or sixty (60) days after the valid termination of this Agreement in accordance with the terms herein, except if any Seller has submitted a written notice to, or commenced a legal proceeding against, Purchaser or any Grantor under the Grant Commitment Letter, Purchaser shall not transfer, assign, deliver or otherwise dispose of any cash or other assets it has as of the date of this Agreement except in furtherance of Purchaser’s obligations hereunder.

Section 7.20       Purchaser Affiliate Insurance. Each Seller shall exercise Reasonable Efforts to cooperate in good faith and take all necessary or appropriate actions as may be reasonably requested by any Purchaser Affiliate to facilitate efforts by such Purchaser Affiliate to obtain, at its sole cost and expense, one or more directors and officers insurance policies. Out-of-pocket costs incurred by Sellers in connection with such efforts shall be borne by the Purchaser Affiliate.

Section 7.21      Lemonaid. Subject to and conditioned upon the occurrence of the Closing (unless there is a Plan Toggle, in which case, the obligations described in this Section 7.20 shall not be subject to and conditioned upon the occurrence of the Closing), Purchaser agrees to serve as a stalking horse sponsor of a chapter 11 plan (the “Lemonaid Plan”) to acquire the reorganized equity interests in the Lemonaid Entities for an aggregate purchase price of $2.5 million U.S. Dollars (the “Lemonaid Plan Transaction”). The Lemonaid Plan Transaction shall be subject to higher or otherwise better offers and the Sellers are permitted to conduct a sale and marketing process for the Lemonaid Entities, the parameters of which shall be in a form and substance reasonably acceptable to Purchaser. Sellers and Purchaser shall cooperate and use commercially reasonable efforts to take any actions reasonably necessary to implement and consummate the Lemonaid Plan Transaction, including, without limitation, (i) negotiating in good faith the Lemonaid Plan, and related agreements and documents with respect to Purchaser’s proposed acquisition of Lemonaid through the Lemonaid Plan, in each case as soon as reasonably practicable hereafter, which shall (1) be in form and substance acceptable to Sellers, (2) be in form and substance acceptable to Purchaser solely as it relates to the Lemonaid Plan Transaction and implementation thereof (and which, for the avoidance of doubt, shall not provide Purchaser with consent rights over any other provisions of the Lemonaid Plan or any other  chapter 11 plan that do not directly affect the Lemonaid Plan Transaction), (3) include customary representations, warranties and covenants (including customary tax representations, warranties and covenants) and chapter 11 plan confirmation conditions, and chapter 11 plan effectiveness conditions, including, without limitation, conditions regarding the filings of any required documentation to transfer the Permits to Purchaser and receipt of any approvals of any Governmental or Regulatory Authority in connection with the Lemonaid Plan Transaction, and (4) include a discharge of liabilities to the maximum extent permitted by the Bankruptcy Code with respect to the Excluded Liabilities, provided that such discharge does not impact the rights of any successor to the Sellers or the Official Committee of Unsecured Creditors, or any trust created under the Lemonaid Plan or any other chapter 11 plan, with respect to the Excluded Assets other than the Lemonaid Assets, and (ii) obtaining Bankruptcy Court confirmation of the Lemonaid Plan by November 15, 2025. Between the Effective Date and the effectiveness of the Lemonaid Plan, Sellers and Purchaser shall cooperate to provide reasonable transition services (including, prior to Closing, agreeing to customary Intellectual Property license rights) consistent with historical practices among Sellers and the Lemonaid Entities. For the avoidance of doubt, from and after the date hereof, Sellers shall operate the business of the Lemonaid Entities in a manner consistent with the interim operating covenants set forth in Section 7.1, subject to Purchaser providing all necessary rights (including Intellectual Property license rights) and services as contemplated by the previous sentence and taking into account any transition services that may be required from Purchaser or its Affiliates to operate the Lemonaid Business and the effects of Closing.  Notwithstanding the foregoing, nothing in this Section 7.21 shall limit Purchaser’s rights under Section 8.1, including to extend offers of employment to each Business Employee, including any Business Employee primarily related to the Lemonaid Business. In connection with the foregoing, Purchaser expects to extend an offer of employment to all such Business Employees on compensation and benefits terms substantially similar to their current terms. Sellers shall consider in good faith any other tax related terms reasonably requested by Purchaser to the extent related to the Lemonaid Entities or the Lemonaid Assets and Sellers shall agree to any tax covenant or election that does not, in the reasonable determination of Sellers, have material adverse tax consequences to any Seller. Notwithstanding anything to the contrary set forth in this Agreement (including this Section 7.20), Purchaser may elect, by notifying Sellers in writing not less than two (2) Business Days prior to the Closing Date, to require Sellers to wind-down the Lemonaid Business, in which case (x) in lieu of engaging in the Lemonaid Transaction, Sellers shall wind-down the Lemonaid Business following the Closing Date, (y) Purchaser shall exercise commercially reasonable efforts at no cost to Purchaser to cooperate with the Sellers in connection with such wind-down to the extent reasonably requested by the Sellers and necessary for an orderly wind-down of the Lemonaid Business, and (z) the Purchase Price payable by Purchaser at the Closing shall be increased by an amount equal to $2.5 million U.S. Dollars.

ARTICLE VIII

Employee Matters

Section 8.1         Transferred Employees.  Prior to, and contingent on the occurrence of the Closing, Purchaser or an Affiliate of Purchaser shall extend an offer of employment to each of the Business Employees (such Business Employees who receive an offer of employment, the “Offer Employees”), with such employment to take effect under the terms stated herein as of the Closing; provided that Purchaser may elect to defer extending offers of employment to any Business Employee primarily related to the Lemonaid Business and instead extend offers of employment to substantially all such Business Employees in connection with the consummation of the Lemonaid Plan Transaction. Seller and its Affiliates shall cooperate in good faith with and provide reasonable assistance to Purchaser and its Affiliates in its or their efforts to enter into an offer letter or employment agreement with the Offer Employees, including by (i) making the Business Employees reasonably accessible to meet and interview with Purchaser or its Affiliates, and (ii) otherwise facilitating Purchaser’s and its Affiliates’ interview and evaluation processes.  Each Offer Employee who accepts an offer of employment from Purchaser or an Affiliate of Purchaser and commences employment with Purchaser or any of its Affiliates shall be referred to herein as a “Transferred Employee.”

Section 8.2          Benefits Matters.  With respect to each Transferred Employee, for a period of twelve (12) months following the Closing Date (or until the Transferred Employee’s earlier termination of employment with Purchaser and its Affiliates), Purchaser shall, or cause an affiliate of Purchaser to, provide each Transferred Employee with (a) base salary or base wage rate at least equal to such Transferred Employee’s base salary and base wage rate as in effect immediately prior to the Closing, (b) cash incentive opportunities for such Transferred Employee that are no less favorable than those in effect for such Transferred Employee immediately prior to the Closing and (c) retirement, health and welfare benefits that are substantially comparable to those provided to the applicable Transferred Employee immediately prior to the Closing Date.  For the avoidance of doubt, under no circumstances shall Purchaser be obligated to provide any Transferred Employee with any equity incentive compensation or any payment or opportunity in lieu thereof.  The benefits described in clause (c) of the preceding sentence may be provided pursuant to an Assumed Benefit Plan or a plan established or designated by Purchaser (such established or designated plans, together with the Assumed Benefit Plans, collectively, the “Successor Benefit Plans”).  No later than five (5) Business Days prior to Closing, Purchaser shall inform Sellers which Benefit Plans (if any) Purchaser has identified to be Assumed Benefit Plans.  From and after such notification, Purchaser and Sellers shall cooperate to take all necessary or appropriate actions to transfer the sponsorship of any such Assumed Benefit Plan and all corresponding Acquired Assets and Assumed Liabilities to Purchaser or a designee as of the Closing.

Section 8.3            Benefits Eligibility.  As of and after the Closing, Purchaser shall use Reasonable Efforts to provide each Transferred Employee with service credit for purposes of eligibility, vesting and level of benefits (but not for purposes of benefit accrual under any defined benefit pension plan) under each Successor Benefit Plan for such Transferred Employee’s service prior to the Closing with Sellers or any of their respective Affiliates (and their respective predecessors), to the same extent that such service was recognized immediately prior to the Closing under such Successor Benefit Plan; provided, that such service shall not be credited to the extent such credit would result in any duplication of compensation or benefits.  Without limiting the foregoing, Purchaser shall use Reasonable Efforts to provide that (i) each Transferred Employee (and spouse and dependents thereof) will not be subject to any limitations as to pre-existing conditions, actively-at-work requirements, exclusions or waiting periods under any Successor Benefit Plan that is a health or welfare plan for any limitations for which such employee would have been entitled to coverage under such Successor Benefit Plan in which such Transferred Employee (or spouse or dependent thereof) was eligible to participate immediately prior to the Closing Date, and (ii) Purchaser shall use Reasonable Efforts to cause each Transferred Employee (and spouse and dependents thereof) to be given full credit under each Successor Benefit Plan for any co-payments, deductibles, out-of-pocket expenses and lifetime maximums paid or satisfied, as applicable, during the relevant plan year up to and including the Closing Date.

Section 8.4          WARN Act.  Purchaser will have responsibility under the WARN Act with respect to the Transferred Employees to the extent that WARN Act Liabilities arise from the Purchaser’s termination of any Transferred Employees after the Closing Date.  Sellers shall be solely responsible for compliance with the WARN Act and for all other WARN Act Liabilities with respect to the termination of any Business Employees prior to and on the Closing Date, including any Liabilities that result from any Business Employees’ separation of employment from Sellers and/or Business Employees not becoming Transferred Employees pursuant to this Article VIII.  Unless (a) otherwise agreed to by Sellers and Purchaser or (b) already issued by the Sellers, Sellers agree to issue, no later than sixty (60) days prior to the Closing Date, all required or potentially required WARN Act notices, in a form reasonably acceptable to Purchaser, to the Business Employees and all other parties required to receive notice under the WARN Act.

Section 8.5         Termination of Business Employees.  The employment of each Business Employee (other than any Business Employees whose offers of employment by Purchaser were deferred in connection with the Lemonaid Plan as permitted by Section 8.1) shall terminate effective as of or immediately prior to the Closing, and Sellers shall comply with, and hold Purchaser and its Affiliates harmless from, all legal or contractual requirements arising out of, resulting from or relating to such termination of any Business Employee (i) who has accepted an offer of employment made by Purchaser (or its Affiliate) or (ii) who has rejected an offer of employment made by Purchaser (or its Affiliate) that contains the terms specified herein; provided, however, that, prior to the Closing Date, Sellers and Purchaser may mutually agree (such agreement not to be unreasonably withheld) to a list of Business Employees who shall continue to provide limited services to Sellers in connection with the winddown of the Business for up to three (3) months following the Closing Date.

Section 8.6         Paid Time Off.  No later than the Closing Date or such later date as may be permitted by applicable Law, Sellers shall pay each Business Employee for any amounts of unused hours of vacation, paid time off and other leave that such Business Employee has accrued as of the Closing Date.

ARTICLE IX

Conditions to Closing

Section 9.1         Conditions to the Obligations of Purchaser.  The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser in its sole and absolute discretion) on the Closing Date of the following conditions:

(a)         Representations and Warranties. (i) Each of the Seller Fundamental Representations shall be true and correct in all material respects (without giving effect to any limitations as to materiality or Business Material Adverse Effect), in each case as of the Execution Date and as of the Closing as if made as of the Closing, except for such representations and warranties which are as of a specific date, which shall be true and correct in all material respects as of such date, (ii) the representation and warranty of the Sellers set forth in Section 5.1(u)(i), shall be true and correct in all respects as of the Closing, as if made as of the Closing, and (iii) each of the representations and warranties of Sellers contained herein (other than the Seller Fundamental Representations and Section 5.1(u)(i)) shall be true and correct in all respects (without giving effect to any limitation as to materiality or Business Material Adverse Effect), in each case as of the Execution Date and as of the Closing as if made as of the Closing, except for (x) changes expressly permitted or contemplated hereby, (y) representations and warranties which are as of a specific date, which shall be true and correct as of such date, subject to the immediately following clause (z), or (z) where the failure to be so true and correct would not in the aggregate reasonably be expected to have a Business Material Adverse Effect or materially and adversely effect the ability of Sellers to consummate the transactions contemplated hereby.  Purchaser will have received a certificate from Sellers signed on behalf of each Seller by a duly authorized officer thereof with respect to the foregoing.

(b)         Covenants.  The covenants and agreements of Sellers to be performed on or prior to the Closing will have been duly performed in all material respects.  Purchaser will have received a certificate from Sellers signed on behalf of each Seller by a duly authorized officer thereof with respect to the foregoing.

(c)          Related Agreements.  Each Seller will have duly executed and delivered to Purchaser the Related Agreements to which such Seller is to be a party.

(d)          Sellers’ Deliveries.  Sellers will have delivered or caused to be delivered to Purchaser the items listed in Section 4.2(a) in form and substance as required herein.

(e)         Business Material Adverse Effect.  Since the Execution Date, there shall not have occurred a Business Material Adverse Effect.  Purchaser will have received a certificate from Sellers signed on behalf of each Seller by a duly authorized officer thereof with respect to this Section 9.1(e).

(f)         Required Consents. Sellers will have received any consent, authorization, order or approval of, or any exemption by, any third party described or otherwise set forth on Section 9.1(f) of the Seller Disclosure Schedules; provided that Sellers shall not be required to obtain any consents to the assignment of any Contract under this Agreement from the applicable Contract counterparty to the extent the Sale Order or any other Order of the Bankruptcy Court entered prior to the Closing Date authorizes assumption and assignment of such Contract to Purchaser without the consent of the counterparty.

Section 9.2          Conditions to the Obligations of Sellers.  The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver by Sellers in their sole and absolute discretion) on the Closing Date of the following conditions:

(a)         Representations and Warranties.  Each of the other representations and warranties of Purchaser contained herein shall be true and correct in all material respects, in each case as of the Execution Date and as of the Closing as if made as of the Closing, except for such representations and warranties which are as of a specific date, which shall be true and correct in all material respects as of such date, except, in each case, where the failure to be so true and correct would not in the aggregate materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby.  Sellers will have received a certificate from Purchaser signed on behalf of Purchaser by a duly authorized signatory thereof with respect to the foregoing.

(b)        Covenants.  The covenants and agreements of Purchaser to be performed on or prior to the Closing will have been duly performed in all material respects.  Sellers will have received a certificate from Purchaser signed on behalf of Purchaser by a duly authorized officer thereof with respect to the foregoing.

(c)        Receipt of Purchase Price. Sellers will have received from Purchaser an amount equal to (i) the Purchase Price minus (ii) the Earnest Deposit, as provided and in accordance with Section 3.1(b) of the Agreement. Sellers will have also received the Earnest Deposit from the Escrow Agent. Sellers shall have received evidence of the payment of the Cure Amounts (up to the Cure Amounts Cap).

(d)        Related Agreements.  Purchaser will have duly executed and delivered to Sellers each of the Related Agreements to which Purchaser is a party.

(e)        Purchaser’s Deliveries.  Purchaser will have delivered or caused to be delivered to Sellers the items listed in Section 4.2(b).

Section 9.3        Conditions Precedent to Obligations of Purchaser and Sellers.  The respective obligations of the parties to effect the Closing are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a)        there shall not be in effect any Order by a Governmental or Regulatory Authority (i) declaring this Agreement or any Related Agreement invalid or unenforceable in any respect or (ii) restraining, enjoining or otherwise prohibiting or making illegal the Closing, in each case, that is not stayed by the commencement of the Bankruptcy Cases or any Order of the Bankruptcy Court;

(b)        the Sale Order, together with any other Order of the Bankruptcy Court required to consummate the transactions contemplated hereby, shall have been entered by the Bankruptcy Court and shall not be subject to stay as of the Closing;

(c)        subject to the provisions of Section 7.3, the Sale Order shall approve and authorize the assumption and assignment of the Transferred Contracts and the Transferred Contracts shall have been actually assumed and assigned to Purchaser, subject to the payment of applicable Cure Amounts (with respect to Purchaser’s payment thereof, subject to the Cure Amounts Cap);

(d)        any applicable waiting period (and any extensions thereof) under the HSR Act or any other applicable Antitrust Law shall have expired or been terminated; and

(e)        all conditions to the closing of the Sale under the Sale Order, if any, other than the Closing, shall have occurred or been waived pursuant to the terms of the Sale Order.

Section 9.4          Frustration of Closing Conditions.  Purchaser may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by Purchaser’s failure to comply with the terms of this Agreement.  Sellers may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by any Seller’s failure to comply with the terms of this Agreement.

ARTICLE X

Termination

Section 10.1         Termination.  Subject to Section 10.2, this Agreement may be terminated at any time prior to the Closing Date:

(a)          by written agreement of Sellers and Purchaser;

(b)         by either Purchaser, on the one hand, or Sellers, on the other hand, by written notice to the other, if the Closing has not occurred on or prior to the Outside Closing Date (unless, in each case, the failure to consummate the Closing by such date is due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c)        by either Purchaser, on the one hand, or Sellers, on the other hand, by written notice to the other, in the event that any Governmental or Regulatory Authority has issued a final, non-appealable Order or ruling or taken any other final, non-appealable Action, or any applicable Law has been entered, adopted, enacted or promulgated, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement that is not stayed by the commencement of the Bankruptcy Cases or any Order of the Bankruptcy Court; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if such party did not use Reasonable Efforts to have such Order, ruling or non-appealable Action vacated or otherwise dismissed prior to it becoming final and non-appealable or if such party’s failure to fulfill any material obligation under this Agreement shall have been a material cause of, or resulted in the occurrence of, such restraint;

(d)       by Sellers, by written notice to Purchaser, (i) in the event that, other than through the failure of a Seller to comply with its obligations under this Agreement, one or more of the conditions to Sellers’ obligation to effect the Closing is or becomes impossible to satisfy at any time after the Execution Date and Sellers have not waived such condition(s) or (ii) if no Seller is in material breach of any terms of this Agreement, upon a material breach of a representation, warranty, or covenant on the part of Purchaser set forth in this Agreement such that a condition set forth in Section 9.2 or Section 9.3 would not reasonably be expected to be satisfied as of the time of such termination, and such breach is not capable of being cured or has not been cured by the earlier of (i) two (2) Business Days prior to the Outside Closing Date or (ii) within thirty (30) days after Purchaser receives written notice thereof from Sellers;

(e)        by Purchaser, by written notice to Sellers, (i) in the event that, other than through the failure of Purchaser to comply with its obligations under this Agreement, one or more of the conditions to Purchaser’s obligation to effect the Closing is or becomes impossible to satisfy at any time after the Execution Date and Purchaser has not waived such condition(s) or (ii) if Purchaser is not in material breach of any terms of this Agreement, upon a material breach of a representation, warranty, or covenant on the part of any Seller set forth in this Agreement such that a condition set forth in Section 9.1 or Section 9.3 would not reasonably be expected to be satisfied as of the time of such termination, and such breach is not capable of being cured or has not been cured by the earlier of (i) two (2) Business Days prior to the Outside Closing Date or (ii) within thirty (30) days after Seller receives written notice thereof from Purchaser;

(f)        by Purchaser, by written notice to Sellers, if the Sale Order entered by the Bankruptcy Court has been (A) subject to a stay, vacated or reversed or (B) amended, supplemented or otherwise modified in a manner that is adverse to Purchaser in any material respect without Purchaser’s prior written consent;

(g)       by either Purchaser, on the one hand, or Sellers, on the other hand, by written notice to the other, if (i) prior to Closing, the Bankruptcy Court enters an order dismissing or converting the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, (ii) the Bankruptcy Court enters an Order denying approval of the Sale or the Sale Order, or (iii) without the Sellers’ consent, a trustee under chapter 7 or chapter 11 of the Bankruptcy Code is appointed in the Bankruptcy Cases;

(h)         by Purchaser, by written notice to Sellers, if Sellers withdraw the request for authority to sell the Acquired Assets and assume and assign the Transferred Contracts or any Seller takes any Action seeking to void or modify the Sale Order; or

(i)         by Purchaser, by written notice to Sellers, if Sellers (i) move to voluntarily dismiss the Bankruptcy Cases or (ii) move for conversion of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code, in each case, unless the effectiveness thereof is to occur after the Closing.

Section 10.2       Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement will thereafter become void and have no effect, and no party hereto will have any Liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 10.2, in Article XII and in Section 7.7; provided, however, that (a) if this Agreement is validly terminated by Sellers prior to Closing pursuant to Section 10.1(d)(ii), Purchaser and Seller shall, within three (3) Business Days following the termination of this Agreement and without the requirement of any approval by the Bankruptcy Court, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute the Deposit Escrow Funds to Sellers, and (b) if this Agreement is validly terminated by Sellers or Purchaser prior to Closing for any reason other than by Sellers pursuant to Section 10.1(d)(ii), Purchaser and Seller shall, within three (3) Business Days following the termination of this Agreement and without the requirement of any approval by the Bankruptcy Court, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute the Deposit Escrow Funds to Purchaser.  In the event the Deposit Escrow Funds are distributed to Sellers or Purchaser in accordance with the foregoing sentence, except as otherwise provided herein, such distribution to such party shall be such party’s sole and exclusive remedy as a result of such termination and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by such party in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and neither such party nor or any of its respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the other party or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided, however, that the nothing in this Agreement shall relieve Sellers or Purchaser from any liability, or prevent any claim, action or proceeding against the other party or its Affiliates, in respect of Fraud or Willful Breach of this Agreement prior to such termination. The Grant Commitment Letter shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 10.2 shall be construed to discharge or relieve any party to the Grant Commitment Letter of its obligations thereunder.

ARTICLE XI

Bankruptcy Matters

Section 11.1        Bankruptcy Cases.  On the Petition Date, Sellers filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, which cases are jointly administered under Case No. 25-40976-357 (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) as of the Execution Date.

Section 11.2            Bankruptcy Court Approvals.

(a)          Sellers and Purchaser acknowledge that this Agreement is subject to approval by the Bankruptcy Court by entry of the Sale Order.

(b)         If Purchaser is selected as the Winning Bidder or Backup Bidder pursuant to the Final Proposals Order, a list of the Transferred Contracts shall be filed with the Bankruptcy Court and served upon applicable counterparties pursuant to and in accordance with the Bidding Procedures Order.  Such list shall set forth the applicable Cure Amounts, if any, for each Transferred Contract as reasonably estimated in good faith by Sellers.

(c)          Sellers and Purchaser shall consult with one another regarding pleadings that any of them intends to file with the Bankruptcy Court that might reasonably affect this Agreement, the transactions contemplated hereby, or any other documents or actions contemplated hereby or in connection therewith.  Seller shall (i) provide a copy of any such pleadings or other documents it intends to file to Purchaser and its counsel at least two (2) Business Days prior to filing such pleadings or documents, to the extent reasonably practicable, (ii) provide Purchaser and its counsel a reasonable opportunity to review and comment on such document, and any amendment or supplement thereto, and (iii) consider any comments of Purchaser and its counsel with respect thereto.

(d)       If the Sale Order or any other Orders of the Bankruptcy Court relating to the transactions contemplated by this Agreement shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order or other such Order), subject to rights otherwise arising from this Agreement, including each party’s respective right to terminate this Agreement pursuant to Section 10.1, Sellers will promptly notify Purchaser of such appeal, petition motion, or stay request, and Sellers, with input from the Purchaser, will use Reasonable Efforts to defend against such appeal, petition, motion or stay request.

(e)        Sellers and Purchaser agree to keep the other reasonably appraised of the status of material matters related to this Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other material communications received by Sellers from the Bankruptcy Court or any third party and/or any Governmental or Regulatory Authority with respect to the transactions contemplated by this Agreement.

Section 11.3         Further Filings and Assurances.

(a)        Purchaser agrees that it will promptly take such Reasonable Efforts as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser (or any applicable Designated Purchaser(s)), including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under the Transferred Contracts and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(b)         In the event the entry of the Sale Order shall be appealed, each party shall use its respective Reasonable Efforts to defend against such appeal; provided, however, that nothing herein shall alter, amend or modify the conditions to Closing set forth in Section 9.3(b) hereof.

Section 11.4       Notice of Sale.  Notice of the sale of Acquired Assets contemplated in this Agreement shall be served in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules of the Bankruptcy Court and the Bidding Procedures Order.

Section 11.5         Free and Clear.  The transfer of the Acquired Assets shall vest Purchaser (or the applicable Designated Purchaser(s)) with all right, title, and interest of Sellers in the Acquired Assets free and clear of any and all Liens, Liabilities and other Interests (other than Permitted Encumbrances and Assumed Liabilities) pursuant to Sections 105, 363(f), 365 and/or 1123(b)(4) of the Bankruptcy Code, as applicable, whether arising by statute or otherwise and whether arising before or after the commencement of the Bankruptcy Cases, whether known or unknown, including Interests of or asserted by any of the creditors, vendors, employees, suppliers, or lessors of Sellers or any other third party; provided, that any and all such Liens, Liabilities and other Interests shall attach to the net proceeds of the Purchase Price, with the same priority, validity, force and effect as they now have against the Acquired Assets.  Purchaser (or the applicable Designated Purchaser(s)) shall not be liable for any liability for any Lien, Liability or other Interest, other than the Assumed Liabilities and Permitted Encumbrances.

Section 11.6        Transfer Tax Exemption.  The transactions contemplated herein shall be exempt from Transfer Tax to the fullest extent available in accordance with Section 1146 of the Bankruptcy Code.

Section 11.7         Reserved.

Section 11.8       Plan Toggle.  Notwithstanding anything to the contrary herein, if (i) the Bankruptcy Court enters an order no later than June 30, 2025 finding that Purchaser is the Winning Bidder and (ii) either (1) Sellers, in consultation with Purchaser, determine that there is a reasonable likelihood the Bankruptcy Court will deny approval of the Sale due to the objections and other pleadings filed by any objecting states with respect to the Sale (collectively, the “State Objections”) or adversary proceedings commenced by any objecting states related to the Business or Sale (collectively, the “Adversary Proceedings”) or (2) the Bankruptcy Court enters an order denying approval of the Sale or the Sale Order, Sellers may elect (such election, if it satisfies (x)-(z) below, a “Plan Toggle”) to effectuate the transactions contemplated by this Agreement pursuant to a chapter 11 plan that (x) is in form and substance reasonably acceptable to the Purchaser and Sellers with respect to the provisions of such plan relating to the transactions (or the substance thereof) contemplated by this Agreement, (y) is reasonably anticipated by Sellers and Purchasers to address the State Objections and Adversary Proceedings and (z) is scheduled for a confirmation hearing (the “Confirmation Hearing”) by the Bankruptcy Court no later than September 15, 2025 (the “Confirmation Deadline”). For the avoidance of doubt, Purchaser shall not have consent rights over any other provisions of the chapter 11 plan that do not directly affect the transactions (or substance thereof) contemplated by this Agreement, including the establishment (if any) of a liquidating trust or treatment of any claims, demands, or causes of action against any Purchaser Affiliates. If the Plan Toggle is exercised, Sellers and Purchaser shall cooperate and use commercially reasonable efforts to (1) take any actions reasonably necessary to effectuate the transactions contemplated by this Agreement pursuant to a chapter 11 plan, including, without limitation, obtaining Bankruptcy Court confirmation of the plan by the Confirmation Deadline and (2) obtain entry of an order from the Bankruptcy Court providing that all State Objections and Adversary Proceedings will be addressed in connection with the Confirmation Hearing.  If the Plan Toggle is exercised, the Purchaser and Sellers shall attempt to implement the Plan Toggle in a manner that results in tax treatment that is mutually agreeable to the parties. For the avoidance of doubt, consummation of a Plan Toggle by any Seller shall be in such Seller’s sole discretion, and in no event shall any Seller be required to agree to a Plan Toggle and may refuse any Plan Toggle in its sole discretion.

Section 11.9        Sale Order.  The Sale Order, which shall be in form and substance reasonably acceptable to the Purchaser, shall contain, among other provisions, the following provisions:

(a)          the sale of the Acquired Assets by Sellers to Purchaser (A) are or will be legal, valid and effective transfers of the Acquired Assets; (B) vest or will vest Purchaser with all right, title and interest of Sellers to the Acquired Assets free and clear of all Liens, Liabilities and other Interests (other than Permitted Encumbrances and Assumed Liabilities); and (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the state in which any of the Sellers are incorporated and any other applicable non-bankruptcy laws;

(b)          all Persons are enjoined from taking any actions against Purchaser or any Affiliates of Purchaser, to recover any claim which such person has against Sellers or its Affiliates;

(c)          obligations of Sellers relating to Taxes, whether arising under Law, by this Agreement, or otherwise, shall be fulfilled by Sellers;

(d)          the provisions of the Sale Order are non-severable and mutually dependent;

(e)          the Purchaser is not a successor to any Sellers or its Subsidiaries or the bankruptcy estate by reason of any theory of law or equity, and the Purchaser shall not assume or in any way be responsible for any Liability of the Seller, Subsidiary of Seller, or any of their Affiliates and/or the bankruptcy estate, except as expressly provided in this Agreement;

(f)         the Purchaser shall not have any derivative, successor, transferee or vicarious liability for Liabilities of any Seller or its Subsidiaries (whether under federal or state law or otherwise) as a result of the sale of the Acquired Assets and the assumption of the Assumed Liabilities, including such Liabilities on account of any Taxes arising, accruing or payable under, out of, in connection with, or in any way relating to the Acquired Assets or Assumed Liabilities;

(g)         Purchaser has acted in good faith within the meaning of Section 363(m) of the Bankruptcy Code, the transactions are undertaken by Purchaser and Sellers at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, such parties are entitled to the protections of Section 363(m) of the Bankruptcy Code, and find that Purchaser did not engage in any conduct that would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(h)      all Transferred Contracts shall be assumed by Purchaser or Designated Purchaser(s) and assigned to Purchaser or Designated Purchaser(s) pursuant to Section 365 of the Bankruptcy Code (subject to Purchaser’s obligation to pay all Cure Amounts solely with respect to Transferred Contracts up to the Cure Amounts Cap for each Transferred Contract);

(i)        order that the Transferred Contracts will be transferred to, and remain in full force and effect for the benefit of Purchaser, notwithstanding any provision in any such contract or any requirement of applicable Law (including those described in Sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits, conditions, restricts or limits in any way such assignment or transfer;

(j)          find that Purchaser has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Transferred Contracts;

(k)       the Bankruptcy Court retains exclusive jurisdiction to interpret and enforce the provisions of this Agreement, the Bidding Procedures Order, the Final Proposals Order, and the Sale Order in all respects; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this clause or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter;

(l)          provide that Purchaser shall have the right to use the Acquired Assets on and after the Closing Date in the same manner and for the same purposes as used by Sellers prior to the Closing Date (the “Proposed Use”), including the right to use survey data, phenotype data, other self-reported information, linked health data, genetic data and biological samples, in each case pursuant to and in accordance with the privacy policies, informed consents, waivers and protocols of or applicable to Sellers, and that the transfer of the Acquired Assets complies with the Bankruptcy Code and applicable non-bankruptcy law and, solely to the extent that any party has filed an objection to the Sale that the Sellers’ Proposed Use of the Acquired Assets immediately prior to the Closing Date violates the applicable non-bankruptcy law raised in such objection, that such Proposed Use does not violate applicable non-bankruptcy Law; and

(m)         such other provisions as Purchaser may agree to in its reasonable discretion.

ARTICLE XII

Miscellaneous

Section 12.1        Survival.  All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms until fully performed or satisfied.  All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, in each case shall not survive the Closing and shall thereupon terminate and be of no further force or effect, including any actions for damages in respect of any breach or inaccuracy thereof. Notwithstanding the foregoing, nothing contained in this Section 12.1 shall prevent, limit or otherwise restrict any cause of action under Section 12.11 to seek or obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.  Furthermore, notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 12.1 will not prevent or limit in any way a cause of action on account of Fraud.

Section 12.2         Governing Law and Jurisdiction.  Except to the extent governed by the Bankruptcy Code, this Agreement will be governed by and be construed in accordance with the Laws of the State of Delaware, without regard however to the conflicts of laws principles thereof.  Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, including, but not limited to, the assumption and assignment of the Transferred Contracts, and (b) any and all legal proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereto hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations pursuant to Section 12.3 hereto.  To the extent not prohibited by applicable Law or Bankruptcy Court rule, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such proceeding, any Claim (i) that it is not subject to the jurisdiction of the Bankruptcy Court, (ii) that the proceeding is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the proceeding is improper, or (v) that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.  Each of the parties hereto hereby (x) irrevocably submits with regard to any such legal proceeding to the exclusive personal jurisdiction of the Bankruptcy Court in the event any dispute arises out of this Agreement or any transaction contemplated hereby, including, but not limited to, the assumption and assignment of the Transferred Contracts, (y) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Bankruptcy Court or that such Action is brought in an inconvenient forum, and (z) agrees that it shall not bring any Action relating to this Agreement or any transaction contemplated hereby in any court other than the Bankruptcy Court; provided, that, a party may commence any Action or proceeding in a court other than the Bankruptcy Court solely for the purpose of enforcing an Order or judgment issued by the Bankruptcy Court.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 12.3 of this Agreement, and service so made shall be complete as stated in such Section 12.3.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

Section 12.3       Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (so long as no “bounceback” or similar “undeliverable” message is received by the sender thereof) or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.3):

(a)          If to Sellers, to:
23andMe Holding Co.
870 Market Street, Room 415
San Francisco, CA 94102
Attn: Guy Chayoun
Email: guyc@23andme.com

and an additional copy (which will not constitute notice to Seller) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Paul M. Basta
Jeffrey D. Marell
Christopher Hopkins

Email:	pbasta@paulweiss.com
jmarell@paulweiss.com
chopkins@paulweiss.com

(b)          If to Purchaser, to:

TTAM Research Institute
171 Main Street, Suite 259
Los Altos, CA 94022
Attention:          Stephen P. Magowan
Email:                 steve@redwoodpacificllc.com

and an additional copy (which will not constitute notice to Purchaser) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:
Richard West
Ron Meisler
Evan Hill

Email:
Richard.West@skadden.com
Ron.Meisler@skadden.com
Evan.Hill@skadden.com

and

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attention:
Graham Robinson, P.C.
Chadé Severin, P.C.

Email:
Graham.Robinson@kirkland.com
Chade.Severin@kirkland.com

Section 12.4         Amendments and Waivers.

(a)         This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b)         A failure or omission of any party to insist, in any instance, upon strict performance by another party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such party, nor will such failure or omission constitute a waiver of the right of such party to insist upon future performance by another party of any such term or provision or any other term or provision of this Agreement.

Section 12.5      Entire Agreement.  This Agreement, together with Seller Disclosure Schedules, all Exhibits and Schedules hereto and the documents, agreements, certificates and instruments referred to herein and therein, including the Related Agreements, Confidentiality Agreement, Grant Commitment Letter and related Orders, including the Sale Order, constitutes the entire agreement between the parties hereto and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements and understandings, oral or written, with respect to such matters and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

Section 12.6        Headings: Interpretation.  The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.  Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular.

Section 12.7        No Assignment: Binding Effect.  This Agreement is not assignable by any party without the prior written consent of the other party.  Notwithstanding the foregoing, Purchaser may, without the prior written consent of Sellers, (i) assign this Agreement or all or any portion of Purchaser’s rights, interests and obligations hereunder to any of its Affiliates or to any Designated Purchaser(s) or (ii) designate any Person who is an Affiliate of Purchaser to perform any of Purchaser’s obligations, in whole or in part (including the obligation to acquire any of the Acquired Assets or the obligation to assume any Assumed Liabilities), under this Agreement, provided, however, with respect to each of the foregoing clauses (i) and (ii), (A) Purchaser provides notice to Sellers at least three (3) Business Days prior to the Closing and (B) in no event will such an assignment release Purchaser from its obligations hereunder.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.8        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any electronic signature, including via portable document format (pdf) or DocuSign, attached hereto will be deemed to be an original and will have the same force and effect as an original signature.

Section 12.9        Incorporation by Reference.  The Seller Disclosure Schedules and any other Schedules and Exhibits and the documents referenced therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

Section 12.10       Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.11      Specific Performance.  Each party hereby acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a party in accordance with their specific terms or were otherwise breached by a party.  Notwithstanding anything to the contrary herein, if any party violates or refuses to perform any covenant or agreement made by such party herein, without limiting or waiving in any respect any rights or remedies of a party under this Agreement now or hereafter existing at law, in equity or by statute, the non-breaching party or parties shall, in addition to any other remedy to which a party is entitled at law or in equity, be entitled to specific performance of such covenant or agreement or seek any other equitable relief, in each case without the proof of actual damages.  Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 12.12       No Third-Party Beneficiaries.

(a)         Except as provided in Section 12.16, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and do not and shall not confer third-party beneficiary rights upon any other Person.

(b)          For the avoidance of doubt, all provisions contained in this Agreement, including with respect to Benefit Plans or compensation of any Business Employees are included for the sole benefit of the respective parties hereto, and nothing contained herein (i) shall confer upon any former, current or future employee of Sellers or Purchaser or any legal representative or beneficiary thereof any rights or remedies, including any right to employment or continued employment, of any nature, for any specified period, (ii) shall cause the employment status of any former, present or future employee to be other than terminable at will, (iii) shall confer any third-party beneficiary rights upon any employee or any dependent or beneficiary thereof or any heirs or assigns thereof or (iv) shall constitute an amendment of or commitment to amend any Benefit Plan or other employee compensation or benefit plan, program, policy or arrangement of Sellers, Purchaser or any of their respective Affiliates.

Section 12.13      Expenses.  Whether or not the transactions contemplated hereby are consummated, each party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby provided.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.  Notwithstanding the foregoing, (a) Sellers agree to pay all costs of releasing existing Liens and other Interests and recording the releases, (b) Purchaser agrees to pay any filing fees in connection with the filings made pursuant to the HSR Act (if any) and any federal, state or local Governmental or Regulatory Authority in accordance with Section 6.1 and (c) Sellers, on the one hand, and Purchaser, on the other hand, will each pay fifty percent (50%) of the cost of all document recordation costs and all Transfer Taxes not determined to be exempt in accordance with Section 1146 of the Bankruptcy Code arising by reason of the transactions contemplated by this Agreement to the extent the transactions contemplated herein are determined not to be exempt from such costs. Sellers and Purchaser shall use commercially reasonable efforts to cooperate to reduce or minimize any applicable Transfer Taxes.

Section 12.14       Severability.  If any term or other provision of this Agreement is illegal, invalid or unenforceable under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the Laws governing this Agreement, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 12.15     Public Announcements.  Prior to the Closing, unless otherwise required by applicable Law (including any of Purchaser’s or its Affiliates’ obligations to file or amend a Schedule 13D pursuant to the Exchange Act), the Bankruptcy Court, the Bidding Procedures, Bidding Procedures Order or Final Proposals Order or by obligations of Purchaser or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Purchaser, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).  From and after the Closing, the parties hereto may make public statements with respect to this Agreement or the transactions contemplated hereby so long as such announcements do not disclose the specific terms or conditions of this Agreement, except where such terms and conditions have already been disclosed as required by Law or by obligations of Purchaser or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange or the Bankruptcy Court; provided, that the issuing party shall use its Reasonable Efforts to consult with the other party with respect to the text thereof to the extent practicable.

Section 12.16      No Liability. (i) No past, present or future director, officer, manager, employee, incorporator, member, partner or equityholder or other Affiliates of (A) any Seller (other than such Seller in its capacity as such), or (B) Purchaser, and (ii) none of the lenders or agents under any Indebtedness of a Seller, in any case, shall have any Liability for any obligations or liabilities of Sellers or Purchaser, as applicable, under this Agreement or any agreement, document or instrument entered into in connection with this Agreement or for any Claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement and thereby.  Any Claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein.  Other than the parties hereto, no other party shall have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any legal proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Law or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise. For the avoidance of doubt, this Section 12.16 does not release or otherwise waive any claims, demands, or causes of action against any Seller or Seller Affiliate, the Purchaser or the Purchaser Affiliates except as expressly set forth in this Section 12.16.

Section 12.17      Liquidating Trustee.  If at any time Seller liquidates, its estate is converted to a case under Chapter 7 of the Bankruptcy Code, or otherwise has a trustee or other representative appointed by the Bankruptcy Court then such trustee will be bound to perform the obligations of Seller and will be entitled to exercise the rights of Seller under this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Agreement to be duly executed as of the day and year first herein above written.

SELLERS:

23ANDME HOLDING CO.		LPHARM RX LLC

By:	/s/ Joseph Selsavage	By:	/s/ Joseph Selsavage
	Name: Joseph Selsavage	Name: Joseph Selsavage
	Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer	Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer

23ANDME, INC.		LPHARM INS LLC

By:	/s/ Joseph Selsavage	By:	/s/ Joseph Selsavage
	Name: Joseph Selsavage		Name: Joseph Selsavage
	Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer		Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer

LEMONAID HEALTH, INC.		LPHARM CS LLC

By:	/s/ Joseph Selsavage	By:	/s/ Joseph Selsavage
	Name: Joseph Selsavage		Name: Joseph Selsavage
	Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer		Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer

23ANDME PHARMACY HOLDINGS, INC.		LEMONAID COMMUNITY PHARMACY, INC.

By:	/s/ Joseph Selsavage	By:	/s/ Joseph Selsavage
	Name: Joseph Selsavage		Name: Joseph Selsavage
	Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer		Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer

LEMONAID PHARMACY HOLDINGS INC.

By:	/s/ Joseph Selsavage
Name: Joseph Selsavage
Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer

LPRXONE LLC

By:	/s/ Joseph Selsavage
Name: Joseph Selsavage
Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer

LPRXTWO LLC

By:	/s/ Joseph Selsavage
Name: Joseph Selsavage
Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer

LPRXTHREE LLC

By:	/s/ Joseph Selsavage
Name: Joseph Selsavage
Title: Interim Chief Executive Officer and Chief Financial Officer and Accounting Officer

PURCHASER:

TTAM Research Institute

By:	/s/ Anne Wojcicki
Name: Anne Wojcicki
Title: CEO and President

EXHIBIT A

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (the “Agreement”), made as of June [●], 2025, by and between [SELLERS] (the “Assignors”) and TTAM Research Institute (the “Assignee”), is being executed pursuant to an Asset Purchase Agreement dated as of June [●], 2025, by and among the Assignors and the Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”).  Capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the Purchase Agreement.

FOR VALUE RECEIVED, each Assignor, pursuant to the terms and conditions of the Purchase Agreement, hereby assigns to Assignee the Assumed Liabilities and Assignee hereby accepts such assignment and hereby assumes and agrees to pay, perform and discharge when due the Assumed Liabilities.  For the avoidance of doubt, except to the extent (i) expressly included in the Assumed Liabilities or (ii) to be paid, assumed or otherwise borne by the Assignee in accordance with the terms of the Purchase Agreement, the Assignee does not agree to assume or agree to pay, perform or discharge any Excluded Liabilities.

1.          Assignee covenants and agrees with each Assignor, its successors and permitted assigns, that Assignee will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered any and all such further acts, instruments, papers and documents, and will give such further assurances, as may be necessary, proper or convenient to carry out and effectuate the intent and purposes of this Assumption Agreement.

2.           This Assumption Agreement will inure to the benefit of each Assignor, its successors and assigns, and will bind Assignee and its successors and assigns.

3.           This Assumption Agreement will be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Delaware applicable to contracts made and to be performed within that state.

4.          If any term or provision of this Assumption Agreement will, to any extent or for any reason, be held to be invalid or unenforceable, the remainder of this Assumption Agreement will not be affected thereby and will be construed as if such invalid or unenforceable provision had never been contained herein or been applicable in such circumstances.

5.          This Agreement is being executed and delivered pursuant to, and is subject to and shall be governed by the terms and conditions of, the Purchase Agreement.  Nothing in this Agreement is intended to or shall be deemed to amend, expand, modify, supplement or limit in any manner any of the representations, warranties, covenants, agreements, rights or obligations of any party under the Purchase Agreement.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Assumption Agreement to be duly executed as of the day and year first herein above written.

ASSIGNORS:

23ANDME HOLDING CO.		LPHARM RX LLC

By:		By:
	Name:	Name:
	Title:	Title:

23ANDME, INC.		LPHARM INS LLC

By:		By:
	Name:		Name:
	Title:		Title:

LEMONAID HEALTH, INC.		LPHARM CS LLC

By:		By:
	Name:		Name:
	Title:		Title:

23ANDME PHARMACY HOLDINGS, INC.		LEMONAID COMMUNITY PHARMACY, INC.

By:		By:
	Name:		Name:
	Title:		Title:

LEMONAID PHARMACY HOLDINGS INC.

By:
Name:
Title:

LPRXONE LLC

By:
Name:
Title:

LPRXTWO LLC

By:
Name:
Title:

LPRXTHREE LLC

By:
Name:
Title:

ASSIGNEE:

TTAM Research Institute

By:
Name:
Title:

EXHIBIT B

GENERAL ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS, That:

WHEREAS, [SELLERS] (“Sellers”) and TTAM Research Institute (“Purchaser”), have entered into an Asset Purchase Agreement dated as of June [●], 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) whereby Sellers have agreed to sell, assign, transfer convey, set over and deliver to Purchaser the Acquired Assets (as defined in the Purchase Agreement) in accordance with the terms and provisions of the Purchase Agreement (capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the Purchase Agreement).

NOW THEREFORE, in consideration of the mutual premises contained herein and in the Purchase Agreement, the receipt and adequacy of which are hereby acknowledged, each Seller hereby agrees as follows:

1.          Such Seller, pursuant to the terms and conditions of the Purchase Agreement, hereby sells, assigns, transfers, conveys, sets over and delivers to Purchaser to have and to hold forever, all of Seller’s right, title and interest in the Acquired Assets, as, at, and from the Effective Time, free and clear of any of any and all Liens, Liabilities and other Interests (other than Permitted Encumbrances and Assumed Liabilities).

2.         Such Seller covenants and agrees with Purchaser and its successors and assigns that such Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered any and all such further acts, instruments, papers and documents, and will give such further assurances, as may be necessary, proper or convenient to carry out and effectuate the intent and purposes of this General Assignment, in each case, without any additional consideration to such Seller.

3.          This General Assignment will inure to the benefit of Purchaser, its successors and permitted assigns, and will bind such Seller and its successors and permitted assigns.

4.          This General Assignment will be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Delaware applicable to contracts made and to be performed within that state.

5.          If any term or provision of this General Assignment will, to any extent or for any reason, be held to be invalid or unenforceable, the remainder of this General Assignment will not be affected thereby and will be construed as if such invalid or unenforceable provision had never been contained herein or been applicable in such circumstances.

6.          This General Assignment is being executed and delivered pursuant to, and is subject to and shall be governed by the terms and conditions of, the Purchase Agreement.  Nothing in this General Assignment is intended to or shall be deemed to amend, expand, modify, supplement or limit in any manner any of the representations, warranties, covenants, agreements, rights or obligations of any party under the Purchase Agreement.  In the event of any conflict between the terms and conditions of this General Assignment and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this General Assignment to be duly executed as of the day and year first herein above written.

SELLERS:

23ANDME HOLDING CO.		LPHARM RX LLC

By:		By:
	Name:	Name:
	Title:	Title:

23ANDME, INC.		LPHARM INS LLC

By:		By:
	Name:		Name:
	Title:		Title:

LEMONAID HEALTH, INC.		LPHARM CS LLC

By:		By:
	Name:		Name:
	Title:		Title:

23ANDME PHARMACY HOLDINGS, INC.		LEMONAID COMMUNITY PHARMACY, INC.

By:		By:
	Name:		Name:
	Title:		Title:

LEMONAID PHARMACY HOLDINGS INC.

By:
Name:
Title:

LPRXONE LLC

By:
Name:
Title:

LPRXTWO LLC

By:
Name:
Title:

LPRXTHREE LLC

By:
Name:
Title:

PURCHASER:

TTAM Research Institute

By:
Name: Anne Wojcicki
Title: CEO and President

EXHIBIT C

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “IP Assignment”) is entered into and made effective as of [●], by and between 23andMe Holding Co., a Delaware corporation and 23andMe, Inc., a Delaware corporation, (each, an “Assignor”)6 and TTAM Research Institute, a California nonprofit public benefit corporation (“Assignee”) (the foregoing parties, each a “Party” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, on March 23, 2025, 23andMe Holding Co. and its subsidiaries commenced voluntary proceedings under chapter 11 of title 11 of the United States Code, U.S.C. §§ 101 et seq. (such proceedings, as jointly administered, the “Proceeding”) by filing petitions for relief in the U.S. Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”);

WHEREAS, on March 28, 2025, the Bankruptcy Court approved certain bidding procedures for the sale of certain assets owned by 23andMe Holding, Co. and its Subsidiaries in certain of its businesses; and

WHEREAS, in connection with the Proceeding, Assignors and Assignee have entered into an Asset Purchase Agreement dated as of June [●], 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) whereby, among other things, Assignors have agreed to convey, assign, transfer and deliver to Assignee the Acquired Intellectual Property (as such term is defined in the Purchase Agreement) in accordance with the terms and provisions of the Purchase Agreement;

WHEREAS, this IP Assignment is being executed and delivered by the Parties hereto in connection with the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration for the execution of the Purchase Agreement, the payment of the consideration stipulated in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Assignee and Assignors hereby agree as follows:

1.
Assignment. Subject to the terms and conditions set forth in the Purchase Agreement, Assignors hereby irrevocably, convey, assign and transfer to Assignee all of Assignors’ right, title, and interest in, to, and under (i) the patents and patent applications set forth on Schedule 1 hereto, (ii) the trademarks and trademark applications set forth on Schedule 2 hereto, (iii) the copyright applications and registrations set forth on Schedule 3 hereto and (iv) the domain names set forth on Schedule 4 hereto (collectively, the “Assigned IP”); in each case, together with (A) any and all goodwill connected with the use of and symbolized by such Assigned IP and all common law rights therein, and (B) all rights, as applicable: (w) to claim priority based on such Assigned IP under the laws of any jurisdiction and/or under international conventions or treaties and to all reissues, renewals, extensions, additions and foreign equivalents thereof, (x) to sue and recover damages, refunds, rights of recovery, rights of setoff and rights of recoupment of any kind and obtain other equitable relief for past, present and future infringements, misappropriations, dilution or other violations or conflict associated with such Assigned IP accruing or arising at any time prior to, on or after the Effective Time, whether choate or inchoate, known or unknown, contingent or otherwise, and (y) to prosecute, register, maintain and defend such Assigned IP before the United States Patent and Trademark Office, the United States Copyright Office, any domain name registrar, and any other relevant public or private entities, agencies, authorities, or registrars in any applicable jurisdictions in the world (each, an “IP Authority”).

2.
Recordation. Assignors hereby (i) authorize Assignee to record and register this IP Assignment with any relevant IP Authority and (ii) authorize and request the Commissioner for Patents and the Commissioner for Trademarks at the United States Patent and Trademark Office, as well as empowered officials of the relevant IP Authority, to transfer all registrations and applications for the Assigned IP to Assignee as assignee of each of the Assignors’ right, title and interest therein, in accordance with this IP Assignment, and to issue to Assignee all registrations which may issue with respect to the applications for such Assigned IP.

3.
Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT,  EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES, COVENANTS, AND CONDITIONS REGARDING THIS AGREEMENT AND THE SUBJECT MATTER HEREOF, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

4.
Further Assurances. Upon Assignee’s reasonable request, Assignors shall reasonably cooperate with Assignee at Assignee’s sole cost and expense to (i) execute, acknowledge and deliver all instruments of transfer, conveyance, assignment and assumption and any other documents or instruments, (ii) file or cause to be filed all filings with the appropriate IP Authority and (iii) take or cause to be taken all actions in each case of clauses (i)-(iii) as may be reasonably necessary to convey and transfer to and vest in Assignee and protect its right, title and interest in, to and under all of the Assigned IP.

5.
Governing Law. This IP Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.
Counterparts. This IP Assignment may be executed in two or more original or electronic counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

7.	Successors and Assigns. This IP Assignment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

8.	Headings. The headings in this IP Assignment are inserted for convenience only and shall not constitute a part of this IP Assignment or be used to construe or interpret any of its provisions.

IN WITNESS WHEREOF, each Party hereto has caused this IP Assignment to be duly executed and delivered by its authorized representative as of the date first above written.

ASSIGNORS:

23ANDME HOLDING CO.

By:
Name: [.]
Title: [.]

23ANDME, INC.

By:
Name: [.]
Title: [.]

ASSIGNEE:

TTAM Research Institute

By:
Name: Anne Wojcicki
Title: CEO and President

Schedule 1

Patents and Patent Applications

Title	Jurisdiction	Application Number	Patent Number

Schedule 2

Trademarks and Trademark Applications

Mark	Jurisdiction	Serial Number	Registration Number

Schedule 3

Copyrights and Copyright Applications

Copyright	Jurisdiction	Application Number	Registration Number

Schedule 4

Domain Names

Domain name

EXHIBIT D

TTAM RESEARCH INSTITUTE
VOLUNTARY CONSUMER PROTECTION AND PRIVACY SAFEGUARDS TERM SHEET

This Voluntary Consumer Protection and Privacy Safeguards Term Sheet (this “Term Sheet”), dated as of June 11, 2025, outlines certain terms that TTAM Research Institute (“TTAM”), as the purchaser (the “Purchaser”) of substantially all the assets of 23andMe Holding Co. and its debtor affiliates (collectively, “23andMe” or the “Debtors”), pursuant to that certain asset purchase agreement of even date (the “TTAM APA”) between and among the Debtors and TTAM, in connection with the Debtors’ chapter 11 cases (the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the Eastern District of Missouri, Eastern Division (the “Bankruptcy Court”), is willing to agree to, subject to the terms herein, in order to alleviate concerns raised by certain States in (x) objections and other pleadings filed by the States with respect to the Debtors’ Motion for Entry of an Order (I) Approving Bidding Procedures for the Sale of the Debtors’ Assets, (II) Scheduling Certain Dates and Deadlines with Respect Thereto, (III) Approving the Form and Manner of the Notice Thereof, (IV) Approving Procedures Regarding Entry into Stalking Horse Agreement(s), If Any, (V) Establishing Notice and Procedures for the Assumption and Assignment of Contracts and Leases, (VI) Authorizing the Sale of the Debtors’ Assets Free and Clear of Liens, Claims, Interests, and Encumbrances, (VII) Approving Procedures for the Sale, Transfer, or Abandonment of De Minimis Assets, and (VIII) Granting Related Relief [Docket No. 30] (the “Sale Motion”) and (y) adversary proceedings commenced by certain States related to 23andMe’s business or the proposed sale of substantially all of the Debtors’ assets to TTAM (the “Sale”).1 This Term Sheet does not include all of the terms, conditions and other provisions governing the transactions described herein but it does contain material terms.

Capitalized terms used but not defined in this Term Sheet shall have the respective meanings ascribed to such terms in the TTAM APA.

Resolution Overview

Effectiveness and Implementation
These additional terms and conditions would become effective upon the closing of the Sale to TTAM, provided TTAM is the winning bidder at the final bidding round scheduled for June 13, 2025, and the Bankruptcy Court enters the Sale Order. These terms and conditions would not be binding upon TTAM in the event the Debtors exercise the Plan Toggle.

[1]
These include, but are not limited to: (i) The People of the State of California’s Objection to Debtors’ Proposed Asset Sale [Docket No. 683], (ii) The States’ Objection to the Debtors’ Proposed Sale of Customers’ Assets [Docket No. 687], (iii) The State of Tennessee’s Limited Objection to the Debtors’ Motion Approving Sale of Assets [Docket No. 693], (iv) the State of Alaska’s Notice of Joinder in the People of the State of California’s Objection to Debtors’ Proposed Asset Sale [Docket No. 696], and (v) The State of Texas’ Objection to Debtors’ Sale Transaction and Proposed Sale Order [Docket No. 703].

Compliance with Laws

For-Profit Laws
Despite being a nonprofit, from and after the closing date (the “Closing Date”) of the Sale, TTAM will comply with all obligations under all applicable state privacy laws, including, without limitation, those governing genetic privacy and consumer health privacy, as if it were a for-profit entity.

Customer Data

Deletion and User Choice	TTAM agrees to retain in perpetuity 23andMe’s current policies as in existence on the Petition Date regarding customers’ rights to delete their accounts and genetic data and/or opt out of research.

Notice
With the cooperation of the Debtors, at least two (2) business days prior to the Closing Date, all existing customers of 23andMe will be notified by email regarding the proposed sale (the “Sale Notice”). The Sale Notice will include:

1.        The identity of TTAM as the expected purchaser of the Debtors’ assets;
2.      A high-level summary of TTAM’s proposed post-closing business operations, which will align with 23andMe’s business operations, with the exception of certain nonprofit-related limitations for more narrow research;
3.        The anticipated Closing Date;
4.        A statement confirming that TTAM will adhere to 23andMe’s existing privacy policies; and
5.       A reminder that customers may delete their data, delete any samples, and/or opt out of research, along with clear instructions on how to do so.

Future Transfers
Upon Closing, TTAM’s privacy statements will state that TTAM will not sell or transfer customers’ genetic data in connection with any, merger, acquisition, bankruptcy, reorganization or asset sale unless the transferee (i) is another domestic non-profit research institution or a domestic for-profit entity that satisfies all CFIUS and other applicable regulatory requirements and (ii) agrees to adopt TTAM’s privacy statements and comply with all applicable state and federal law.

Insurers
TTAM will not sell or share individual customer accounts or genetic data, including any Personal Information, with any insurance company or any entity controlled by an insurance company, except with the explicit authorization of the applicable customer.

Foreign Entities
TTAM will not license, sell, disclose or otherwise share Customer Data with any companies or individuals with known affiliations to Countries of Concern or Covered Persons as defined by 28 C.F.R. Part 202.

Consumer Privacy Advisory Board

Appointment and Composition
Within ninety (90) days following the Closing Date, TTAM will establish a Consumer Privacy Advisory Board (the “Consumer Privacy Advisory Board”), consisting of at least three (3) members. Each member will be selected by TTAM, will agree to serve for not less than two (2) years, and must have at least the following qualifications: (1) independence from TTAM, (2) significant experience with health privacy laws, and (3) knowledge of all applicable state and federal privacy laws, including but not limited to state consumer privacy laws, state genetic privacy laws, state consumer health privacy laws, and HIPAA.

Post-Closing Compliance and Reporting

Compliance
TTAM will develop and implement procedures (the “Privacy Procedures”) and use reasonable efforts to:

1.        Ensure customers are notified of any material changes to TTAM’s privacy statements;
2.       Take steps, including engagement with third party experts, to mitigate the risk of security incidents and data breaches;
3.        Monitor changes in Privacy Law and update TTAM’s privacy statements as necessary; and
4.        Provide customers with notice of any changes to Privacy Law that are reasonably anticipated to materially impact how Customer Data is utilized by TTAM.

Reporting
Within ninety (90) days following the six (6)-month period after the Closing Date, and in twelve (12)-month increments thereafter (each, a “Reporting Period”), TTAM will use reasonable efforts to prepare  reports (each, a “Report”) that includes the following information and will be made available to any Attorney General or regulatory agency of any State within the United States upon request, on a highly confidential basis
1.      A summary of the number of customers who have reported issues deleting their accounts, including a high-level overview of the issues and the steps taken to address their requests;
2.       A summary of any material changes to TTAM’s privacy statements; and
3.       A summary of any notifiable data breaches, along with the steps taken to mitigate associated risks.

Reporting Period	TTAM agrees to maintain the reporting obligations for no less than three (3) years after the Closing Date.

Monitoring Services	TTAM will offer individuals two (2) years of complimentary identity theft monitoring, which monitors individuals credit files and detects threats with a Dark Web surveillance report, from Experian.

Public Partnerships and Research

Use by Research Scholars
TTAM will continue 23andMe’s policy of licensing de-identified data for scientific and biomedical research to research scholars at academic universities and other nonprofits on terms consistent with TTAM’s nonprofit status.

Donations

Donations	TTAM will not accept donations from any companies or individuals that are Covered Persons or Countries of Concern as defined by 28 C.F.R. Part 202.

SCHEDULE 1.1

ASSUMED LEASED REAL PROPERTY

Assumed Leased Real Property	Lease	Cure Amount

1701 Macklind Ave., St. Louis, Missouri 63110	Lease Agreement, dated March 26, 2021, by and between Lemonaid Pharmacy, LLC and Spruce LLC	$[0.00]
870 Market Street, Room 415 San Francisco, California 94102	Lease Agreement, dated December 1, 2020, by and between LPRXOne LLC and 870 Market Street Associates II, L.P.	$[0.00]